As filed with the Securities and Exchange Commission on November 18, 1998
                                                             Registration No.
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                         Regions Financial Corporation
            (Exact Name of Registrant as Specified in its Charter)
                             ----------------------

           Delaware                              6711                    63-0589368
(State or Other Jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)     Identification No.)


                             417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                            Samuel E. Upchurch, Jr.
                    General Counsel and Corporate Secretary
                             417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)
                             ----------------------
                                   Copies to:

       CHARLES C. PINCKNEY              FRANK M. CONNER III              ANTHONY J. CORRERO, III
   LANGE, SIMPSON, ROBINSON &            ALSTON & BIRD LLP            CORRERO FISHMAN HAYGOOD PHELPS
         SOMERVILLE LLP             601 PENNSYLVANIA AVENUE, N.W.      WEISS WALMSLEY & CASTEIX, LLP
417 NORTH 20TH STREET, SUITE 1700    NORTH BUILDING, SUITE 250            201 ST. CHARLES AVENUE
       BIRMINGHAM, AL 35203             WASHINGTON, D.C. 20004              FORTY-SIXTH FLOOR
         (205) 250-5000                   (202) 508-3303                  NEW ORLEANS, LA  70170
                                                                              (504) 586-5252

                             --------------------
     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             --------------------
                        CALCULATION OF REGISTRATION FEE

Title of each                                          Proposed maximum       Proposed maximum
class of securities            Amount to be            offering price             aggregate              Amount of
to be registered                registered                per unit*            offering price*           registration fee
-------------------------------------------------------------------------------------------------------------------------

Common Stock                     1,433,180             $11.45564409           $16,418,000                 $4,564.20
=========================================================================================================================

*Calculated in accordance with Rule 457(f), based on the total stockholders' equity of the company being acquired. The number of shares being registered is based on an exchange ratio calculated based on an assumed price of the Registrant's common stock of $30.00 per share.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

         PROXY STATEMENT                       PROSPECTUS
  ST. JAMES BANCORPORATION, INC.     REGIONS FINANCIAL CORPORATION
                                              COMMON STOCK
                                         UP TO 1,433,180 SHARES

                           -------------------------

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT
                           -------------------------

The Boards of Directors of St. James Bancorporation, Inc. and Regions Financial Corporation have agreed on a merger of St. James and Regions. Regions will be the surviving corporation in the merger. Regions is a regional bank holding company headquartered in Birmingham, Alabama. with banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas. Regions has assets of about $35.1 billion, deposits of about $27.2 billion, and stockholders' equity of about $3.0 billion.

If the merger is completed, St. James stockholders will receive, for each share of St. James common stock they own, that number of shares of Regions common stock computed to have a value of $175.00. The computation is based on the average of the last sales prices of Regions common stock on the Nasdaq National Market over the last 20 trading days immediately before the date of the special meeting of St. James stockholders. Regions stockholders will continue to own their existing shares of Regions common stock after the merger.

We can't complete the merger unless the stockholders of St. James approve it. St. James has scheduled a special meeting for its stockholders to vote on the merger.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you return your proxy card marked to abstain, the effect will be a vote against the merger.

The date, time, and place of the special meeting of stockholders is as follows:

          , 1998                p.m.
   Main Office, St. James Bancorporation, Inc.
   1980 West Main Street
   Lutcher, Louisiana 70071

This Proxy Statement-Prospectus gives you detailed information about the proposed merger. You can also get information about Regions from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully. Your Board of Directors strongly supports the merger and recommends that you vote in favor of it.

SHARES OF REGIONS COMMON STOCK ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE REGIONS COMMON STOCK TO BE ISSUED UPON COMPLETION OF THE MERGER OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Proxy Statement-Prospectus dated           , 1998, and first mailed to
stockholders on           , 1998.

We have not authorized anyone to give any information or make any representation about the merger or our companies that differs from, or adds to, the information in this Proxy Statement-Prospectus or in Regions' documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this Proxy Statement-Prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Proxy Statement-Prospectus does not extend to you.

The information contained in this Proxy Statement-Prospectus speaks only as of its date unless the information specifically indicates that another date applies.

Information in this Proxy Statement-Prospectus about Regions Financial Corporation has been supplied by Regions, and information about St. James Bancorporation, Inc. has been supplied by St. James.

                    CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Each company makes forward-looking statements in this Proxy Statement-Prospectus, and in Regions' public documents to which we refer, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the combined company after the merger. This could cause results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks when you vote on the merger. These possible events or factors include the following:

     1. Regions' revenues after the merger and other recent acquisitions may be lower than expected, Regions' restructuring charges in recent acquisitions may be higher than expected, or Regions' operating costs after the merger and other recent acquisitions may be greater than expected;

     2. Competition among depository and other financial institutions may increase significantly;

     3. We may have more trouble obtaining regulatory approvals for the merger than expected;

     4. Regions may have more trouble integrating acquired businesses or retaining key personnel than expected;

     5. Regions' costs savings from the merger and other recent acquisitions may be less than expected, or Regions may be unable to obtain those cost savings as soon as expected;

     6. Changes in the interest rate environment may reduce operating margins;

     7. General economic or business conditions may be worse than we expect;

     8. Legislative or regulatory changes may adversely affect our businesses;

     9. Technological changes and systems integration may be harder to make or more expensive than expected; and

     10. Adverse changes may occur in the securities markets.

                         ST. JAMES BANCORPORATION, INC.
                1980 WEST MAIN STREET, LUTCHER, LOUISIANA, 70071
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD           , 1998
                            ------------------------

Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of St. James Bancorporation, Inc. ("St. James"), will be held at St. James' main office, located at 1980 West Main Street, Lutcher, Louisiana, 70071
on           , 1998, at                :00 p.m., local time, for the following
purposes:

1. Merger. To consider and vote on the Agreement and Plan of Merger, dated as of July 17, 1998 (the "Agreement"), between St. James and Regions Financial Corporation ("Regions") pursuant to which (i) St. James will merge into Regions with Regions as the surviving corporation (the "Merger") and (ii) each share of St. James common stock (excluding certain shares held by St. James, Regions, or their respective subsidiaries and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into that number of shares of Regions common stock computed to have a value of $175.00 (based on the average of the last sales prices of Regions common stock on the Nasdaq National Market over the last 20 trading days before the date of the Meeting), with cash to be paid in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement-Prospectus; and

2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

Only stockholders of record at the close of business on           , 1998, are
entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Agreement and the Merger will require the affirmative vote of at least two-thirds of the shares of St. James common stock represented in person or by proxy at the Special Meeting.

Stockholders of St. James have a right to dissent from the Merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of applicable law. DISSENTING STOCKHOLDERS WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE BUSINESS CORPORATION LAW OF LOUISIANA WILL BE ENTITLED TO RECEIVE PAYMENT OF THE FAIR CASH VALUE OF THEIR SHARES IF THE MERGER IS EFFECTED UPON APPROVAL BY LESS THAN 80% OF THE CORPORATION'S TOTAL VOTING POWER.

The Board of Directors of St. James unanimously recommends that holders of St. James common stock vote FOR the proposals listed above.

We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of St. James an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                          By Order of the Board of Directors

                                          Cindy D. Martin
                                          Corporate Secretary

          , 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
     The Companies..........................................    1
     The Merger.............................................    1
     Comparative Per Share Market Price Information.........    2
     Reasons for the Merger.................................    2
     Opinion of Financial Advisor...........................    2
     The Special Meeting....................................    2
     Recommendations to Stockholders........................    3
     Record Date; Voting Power..............................    3
     Vote Required..........................................    3
     Conditions to Completion of the Merger.................    3
     Termination of the Merger Agreement....................    4
     Federal Income Tax Consequences........................    4
     Accounting Treatment...................................    4
     Interests of Persons in the Merger That Are Different
      from Yours............................................    4
     Dissenters' Appraisal Rights...........................    5
     Regulatory Approvals...................................    5
     Comparative Per Share Data.............................    5
     Selected Financial Data................................    7
THE SPECIAL MEETING.........................................   12
     General................................................   12
     Record Date; Vote Required.............................   12
THE MERGER..................................................   14
     General................................................   14
     Background of the Merger...............................   15
     St. James' Reasons for the Merger......................   15
     Regions' Reasons for the Merger........................   16
     Opinion of St. James' Financial Advisor................   16
     Effective Time of the Merger...........................   21
     Distribution of Regions Stock Certificates and Payment
      for Fractional Shares.................................   21
     Conditions to Consummation of the Merger...............   22
     Regulatory Approvals...................................   23
     Waiver, Amendment, and Termination of the Agreement....   23
     Conduct of Business Pending the Merger.................   24
     Management Following the Merger........................   25
     Interests of Certain Persons in the Merger.............   26
     Dissenting Stockholders................................   26
     Federal Income Tax Consequences of the Merger..........   28
     Accounting Treatment...................................   29
     Expenses and Fees......................................   30
     Resales of Regions Common Stock........................   30
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS..............   31
     Antitakeover Provisions Generally......................   31
     Authorized Capital Stock...............................   32
     Amendment of Certificate or Articles of Incorporation
      and Bylaws............................................   32
     Classified Board of Directors and Absence of Cumulative
      Voting................................................   33
     Removal of Directors...................................   34

                                                              PAGE
                                                              ----
     Limitations on Director Liability......................   34
     Indemnification........................................   34
     Special Meetings of Stockholders.......................   35
     Actions by Stockholders Without a Meeting..............   35
     Stockholder Nominations................................   35
     Mergers, Consolidations, and Sales of Assets
      Generally.............................................   36
     Business Combinations with Certain Persons.............   37
     Dissenters' Rights.....................................   38
     Stockholders' Rights to Examine Books and Records......   38
     Dividends..............................................   39
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................   40
ST. JAMES BANCORPORATION MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS................................................   42
     Overview...............................................   42
     Result of Operations...................................   43
INFORMATION ABOUT ST. JAMES.................................   57
     Properties.............................................   57
     Competition............................................   57
     Legal Proceedings......................................   57
     Management.............................................   57
     Transactions with Management...........................   58
     Voting Securities and Principal Stockholders of St.
      James.................................................   59
INFORMATION ABOUT REGIONS...................................   60
     General................................................   60
     Recent Developments....................................   61
SUPERVISION AND REGULATION..................................   64
     General................................................   64
     Payment of Dividends...................................   65
     Capital Adequacy.......................................   66
     Prompt Corrective Action...............................   67
     FDIC Insurance Assessments.............................   68
DESCRIPTION OF REGIONS COMMON STOCK.........................   68
STOCKHOLDER PROPOSALS.......................................   69
EXPERTS.....................................................   69
OPINIONS....................................................   69
WHERE YOU CAN FIND MORE INFORMATION.........................   69
INDEX TO ST. JAMES FINANCIAL STATEMENTS.....................  F-1
APPENDIX A -- Agreement and Plan of Merger..................  A-1
APPENDIX B -- Opinion of Chaffe & Associates................  B-1

                                    SUMMARY

This summary highlights selected information from this Proxy
Statement-Prospectus. It does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which we have referred. These will give you a more complete description of the proposed merger and its terms. See "Where You Can Find More
Information" (page   ). Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

THE COMPANIES (PAGES   AND   )

     REGIONS FINANCIAL CORPORATION
     417 North 20th Street
     Birmingham, Alabama 35203
     (205) 326-7100

Regions is incorporated in Delaware and is a regional bank holding company. Regions provides banking and other financial services through banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas. As of September 30, 1998, Regions' total assets were about $35.1 billion, deposits were about $27.2 billion and stockholders' equity was about $3.0 billion.

The section of this Proxy Statement-Prospectus under the caption "Where You Find More Information" refers you to places where you can find more information about Regions.

     ST. JAMES BANCORPORATION, INC.
     1980 West Main Street
     Lutcher, Louisiana, 70071
     (225) 869-9711

St. James Bancorporation is incorporated in Louisiana and is a bank holding company that owns St. James Bank and Trust Company, a commercial bank, which serves customers primarily in St. James and Ascension Parishes , Louisiana. As of September 30, 1998, St. James' total assets were about $150.3 million, deposits were about $131.1 million, and stockholders' equity was about $16.4 million.

THE MERGER (PAGE   )

St. James proposes to merge into Regions with Regions as the surviving corporation in the merger. When the merger is completed, you will receive, for each share of St. James Common Stock that you own, that number of shares of Regions stock computed to have a value of $175.00. The computation is based on the average of the last sales prices of Regions common stock on the Nasdaq National Market over the last 20 trading days immediately before the date of the special meeting of St. James stockholders. However, you will not receive a fraction of a share. Instead, you will receive a cash payment for any fraction of a share to which you may become entitled.

If the merger is approved by less than 80% of the voting power of St. James and if you elect to dissent from the merger under Louisiana law and follow the required procedures, you will receive a cash payment for your shares of St. James common stock instead of receiving Regions common stock.

More information about your rights to dissent from the merger, and the procedures you must follow should you choose to do so, is included under the
heading "The Merger -- Dissenting Stockholders" at page   .

We have attached the merger agreement to this Proxy Statement-Prospectus as Appendix A. We encourage you to read the merger agreement. It is the legal document that establishes the terms and conditions of the Merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE   )

Shares of Regions are quoted on the Nasdaq National Market. Shares of St. James are not quoted on any established market. On July 21, 1998, the last full trading day prior to the public announcement of an agreement in principle for the merger, Regions stock closed at $41.88 per share. As of that date the last known price of St. James Bancorporation stock was for 2 shares on October 29,
1997 at $61.00 per share. On           , 1998, Regions stock closed at
$          per share.

Of course, the market price of Regions common stock will fluctuate after the exchange ratio is fixed.

REASONS FOR THE MERGER (PAGE   )

Before deciding to approve and recommend the merger, your Board of Directors considered the financial condition and prospects of St. James, information about Regions, the financial terms of the merger, the likelihood that bank regulators will approve the merger, the federal income tax consequences of the merger, the advice of your Board's legal and financial advisors, and other factors. Your Board of Directors decided the merger is advisable and is in your best interests as stockholders.

To review the background of and reasons for the merger in greater detail, please see the discussion under the headings "The Merger -- Background of the Merger"
and "The Merger -- St. James' Reasons for the Merger" at pages   and   .

OPINION OF FINANCIAL ADVISOR (PAGE   )

In deciding to approve the merger, your Board considered the opinion of its financial advisor, Chaffe & Associates, that as of the date of the opinion, the consideration you are to receive in the merger was fair from a financial point of view to you as St. James Bancorporation stockholders. We have attached this opinion as Appendix B to this Proxy Statement-Prospectus. You should read it carefully.

THE SPECIAL MEETING (PAGE   )

The St. James special meeting will be held at St. James Bancorporation's main
office, 1980 West Main Street, Lutcher, Louisiana, 70071, at                p.m.
on           , 1998. At the special meeting, St. James stockholders will be asked to approve the merger agreement.

RECOMMENDATIONS TO STOCKHOLDERS (PAGE   )

Your Board of Directors believes that the merger is fair to you and in your best interests. The Board unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

RECORD DATE; VOTING POWER (PAGE   )

You can vote at the Meeting if you owned St. James Common Stock as of the close
of business on           , 1998, the record date. On that date, 245,688 shares
of St. James common stock were outstanding and therefore are allowed to vote at the meeting. You will be able to cast one vote for each share of St. James
Common Stock you owned on           , 1998.

Regions stockholders will not vote on the merger.

VOTE REQUIRED (PAGE   )

For the special meeting to be held, a quorum must be present. A quorum is established when a majority of the shares of St. James common stock are represented at the special meeting either in person or by proxy. To approve the merger, St. James stockholders who hold at least two-thirds of the outstanding shares of common stock on the record date that are present or represented by proxy at the special meeting must vote for the merger. If you do not vote, this will have the same effect as a vote against the merger.

All together, the directors and officers of St. James can cast about 35.3% of the votes entitled to be cast at the special meeting. The members of your Board of Directors have agreed to vote all of their shares in favor of the merger.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE   )

The completion of the merger depends on a number of conditions being met, including the following:

     - St. James stockholders approving the merger;

     - Receipt of all required regulatory approvals and the expiration of any regulatory waiting periods;

     - The absence of any governmental or court order blocking completion of the merger, or of any proceedings by a government body trying to block it;

     - Receipt of an opinion of counsel that the U.S. federal income tax treatment to you the stockholders and to St. James in the merger will generally be tax-free as we've described it to you in this Proxy Statement-Prospectus;

     - Filing with the National Association of Securities Dealers, Inc. of Regions' notification for listing of additional shares on the Nasdaq National Market for the shares of Regions common stock to be issued in the merger.

In cases where the law permits, a party to the merger agreement could elect to waive a condition that has not been satisfied and complete the merger although it is entitled not to. We can't be certain whether or when any of the conditions we've listed will be satisfied (or waived, where permissible), or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT (PAGE   )

We can agree at any time to terminate the merger agreement without completing the merger, even if you, the stockholders, have already voted to approve it. Moreover, either of us can terminate the merger agreement in the following circumstances:

     - After a final decision by a governmental authority to prohibit the merger, or after the rejection of an application for a governmental approval required to complete the merger;

     - If the merger isn't completed by March 31, 1999;

     - If the St. James stockholders don't approve the merger; or

     - If the other party violates, in a significant way, any of its representations, warranties or obligations under the merger agreement and the party seeking termination isn't in violation of the merger agreement.

FEDERAL INCOME TAX CONSEQUENCES (PAGE   )

We have structured the merger with the intent that you won't recognize any gain or loss for U.S. federal income tax purposes in the merger when you exchange all of your shares of St. James common stock for shares of Regions common stock in the merger, except in connection with cash received instead of fractional shares. We have conditioned the merger on our receipt of a legal opinion that this will be the case, but the opinion won't bind the Internal Revenue Service, which could take a different view.

THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN ST. JAMES STOCKHOLDERS, INCLUDING
THE TYPES OF ST. JAMES STOCKHOLDERS DISCUSSED ON PAGE   , AND WILL NOT APPLY TO
ANY ST. JAMES STOCKHOLDER WHO DISSENTS FROM THE MERGER UNDER LOUISIANA LAW. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND MANY VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES.

ACCOUNTING TREATMENT (PAGE   )

We expect the merger to qualify for purchase accounting treatment, meaning that the assets and liabilities of St. James will be recorded at their estimated fair values and added to those of Regions.

INTERESTS OF PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOURS (PAGE   )

Some of the officers of St. James have benefit and compensation plans that provide them with interests in the merger that are different from, or in addition to, their interests as stockholders of St. James Bancorporation. In addition, members of St. James' Board and its officers are entitled to indemnification under the merger agreement.

The board of directors of St. James was aware of these interests and considered them in approving and recommending the merger.

DISSENTERS' APPRAISAL RIGHTS (PAGE   )

Louisiana law permits you to dissent from the merger and to have the fair value of your stock paid to you in cash. To do this, you must follow certain procedures, including the filing of certain notices and must vote your shares against the merger. If you dissent from the merger, your shares of St. James common stock will not be exchanged for shares of Regions common stock in the merger, and your only right will be to receive the value of your shares in cash.

REGULATORY APPROVALS (PAGE   )

We can't complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System. The U.S. Department of Justice has input into the Federal Reserve Board's approval process. Federal law requires us to wait for up to 30 days before completing the merger after the Federal Reserve Board has approved it, which the Federal Reserve Board may shorten to 15 days. The Federal Reserve Board has approved the merger.

In addition, the merger is subject to the approval of or notice to the Commissioner of Financial Institutions of the State of Louisiana.

We have filed all of the required notices with these regulatory authorities. While we don't know of any reason why we shouldn't obtain the remaining regulatory approvals in a timely manner, we can't be certain when we'll obtain them or that we will obtain them.

COMPARATIVE PER SHARE DATA

The following table shows information about our companies' income per share, dividends per share and book value per share, and similar information reflecting the merger of our two companies (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that our companies had been merged throughout those periods.

In presenting the comparative pro forma information, we also assumed that Regions will record St. James assets and liabilities at their estimated fair values and add them to the assets and liabilities of Regions for accounting and financial reporting purposes (a method which is referred to as the "purchase" method of accounting).

The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by an assumed exchange ratio of 4.8276, based on the last sales price of Regions common stock on the Nasdaq National Market on September 30, 1998. It is intended to reflect the estimate that St. James Bancorporation stockholders will be receiving 4.8276 shares of Regions common stock for each share of St. James Bancorporation common stock exchanged in the merger. This may not be the actual exchange ratio, since the exact ratio won't be determined until shortly before the merger.

The pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, doesn't attempt to predict or suggest future results. Also, the information we've set forth for the nine-month period ended September 30, 1998 doesn't indicate what the results will be for the full 1998 fiscal year.

The information in the following table is based on the historical financial information of our companies. See "Information About Regions--Recent Developments," "Where You Can Find More Information" and "Index to St. James Financial Statements."

                                                NINE MONTHS
                                                   ENDED
                                               SEPTEMBER 30,
                                               -------------          YEAR ENDED
                                               1998    1997        DECEMBER 31, 1997
                                               -----   -----   -------------------------
                                                (UNAUDITED)    (UNAUDITED EXCEPT REGIONS
                                                               AND ST. JAMES HISTORICAL)
INCOME BEFORE EXTRAORDINARY ITEM PER COMMON
  SHARE
Regions historical...........................  $1.34   $1.38             $1.82
Regions historical -- diluted................   1.32    1.36              1.79
St. James historical.........................   5.80    5.24              7.37
St. James historical -- diluted..............   5.80    5.24              7.37
Regions and St. James pro forma
  combined(1)................................   1.33                      1.81
Regions and St. James pro forma combined --
  diluted(1).................................   1.31                      1.78
St. James pro forma equivalent(2)............   6.42                      8.74
St. James pro forma
  equivalent -- diluted(2)...................   6.32                      8.59
DIVIDENDS DECLARED PER COMMON SHARE
Regions historical...........................    .69     .60               .80
St. James historical.........................   6.00    3.00              4.50
St. James pro forma equivalent(3)............   3.33    2.90              3.86
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical...........................  13.38   12.46             12.75
St. James historical.........................  66.82   65.91             66.55
Regions and St. James pro forma
  combined(1)................................  13.38
St. James pro forma equivalent(2)............  64.59

------------------

(1) Represents the combined results of Regions and St. James as if the Merger were consummated on January 1, 1997 (or September 30, 1998, in the case of Book Value Per Share Data), and were accounted for as a purchase.

(2) Represents pro forma combined information multiplied by an assumed Exchange Ratio of 4.8276 shares of Regions Common Stock for each share of St. James Common Stock.

(3) Represents historical dividends declared per share by Regions multiplied by an assumed Exchange Ratio of 4.8276 shares of Regions Common Stock for each share of St. James Common Stock.
(4) The combined and equivalent pro forma per share data assuming minimum and maximum Exchange Ratios of 4.1667 and 5.8333 shares of Regions Common Stock for each share of St. James Common Stock is as follows:

                                                               EXCHANGE RATIO
                                                   --------------------------------------
                                         MINIMUM (4.1667)                         MAXIMUM (5.8333)
                              --------------------------------------   --------------------------------------
                                 NINE MONTHS             YEAR             NINE MONTHS             YEAR
                                    ENDED                ENDED               ENDED                ENDED
                              SEPTEMBER 30, 1998   DECEMBER 31, 1997   SEPTEMBER 30, 1998   DECEMBER 31, 1997
                              ------------------   -----------------   ------------------   -----------------
                                                                (UNAUDITED)
INCOME BEFORE EXTRAORDINARY
  ITEM PER COMMON SHARE
Regions and St. James pro
  forma combined............        $ 1.34               $1.82               $ 1.33              $ 1.81
Regions and St. James pro
  forma combined -
  diluted...................          1.31                1.78                 1.31                1.78
St. James pro forma
  equivalent................          5.58                7.58                 7.76               10.56
St. James pro forma
  equivalent -- diluted.....          5.46                7.42                 7.64               10.38
DIVIDENDS DECLARED PER
  COMMON SHARE
St. James pro forma
  equivalent................          2.88                3.33                 4.02                4.67
BOOK VALUE PER COMMON SHARE
  (PERIOD END)
Regions and St. James pro
  forma combined............         13.38                                    13.38
St. James pro forma
  equivalent................         55.75                                    78.05

SELECTED FINANCIAL DATA

The following tables show summarized historical financial data for each of our companies.

The information in the following tables is based on the historical financial information of our companies. All of the summary financial information provided in the following tables should be read in connection with this historical financial information and with the more detailed financial information we have provided in this Proxy Statement-Prospectus, which you can find beginning at page F-1 and in the documents of Regions incorporated by reference. See
"Information About Regions--Recent Developments" on page   and "Where You Can
Find More Information" on page   . The financial information as of or for the
interim periods ended September 30, 1998 and 1997 has not been audited and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

                 SELECTED HISTORICAL FINANCIAL DATA OF REGIONS

                              NINE MONTHS
                          ENDED SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                       -------------------------   -------------------------------------------------------------------
                          1998          1997          1997          1996          1995          1994          1993
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------
                              (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT
  DATA:
Total interest
  income.............  $ 1,932,506   $ 1,684,430   $ 2,276,584   $ 1,954,283   $ 1,750,427   $ 1,385,512   $ 1,102,493
Total interest
  expense............      948,247       808,368     1,097,376       942,459       861,242       598,160       446,199
Net interest income..      984,259       876,062     1,179,208     1,011,824       889,185       787,352       656,294
Provision for loan
  losses.............       41,482        58,966        89,663        46,026        37,493        22,058        38,017
Net interest income
  after loan loss
  provision..........      942,777       817,096     1,089,545       965,798       851,692       765,294       618,277
Total noninterest
  income before
  security gains
  (losses)...........      340,835       283,374       381,400       341,792       280,834       251,837       242,326
Security gains
  (losses)...........        3,127           454           498         3,311          (697)          681         3,312
Total noninterest
  expense............      839,939       663,039       901,776       837,034       720,825       653,506       584,044
Income tax expense...      152,095       147,693       187,563       156,008       134,529       115,853        88,225
Income before
  extraordinary
  item...............      294,705       290,192       382,104       317,859       276,475       248,453       191,646
Extraordinary item...           --        15,425        15,425            --            --            --            --
Net income...........      294,705       305,617       397,529       317,859       276,475       248,453       191,646
PER SHARE DATA:
Income before
  extraordinary
  item...............  $      1.34   $      1.38   $      1.82   $      1.64   $      1.45   $      1.36   $      1.14
Net income...........         1.34          1.46          1.89          1.64          1.45          1.36          1.14
Income before
  extraordinary
  item -- diluted....         1.32          1.36          1.79          1.61          1.43          1.34          1.12
Net income --
  diluted............         1.32          1.43          1.86          1.61          1.43          1.34          1.12
Cash dividends.......          .69           .60           .80           .70           .66           .60           .52
Book value...........        13.38         12.46         12.75         11.82         10.74          9.58          8.89
OTHER INFORMATION:
Average number of
  shares
  outstanding........      220,220       209,721       209,781       194,241       190,896       182,903       168,758
Average number of
  shares
  outstanding --
  diluted............      223,935       213,940       213,750       197,751       193,579       185,110       171,363
STATEMENT OF
  CONDITION DATA
  (PERIOD END):
Total assets.........  $35,076,264   $30,451,527   $31,414,058   $26,993,344   $24,419,249   $22,184,508   $19,126,602
Securities...........    7,696,008     6,192,352     6,315,923     5,742,375     5,618,839     5,143,226     4,861,348
Loans, net of
  unearned income....   23,852,206    21,215,476    21,881,123    18,395,552    16,156,132    14,726,649    11,791,556
Total deposits.......   27,184,895    24,699,371    25,011,021    22,019,412    19,982,422    18,048,906    16,242,208
Long-term debt.......      424,176       456,347       445,529       570,545       762,521       766,774       683,171

                              NINE MONTHS
                          ENDED SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                       -------------------------   -------------------------------------------------------------------
                          1998          1997          1997          1996          1995          1994          1993
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------
                              (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
Stockholders'
  equity.............    2,957,653     2,614,863     2,679,821     2,274,563     2,047,398     1,785,026     1,581,143
PERFORMANCE RATIOS:
Return on average
  assets(1)..........         1.17%a        1.40%b        1.35%c        1.25%d        1.19%         1.23%         1.19%
Return on average
  stockholders'
  equity(1)..........        13.79a        16.02b        15.38c        14.71d        14.30         14.88         14.02
Net interest
  margin(1)..........         4.28          4.42          4.41          4.36          4.27          4.33          4.57
Efficiency(2)........        62.54a        56.32         57.78         61.84d        61.61         62.89         63.84
Dividend payout......        51.49         41.10         42.33         42.68         45.52         44.12         45.61
ASSET QUALITY RATIOS:
Net charge-offs to
  average loans, net
  of unearned
  income(1)..........          .22%          .23%          .27%          .18%          .15%          .18%          .24%
Problem assets to net
  loans and other
  real estate (3)....          .67           .76           .78           .63           .69           .91          1.44
Nonperforming assets
  to net loans and
  other real estate
  (4)................          .84           .90           .91           .83           .81           .98          1.59
Allowance for loan
  losses to loans,
  net of unearned
  income.............         1.36          1.39          1.39          1.38          1.43          1.41          1.62
Allowance for loan
  losses to
  nonperforming
  assets (4).........       163.04        153.64        151.89        166.41        177.53        144.04        101.66
LIQUIDITY AND CAPITAL
  RATIOS:
Average stockholders'
  equity to average
  assets.............         8.51%         8.74%         8.75%         8.50%         8.36%         8.23%         8.49%
Average loans to
  average deposits...        86.91         84.54         84.94         82.42         82.23         75.90         72.36
Tier 1 risk-based
  capital (5)........        10.64         10.35         10.48         10.81         11.14         10.69         11.13
Total risk-based
  capital (5)........        11.84         11.54         12.93         13.59         14.61         14.29         13.48
Tier 1 leverage (5)..         7.84          7.35          7.52          7.44          7.49          8.21         10.11

-------------------------

(1) Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income
    (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for prior periods have not been restated to reflect the combinations with First National Bancorp and First Commercial Corporation, accounted for as poolings of interests, or any other pooling-of-interests transactions.

(a) Ratios for the nine months ended September 30, 1998, excluding $76.5 million (after tax) for nonrecurring merger and restructuring charges are as follows: Return on average assets -- 1.48%, Return on average stockholders' equity -- 17.36%, and Efficiency -- 54.00%.

(b) Ratios for the nine months ended September 30, 1997, excluding $15.4 million (after tax) for extraordinary gain from divestiture of two banks by a pooled company are as follows: Return on average assets -- 1.33% and Return on average stockholders' equity -- 15.21%.

(c) Ratios for 1997 excluding $15.4 million (after tax) for extraordinary gain from divestiture of two banks by a pooled company are as follows: Return on average assets -- 1.29% and Return on average stockholders' equity -- 14.79%.

(d) Ratios for 1996 excluding $19.0 million (after-tax) charge for SAIF assessment and merger expenses are as follows: Return on average assets -- 1.40%, Return on average stockholders' equity -- 16.45%, and Efficiency -- 56.16%.

                SELECTED HISTORICAL FINANCIAL DATA OF ST. JAMES

                                          NINE MONTHS
                                             ENDED
                                         SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                      -------------------   ----------------------------------------------------
                                        1998       1997       1997       1996       1995       1994       1993
                                      --------   --------   --------   --------   --------   --------   --------
                                          (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
INCOME STATEMENT DATA:
Total interest income...............  $  8,464   $  7,556   $ 10,226   $  9,115   $  9,297   $  8,846   $  9,299
Total interest expense..............     3,609      3,116      4,224      3,739      3,766      3,151      3,469
Net interest income.................     4,855      4,440      6,002      5,376      5,531      5,695      5,830
Provision for loan losses...........       170        180        250        310      1,260        455        420
Net interest income after loan loss
  provision.........................     4,685      4,260      5,752      5,066      4,271      5,240      5,410
Total noninterest income excluding
  security gains (losses)...........       900        891      1,228      1,079      1,168      1,003        847
Security gains (losses).............        (2)         1         --        (28)        --         (2)        17
Total noninterest expense...........     3,557      3,342      4,493      4,296      5,064      3,955      3,744
Income tax expense..................       601        522        675        506         32        628        387
Net income..........................     1,425      1,288      1,812      1,315        343      1,658      2,143
PER SHARE DATA:
Net income..........................  $   5.80   $   5.24   $   7.37   $   5.35   $   1.40   $   6.75   $   8.72
Net income -- diluted...............      5.80       5.24       7.37       5.35       1.40       6.75       8.72
Cash dividends......................      6.00       3.00       4.50       2.50       1.20       1.00       1.00
Book value..........................     66.82      65.91      66.55      63.43      60.50      55.89      54.94
OTHER INFORMATION:
Average number of shares
  outstanding.......................       246        246        246        246        246        246        246
Average number of shares
  outstanding -- diluted............       246        246        246        246        246        246        246
STATEMENT OF CONDITION DATA
  (PERIOD END):
Total assets........................  $150,331   $139,241   $152,374   $139,555   $142,965   $132,329   $140,142
Securities..........................    38,994     49,496     54,302     51,188     54,418     57,977     67,475
Loans, net of unearned income.......    95,584     78,834     79,513     65,381     65,938     59,317     48,797

                                          NINE MONTHS
                                             ENDED
                                         SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                      -------------------   ----------------------------------------------------
                                        1998       1997       1997       1996       1995       1994       1993
                                      --------   --------   --------   --------   --------   --------   --------
                                          (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
Total deposits......................   131,109    122,008    133,068    122,957    126,434    118,030    125,948
Long-term debt......................       963         --      2,000         --         --         90        175
Stockholders' equity................    16,418     16,194     16,351     15,584     14,865     13,731     13,498
PERFORMANCE RATIOS:
Return on average assets(1).........      1.24%      1.25%      1.30%      1.02%       .77%      1.25%      1.55%
Return on average stockholders'
  equity(1).........................     11.65      10.78      11.36       8.65       6.86      11.95      16.88
Net interest margin(1)..............      4.58       4.40       4.59       4.43       4.64       4.69       4.70
Efficiency(2).......................     61.81      62.69      62.14      66.55      75.59      59.05      56.07
Dividend payout.....................    103.45      57.25      61.06      46.73      85.71      14.81      11.47
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
  net of unearned income(1).........       .05%       .42%       .48%       .98%       .94%      1.22%       .67%
Problem assets to net loans and
  other real estate(3)..............      1.06       1.33       1.28       2.15       3.23        .92       1.55
Nonperforming assets to net loans
  and other real estate(4)..........      1.22       1.52       1.41       2.36       3.83       1.82       3.28
Allowance for loan losses to loans,
  net of unearned income............      1.24       1.30       1.33       1.77       2.27       1.43       2.14
Allowance for loan losses to
  nonperforming assets(4)...........    103.31      85.24      94.21      74.69      58.63      78.22      64.67
LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
  average assets....................     10.65%     11.63%     11.47%     11.81%     11.12%     11.67%     10.13%
Average loans to average deposits...     72.90      64.59      58.89      52.10      50.67      49.42      37.88
Tier 1 risk-based capital(5)........     18.33      21.26      20.81      21.16      21.68      24.56      26.49
Total risk-based capital(5).........     19.58      22.51      22.06      22.41      22.93      25.81      27.74
Tier 1 leverage(5)..................     10.53      11.73      11.18      12.09      10.55      11.22       9.72

-------------------------

(1) Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income
    (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

                              THE SPECIAL MEETING

GENERAL

This Proxy Statement-Prospectus is being furnished to the stockholders of St. James Bancorporation, Inc. in connection with the solicitation on behalf of the St. James Board of Directors of proxies for use at a special meeting of stockholders, at which St. James stockholders will be asked to vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 17, 1998, by and between St. James and Regions Financial Corporation.

The Special Meeting will be held at   :00 p.m., local time, on           , 1998,
at the main offices of St. James, at 1980 West Main Street, Lutcher, Louisiana, 70071.

St. James stockholders are requested promptly to sign, date, and return the accompanying proxy card to St. James in the enclosed postage-paid, addressed envelope.

Any St. James stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to St. James a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by St. James before the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to St. James Bancorporation, Inc., 1980 West Main Street, Lutcher, Louisiana, 70071, Attention: Cindy D. Martin, Corporate Secretary. A proxy will not be revoked by death or incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of St. James Common Stock represented by properly executed proxies received at or before the vote is taken at the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. As of the date of this Proxy Statement-Prospectus, St. James is unaware of any other matter to be presented at the Special Meeting.

Solicitation of proxies will be made by mail but also may be made by telephone, telegram, e-mail or in person by the directors, officers, and employees of St. James, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

St. James stockholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

St. James' Board has established the close of business on           , 1998, as
the record date for determining the St. James stockholders entitled to notice of and to vote at the Special Meeting. Only St. James stockholders of record as of the record date will be entitled to vote at the Special Meeting. As of the
record date, there were approximately                holders of 245,688 shares
of common stock of St. James outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by St. James to beneficially own more than 5.0% of outstanding shares of St. James Common Stock as of the record date, see "Information About St. James -- Voting Securities and Principal Stockholders of St. James."

The presence, in person or by proxy, of a majority of the outstanding shares of St. James Common Stock is necessary to constitute a quorum of the stockholders. A quorum must be present before a vote on the Merger Agreement can be taken at the Special Meeting. For these purposes, shares of St. James Common Stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of St. James Common Stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of St. James Common Stock present or represented by proxy at the Special Meeting. Therefore, an abstention by a stockholder present in person or represented by proxy at the Special Meeting will have the same effect as a vote against the Agreement.

The directors and executive officers of St. James and their affiliates beneficially owned, as of the record date, 86,788 shares (or approximately 35.3% of the outstanding shares) of St. James Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the record date, no shares of St. James Common Stock. As of that date, no subsidiary of either St. James or Regions held any shares of St. James Common Stock in a fiduciary capacity for others.

                                   THE MERGER

The following material describes certain aspects of the merger of St. James into Regions. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

GENERAL

The Agreement provides generally for the acquisition of St. James by Regions pursuant to the Merger of St. James into Regions. Regions will be the surviving corporation resulting from the Merger.

On the date and at the time that the Merger becomes effective, each share of St. James Common Stock (excluding shares held by St. James, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding all shares held by stockholders who perfect their dissenters' rights) issued and outstanding at the effective time of the Merger will be converted into shares of common stock of Regions at a ratio (the "Exchange Ratio") specified in the Agreement. The Agreement establishes the Exchange Ratio as that multiple of a share of Regions common stock equal to the quotient obtained by dividing (i) $175.00 by (ii) the average of the last sales prices of Regions common stock on the Nasdaq National Market over the 20 consecutive trading days ending on the trading day before the date of the Special Meeting (the "Average Closing Price").

The formulation of the Exchange Ratio in the Agreement reflects the parties' agreement that St. James Common Stock will be converted in the Merger into Regions Common Stock having a value of approximately $175.00 per St. James share as of the date of the Special Meeting, regardless of any fluctuations in the market price of Regions Common Stock before or after that date. Accordingly, the holders of St. James Common Stock do not bear the risk of any decrease in the trading price of Regions Common Stock prior to the specified valuation period, but would not benefit from any increase in such trading price before the valuation period. Conversely, the holders of St. James Common Stock will bear the risk of a decrease in the trading price of Regions Common Stock after the specified valuation period, but would also benefit from any increase in such trading price after the valuation period. Moreover, because the Exchange Ratio is based on an average of quoted last sale prices of Regions Common Stock over a 20-business-day period, and because the valuation period will occur before the effective time of the Merger, the equivalent per share value of the Regions Common Stock issued in the Merger (that is, the Exchange Ratio multiplied by the quoted per share price of Regions Common Stock on the Nasdaq National Market as of any given date) may be more or less than $175.00 per share of St. James Common Stock as of the effective time of the Merger.

Each share of Regions Common Stock outstanding immediately prior to the effective time of the Merger will remain outstanding and unchanged as a result of the Merger.

No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which a St. James stockholder would otherwise receive multiplied by the closing price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last trading day prior to the effective time of the Merger.

BACKGROUND OF THE MERGER

During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

St. James and its Board of Directors concluded that it could best serve its stockholders, employees, customers and community by combining with a regional banking organization, provided that St. James could obtain a fair price for its stockholders. Accordingly, St. James and Regions entered into negotiations which culminated in the Agreement.

ST. JAMES' REASONS FOR THE MERGER

In approving the Merger, the directors of St. James considered a number of factors. Without assigning any relative or specific weights to the factors, the St. James Board of Directors considered the following material factors:

     - the financial terms of the Merger, including the relationship of the merger price to the book value and earnings per share of St. James Common Stock and the partial protection against a decline in the market value of Regions Common Stock;

     - the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of St. James Common Stock for Regions Common Stock for federal and state income tax purposes;

     - the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

     - the opinion rendered by St. James' financial advisor to the effect that, from a financial point of view, the exchange of St. James Common Stock for Regions Common Stock on the terms and conditions set forth in the Agreement is fair to the holders of St. James Common Stock;

     - stockholders of St. James will receive shares of Regions Common Stock, which is publicly traded on NASDAQ; there is no current public market for St. James Common Stock;

     - affiliation with a larger holding company would provide the opportunity to realize economies of scale and increase efficiencies of operations to the benefit of stockholders and customers. Affiliation with Regions will also enhance the development of new products and services, the development and provision of which are becoming increasingly difficult to address by smaller banks; and

     - potential benefits and opportunities for employees of St. James, as a result of both employment in a larger enterprise and Regions' benefit plans and policies.

The terms of the Merger were the result of arms-length negotiations between representatives of St. James and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of St. James unanimously approved the Merger as being in the best interests of St. James and its stockholders. Each member of the Board of St. James has agreed to vote those shares of St. James Common Stock over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger.

St. James' Board of Directors unanimously recommends that St. James stockholders vote for approval of the Agreement.

REGIONS' REASONS FOR THE MERGER

In approving the Agreement and the Merger, the Regions Board considered a number of factors concerning the benefits of the Merger, including the following:

     - Information Concerning St. James: The Regions Board considered information concerning the business, operations, earnings, asset quality, and financial condition of St. James, and aspects of the St. James franchise, including the market position of St. James in each of the markets in which it operates and the compatibility of the community bank orientation of the operations of St. James to that of Regions. The Regions Board concluded that St. James is a sound, well managed financial institution which is well positioned in its market areas and which presents an attractive opportunity for Regions to add to its franchise in the Louisiana market.

     - Financial Terms of the Merger: The Regions Board considered various financial aspects of the Merger as reported by Regions' management including (1) the anticipated effect of the Merger on Regions' per share earnings (with the Merger anticipated to have no significant effect on Regions' earnings per share), (2) the anticipated effect of the Merger on Regions' book value per share (with the Merger anticipated not to dilute significantly Regions' book value per share), and (3) a comparison of St. James to selected peer banks and a comparison of pricing aspects of the Merger to pricing characteristics of other merger transactions involving financial institutions.

     - Nonfinancial Terms of the Merger. The Regions Board considered various nonfinancial aspects of the Merger, including the treatment of the Merger as a tax-free exchange of St. James Common Stock for Regions Common Stock for federal income tax purposes and the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay.

The foregoing discussion of the information and factors considered by the Regions Board is not intended to be exhaustive but includes all material factors considered by the Regions Board. In reaching its determination to approve the Merger and the Agreement, the Regions Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Agreement, and considering, among other things, the matters discussed above, the Regions Board determined that the Merger is in the best interests of Regions and its stockholders and unanimously approved the Agreement.

OPINION OF ST. JAMES' FINANCIAL ADVISOR

Chaffe & Associates, Inc. ("Chaffe") has been retained as financial advisor by St. James Bancorporation on its proposed merger into Regions Financial Corporation to provide an opinion on the fairness of the transaction (the "Fairness Opinion") to the stockholders of St. James.

In connection with its opinion, Chaffe reviewed, among other things, (i) the Merger Agreement; (ii) Audited Financial statements of St. James for the four years ended December 31, 1997; (iii) unaudited Financial Statements of St. James for the nine month periods ended September 30, 1998 and 1997; (iv) the draft of the S-4 Proxy Statement dated September 25, 1998; (v) St. James' Federal Income Tax Returns for the years ended December 31, 1996 and 1997; (vi) St. James' Federal Reserve Forms Y-9SP dated December 31, 1996 and 1997 and June 30, 1997 and 1998; (vii) St. James' Articles of Incorporation and Bylaws; (viii) the St. James Bank & Trust Co.'s (the "Bank") Call Reports for the years ended December 31, 1995 through 1998 and the quarters ended March 31, 1998 through September 30, 1998; (ix) the Bank's Uniform Bank Performance Reports (the "UBPR") for the quarters ended December 31, 1997 through June 30, 1998; (x) certain publicly-available industry and company financial information; (xi) certain internal financial analyses and forecasts for St. James that were prepared by its management. Chaffe also held discussions with members of the senior management of St. James and the Bank regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Merger Agreement and the past and current business operations, financial condition, and future prospects of St. James. In addition, Chaffe reviewed the reported price and trading activity for the Regions common stock, compared certain financial and stock market information for Regions with similar information for certain other companies, the securities of which are publicly-traded, reviewed the financial terms of certain recent business combinations in the banking industry, and performed such other studies and analyses as it considered appropriate. Chaffe notes that the Bank is wholly-owned by St. James and St. James has only nominal assets and no operations other than those related to the Bank. Chaffe relied upon the accuracy and completeness of all of the financial and other information reviewed by it and Chaffe assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Chaffe did not make any independent evaluation or appraisal of the assets and liabilities of St. James and Chaffe was not furnished with any such evaluation or appraisal. Chaffe's opinion was provided for the information and assistance of the Board of Directors of St. James in connection with its consideration of the transaction contemplated by the Merger Agreement, and such opinion does not constitute a recommendation as to how any holder of shares of St. James common stock should vote with respect to such transaction. Further, this opinion should not be interpreted as projecting the future market value of Regions common stock.

Chaffe reviewed the financial performance of St. James and the Bank and utilized several valuation models to examine fairness. These valuation models are based on a large and a small public peer group, the discounted cash flow model (DCF), a dividend discount model and two merger peer groups with various pricing multiples. In the process of valuation, Chaffe has given the most weight to the values derived from the merger peer group models and the dividend discount model. The circumstances of this valuation are more directly in line with these specific valuation models than the public peer group models, which indicate marketable, minority value and must be adjusted for a control value. The valuation emphasizes earnings, as they are more indicative of value than other pricing parameters. For the purposes of this analysis, Chaffe uses the Bank's financial information as of September 30, 1998. The UBPR peer group data is as of June 30, 1998, the most recent date at which the UBPR is available.

The following is a summary of certain financial analyses used by Chaffe in connection with providing its opinion to the St. James Board.

Analysis Of Selected Financial Data. Chaffe compared the performance of the Bank at September 30, 1998 with that of the June UBPR peer group, which consists of 900 insured commercial banks with assets between $100 million and $300 million, and with three or more offices located in a metropolitan area. The Bank's 1997 net income was $1,820,000, compared to $1,359,000 in 1996 and $1,004,000 in 1995. Net income for the nine months ended September 30, 1998 was $1,471,000. The Bank's annualized return on average assets ("ROAA") as of September 30, 1998 was 1.31%, compared to 1.27% for the peer group. The Bank's figure was also 1.31% at December 31, 1997. The Bank's return on the average equity ("ROAE") increased from 9.05% in 1996 to 11.42% in 1997, and then up to 11.93% as of September 30, 1998. The Bank's UBPR peer group's ROAE was 12.74% in 1996, 12.91% in 1997, and 13.60% in June 1998.

The Bank's net interest income as of September 30, 1998 was 4.32% of average assets versus 4.59% for the peer group. The Bank's noninterest income was 0.80% of average assets compared to 1.14% for the peer group. Also, the Bank's personnel expenses was 1.63% of average assets compared with 1.84% for its peer group, and the Bank's average annual personnel expense per employee is $35,401 compared with $38,070 for its peer group.

The Bank's asset quality has been consistent, with a nonperforming-assets ("NPA")-to-asset ratio of 0.64% as of September 30, 1998, compared with 0.60% as of December 31, 1997. The NPA-to-asset ratio as of December 31, 1996, 1995, and 1994 was 0.96%, 1.64%, and 0.82% respectively. September 1998 nonaccrual loans to loan loss reserve ratio was 66.84%, which was a decrease from 73.53% at December 1997, versus the peer group at 43.86% and 47.17% for the same time periods. Historically, the nonaccrual loans to loan loss reserve ratio was 90.09% and 95.24% as of December 31, 1996 and 1995, respectively. Net loss to average total loans at September 30, 1998 was 0.06% for the Bank and 0.22% for its peer group, compared to 0.48% and 0.30% respectively at December 31, 1997. Historically, net loss to average total loans was 0.98% and 0.94%, respectively, in 1996 and 1995.

Analysis Of Regions Chaffe reviewed and compared certain financial information of Regions as of June 30, 1998 to that of a peer group of ten bank holding companies with operations in the southeast United States (the "Peer Group"), which consists of Whitney Holding Corp., Hibernia Corp., Union Planters Corp., First American Corp., First Tennessee National Corp., AmSouth Bancorporation, SouthTrust Corp., Hancock Holding Company, Trustmark Corp., and Bank One Corp. Chaffe reviewed the following: ROAA; ROAE; net interest margin ("NIM"); efficiency ratio; leverage ratio; risk-based capital ratio; nonperforming assets-to-total assets ("NPA/TA"); nonperforming loans-to-total loans ("NPL/TL"); loan loss reserve-to-total loans ("LLR/TL"), loan loss reserve-to-nonperforming loans ("LLR/NPL"); and net chargeoffs-to-loan loss reserve ("NCO/LLR").

Chaffe analysis indicated the following median peer group ratios compared to those of Regions: ROAA of 1.36% compared to 1.40%; ROAE of 15.74% compared to 16.56%; NIM of 4.37% compared to 4.11%; efficiency ratio of 60.55% compared to 55.25%; leverage ratio of 8.58% compared to 7.41%; risk-based capital ratio of 12.99% compared to 12.71%; NPA/TA of 0.46% compared to 0.63%; NPL/TL of 0.65% compared to 0.83%;

LLR/TL of 1.61% compared to 1.23%; LLR/NPL of 225.71% compared to 147.26%; and NCO/LLR of 22.17% compared to 13.72%.

Chaffe reviewed and compared certain stock market pricing multiples and other market performance indicators of Regions to that of the Peer Group, based on financial information as of June 30, 1998 and the corresponding stock prices at October 23, 1998. Chaffe reviewed the following: price-to-trailing twelve months earnings ("P/E"); price-to-1999 estimated earnings ("P/1999E"); price-to-equity ("P/B"); price-to-assets; price-to-deposits; five-year beta ("Beta"); dividend yield; and year-to-date price change.

Chaffe analysis indicated the following median Peer Group multiples compared to those of Regions: P/E of 15.50x compared to 15.82x; P/1999E of 13.28x compared to 13.88x; P/B of 2.17x compared to 2.48x; price-to-assets of 21.41% compared to 20.56%; price-to-deposits of 30.12% compared to 26.99%; Beta of 0.89 compared to 0.85; dividend yield of 2.6% compared to 2.5%; and year-to-date price change of (19.72%) compared to (14.54%).

Transaction Value And Exchange Ratio. The stated value of the transaction is $42,995,000 or $175.00 per share of St. James stock. The exchange ratio is determined by dividing $175.00 by the average closing price of Regions' common stock on the twenty trading days immediately preceding the St. James stockholders meeting (the "Average Market Price"). On October 23, 1998 the Average Market Price was $34.67 per share, resulting in an exchange ratio of
5.0471 shares of Regions' common stock for each share of St. James common stock. The closing price of Regions stock on October 23, 1998 was $36.38, and had this been the date of the stockholders meeting, the transaction value would have been $45,105,354, or $183.59 per share.

During the period from July 1, 1998 through October 23, 1998 Regions' stock price ranged from $30.25 to $42.69 per share, and the exchange ratio ranged from
4.22 to 5.09. Given the volatility of the stock market in general, and Regions' stock in particular, during this period the actual transaction value ranged from $36,929,500 to $46,054,691, or $150.31 to $187.45 per share. These values were determined by multiplying Regions' closing stock price on a given day by the respective Average Market Price.

Although the transaction value is stated as $175.00 per share, Chaffe notes that the final value to be received by St. James common stockholders will be dependent upon the stock market value of Regions during the twenty day period immediately preceding the St. James stockholder meeting.

Stock Price And Dividend Review. Chaffe reviewed certain historical market information concerning Regions common stock and noted that these shares are traded on the NASDAQ National Market System under the symbol RGBK. Chaffe noted that Regions' stock price closed at $36.38 on October 23, 1998, had a high closing price during 1998 of $45.25, a low closing price during 1998 of $30.25, and an average daily trading volume during 1998 of 529,600 shares.

Chaffe reviewed the dividend histories and current dividend levels of St. James and Regions, and noted that their current individual annual dividends per share were $8.00 and $0.92, respectively, as of June 30, 1998. Based on the terms of the Merger Agreement, the equivalent cash dividend if the date of the stockholders meeting had been October 23, 1998, would have been $4.64.

Control Premium. Valuation methods utilizing a comparison to traded shares, such as the publicly-traded peer model and the DCF model (when using discount rates derived from prices of minority shares and a minority level cash flow) result in a minority value. In order to obtain a value that reflects the value of the entire company, it may be necessary to add a control premium to the minority values obtained in these models. The extent or size of a control premium is based on relationships that exist in the public marketplace, as evidenced by price movements and price relationships before control bids are made (or known to be imminent) and the final prices at which control is secured by subsequent bids or tender offers made to the public stockholders.

Chaffe performed an analysis of publicly-traded banking companies which were acquired during the third quarter 1998, and determined that the median price paid for these companies was 132.5% of the market value five days prior to the announcement of the merger. That is, the premium paid to acquire control of these companies was 32.5%. Chaffe believes this best reflects the current market condition and acquisition atmosphere, and therefore has applied a control premium of 32.5% to the values obtained by the DCF model and the models utilizing comparisons to publicly-traded companies.

Analysis Of Selected Companies. In order to obtain a valuation range, Chaffe performed an analysis of the stock market pricing multiples as of October 23, 1998 of a group of large publicly-traded bank holding companies (the "Large Selected Companies") which includes the Peer Group and Regions. Chaffe analysis indicated the following median Large Selected Companies multiples: P/E of 15.60x; P/1999E of 13.39x; P/B of 2.18x; price-to-assets of 21.32%; and
price-to-deposits of 29.75%. Chaffe applied these multiples to the corresponding numbers of the Bank and, after discounting for the size difference of the Bank compared to the Large Selected Companies and applying a control premium of 32.5%, determined a range of value between $142.63 and $194.75 per share.

Chaffe also performed an analysis of the stock market pricing multiples as of October 23, 1998 of a group of publicly-traded banking companies which are comparable to the Bank (the "Comparable Companies"). These companies were chosen based on the following criteria: assets between $100 million and $200 million; ROAA between 0.9% and 1.7%; and leverage ratio between 9.5% and 11.5%. Chaffe analysis indicated the following median Comparable Companies multiples: P/E of 14.52x; P/B of 1.16x; price-to-assets of 15.97%; and price-to-deposits of 21.35%. Chaffe applied these multiples to the corresponding numbers of the Bank and, after applying a control premium of 32.5%, determined a range of value between $102.23 and $156.17 per share. Chaffe notes that the transaction value compares favorably to both ranges of values determined by these comparisons to comparable companies.

Discounted Cash Flow Analysis. Using the discounted cash flow analysis of the Bank, Chaffe determined a range of net present values for the Bank's common stock based on the stream of after-tax cash flows of the bank and certain growth scenarios after reviewing the Bank's historical growth, its retention of earnings, and its return on equity. Chaffe noted that the Bank's three-year annual compound earnings growth from December 1994 through December 1997 was 2.74%, it asset growth for the same period was 4.76%, and its sustainable growth rate, based on the Bank's rate of retention of earnings and its return on equity, was 5.43%. Chaffe reviewed these forecasts and assessed the likelihood of the Bank achieving such forecasts. Chaffe then discounted these cash flow streams assuming an estimated required rate of return for the Bank of 12.29%, derived using the capital asset pricing model ("CAPM"), where the risk free rate is 5.50% (twenty year Treasury Rate quoted in the October 26, 1998 Wall Street Journal), the market risk premium is 7.8%

(Ibbotson Associates' Stocks, Bonds, Bills, and Inflation 1998 Yearbook), and beta is 0.87 (the median of the Large Selected Companies' betas). This analysis indicated, after applying a control premium of 32.5%, a range of values from $126.88 to $215.76 per share. Chaffe notes that the stated transaction value of $175.00 per share is slightly above the midpoint of this range of values.

EFFECTIVE TIME OF THE MERGER

Subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger, the effective time of the Merger will occur on the date and at the time that the Delaware Certificate of Merger and the Louisiana Certificate of Merger relating to the Merger are filed and declared effective with, respectively, the Delaware Secretary of State and the Louisiana Secretary of State. Unless otherwise agreed upon by Regions and St. James, and subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the effective time of the Merger to occur on the last business day of the month in which the last of the following occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of St. James stockholders; or such later date within 30 days thereof as may be specified by Regions.

No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and St. James anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the fourth quarter of 1998. However, delays in the consummation of the Merger could occur.

The Board of Directors of either Regions or St. James generally may terminate the Agreement if the Merger is not consummated by March 31, 1999, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

Promptly after the effective time of the Merger, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of St. James a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of St. James Common Stock for certificates representing shares of Regions Common Stock.

ST. JAMES STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for St. James Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of St. James Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the effective time of the Merger, to the extent permitted by law, St. James stockholders of record as of the effective time will be entitled to vote at any meeting of holders of Regions Common Stock the number of whole shares of Regions Common Stock into which their

St. James Common Stock has been converted, regardless of whether such stockholders have surrendered their St. James Common Stock certificates. No dividend or other distribution payable after the effective time with respect to Regions Common Stock, however, will be paid to the holder of any unsurrendered St. James certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

After the effective time of the Merger, a St. James stockholder will be unable to transfer shares of St. James common stock. If certificates representing shares of St. James Common Stock are presented for transfer after the effective time, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

Consummation of the Merger is subject to a number of conditions, including, but not limited to:

     - approval from the Board of Governors of the Federal Reserve System (which has been granted) and notice to the Commissioner of Financial Institutions of the State of Louisiana and the expiration of all applicable waiting periods associated with these approvals, without any conditions or restrictions (excluding requirements relating to the raising of additional capital or the disposition of assets or deposits) that would, in the reasonable judgment of Regions' Board of Directors, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger;

     - the approval by the holders of the requisite number of shares of St. James Common Stock;

     - the absence of any action by any court or governmental authority of competent jurisdiction restricting, prohibiting, or making illegal the consummation of the Merger and the other transactions contemplated by the Agreement;

     - the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under
       Section 368(a) of the Internal Revenue Code, with the effects described under "-- Federal Income Tax Consequences of the Merger," including, among others, that the exchange of St. James Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to St. James stockholders, except to the extent of any cash received;

     - filing with the NASD of notification for listing of additional shares on the Nasdaq National Market for the shares of Regions Common Stock to be issued in the Merger; and

     - the receipt by St. James of an opinion of St. James' financial advisor (which has been received and is included as Appendix B) that the consideration to be received in the Merger by the stockholders of St. James is fair to such stockholders from a financial point of view.

Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement which are customary in transactions of this nature, including, among others: (i) the delivery by Regions and St. James of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the Agreement and (ii) as of the effective time of the Merger, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that pending regulatory approvals will be obtained or as to the timing of such approvals. It is also possible that any such approval may be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

Regions and St. James are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

The Merger requires the prior approval of the Federal Reserve Board, pursuant to
Section 3 of the Bank Holding Company Act of 1956. In granting its approval under Section 3 of the Bank Holding Company Act, the Federal Reserve Board must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve Board finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Holding Company Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve Board approval, which may be shortened by the Federal Reserve Board to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve Board's approval, unless a court specifically orders otherwise.

The Federal Reserve Board has approved the Merger. In addition, the Merger is subject to the approval of the Commissioner of Financial Institution of Louisiana.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

Prior to the effective time of the Merger, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and St. James approved by their respective Boards of Directors; provided, however, that after approval by the St. James stockholders, no amendment that pursuant to the Louisiana Business Corporation Law requires further approval of the St. James stockholders, including decreasing the consideration to be received by St. James stockholders, may be made without the further approval of such stockholders.

The Agreement may be terminated, and the Merger abandoned, at any time prior to the effective time of the Merger, either before or after approval by St. James stockholders, under certain circumstances, including:

     - by the Board of Directors of either party upon final denial of any required consent of any regulatory authority, if such denial is nonappealable or was not appealed within the time limit for appeal;

     - by the Board of Directors of either party, if the holders of the requisite number of shares of St. James Common Stock shall not have approved the Agreement;

     - by mutual consent of the Boards of Directors of Regions and St. James;

     - by the Board of Directors of either party (provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement included in the Agreement), in the event of any inaccuracy in any representation or warranty by the other party which meets certain standards specified in the Agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party;

     - by the Board of Directors of either party (provided the terminating party is not in material breach of any representation, or warranty included in the Agreement), in the event of a breach by the other party of any covenant or agreement included in the Agreement that cannot be cured within 30 days after giving notice to the breaching party; and

     - by the Board of Directors of either party if the Merger shall not have been consummated by March 31, 1999, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

Each of St. James and Regions generally has agreed to operate its business only in the usual, regular, and ordinary course, and to preserve intact its business organizations and assets and maintain its rights and franchises. Each has also agreed to take no action which would materially adversely affect the ability of either party to obtain any consents required for the Merger or to perform its covenants and agreements under the Agreement and to consummate the Merger. The foregoing shall not prevent Regions or any subsidiary of Regions from discontinuing or disposing of any of its assets or business. Nor is Regions prevented from acquiring or agreeing to acquire any other entity or any assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of

Regions and its subsidiaries. In addition, the Agreement includes certain other restrictions applicable to the conduct of the business of St. James prior to consummation of the Merger, as described below.

St. James. St. James has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior written consent of Regions, which Regions has agreed shall not be unreasonably withheld. The actions St. James has agreed not to take are in the general categories of:

     - amending Articles of Incorporation, Bylaws, or other governing instruments;

     - incurring indebtedness;

     - acquiring any of its outstanding shares or making distributions in respect of its outstanding shares other than dividends of not more than $2.00 per share per quarter;

     - issuing additional securities;

     - reclassifying capital stock or selling or encumbering assets;

     - acquiring or investing in other entities;

     - increasing employees' salaries and benefits or accelerating the vesting of any stock-based compensation or employee benefits;

     - entering into or amending employment contracts;

     - adopting employee benefit plans or amending existing plans;

     - changing accounting methods or practices;

     - commencing or settling litigation; or

     - entering into or terminating material contracts.

The specific agreements not to take certain actions of such character, including the exceptions and contractually permitted actions, are set forth in the Agreement, which is attached as Appendix A. See Article 7 of the Agreement.

In addition, St. James has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. St. James also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, St. James has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

MANAGEMENT FOLLOWING THE MERGER

Upon consummation of the Merger, the present officers and directors of Regions will retain their respective positions with Regions. Information pertaining to the directors and executive officers of Regions, executive compensation, certain relationships and related transactions, and other related matters is included in Regions' Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference. See "Where You Can Find More Information."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

The Agreement generally provides that Regions will indemnify and hold harmless each person entitled to indemnification from St. James or any of its subsidiaries to the full extent permitted by Louisiana law and by St. James' Articles of Incorporation or Bylaws as in effect on the date of the Agreement, and that such rights will continue in full force and effect for six years from the effective time of the Merger with respect to matters occurring at or prior to the effective time.

The Agreement also provides that, after the effective time of the Merger, Regions will provide generally to officers and employees of St. James and its subsidiaries who, at or after the effective time, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with St. James or its subsidiaries prior to the effective time will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will cause St. James to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between St. James or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the effective time under St. James' benefit plans.

St. James Bank & Trust and Sharon B. Kell, President of the bank, are parties to an employment agreement. The agreement has a term of three years and provides for a base annual salary of $100,000. The employment agreement entitles Ms. Kell to severance benefits equal to the accrued compensation in a lump sum payment equal to the base salary for the remaining term of the contract if her employment is terminated by the bank for other than "good cause," as defined in agreement, or if Ms. Kell resigns her employment for "good reason," as defined in the agreement. The employment agreement also entitles Ms. Kell to a retention payment of $100,000 if she remains employed by the bank until the bank is combined with Regions' principal banking subsidiary, which is anticipated to occur in mid-1999.

As of the record date, directors and executive officers of St. James owned no shares of Regions Common Stock.

DISSENTING STOCKHOLDERS

Each St. James stockholder who objects to the Merger shall be entitled to the rights and remedies of dissenting stockholders provided in Section 131 of the Louisiana Business Corporation Law.

The following is a summary of the steps to be taken by a St. James stockholder who is interested in perfecting such holder's dissenters' rights and should be read in conjunction with the full text of Section 131 of the Louisiana Business Corporation Law. Each of the steps enumerated below must be taken in strict compliance with the applicable provisions of the statute in order for holders of St. James Common Stock to perfect their dissenters' rights. If the Merger is approved by 80% or more of the total voting power of St. James, then dissenters' rights, in accordance with the Louisiana Business Corporation Law, will not be available.

Any written objection, demand, or notice required by the Louisiana Business Corporation Law in connection with the exercise of dissenters' rights should be sent to St. James or, following the Merger, to Regions, in either case to St. James Bancorporation, Inc., 1980 West Main Street, Lutcher, Louisiana, 70071,
Attention: Corporate Secretary. It is recommended that all required documents to be delivered by mail be sent by registered or certified mail with return receipt requested.

Any holder of St. James Common Stock who wishes to receive in cash the "fair value" of such shares (determined as of the day before the Agreement is approved by the stockholders) may elect to do so by taking all of the following steps:

     - Such stockholder must file with St. James, prior to or at the Special Meeting, a written objection to the proposed Merger.

     - Such stockholder must also vote such holder's shares of St. James Common Stock against the Merger. If the Merger is approved by the required vote, but by less than 80% of the total voting power, and the Merger authorized thereby is effected, the Corporation (referring to St. James or, if after the Effective Date, Regions, as the then successor to St. James) promptly thereafter shall give written notice thereof, by registered mail, to each stockholder who both filed such written objection to, and voted such holder's shares against, the Merger, at such stockholder's last address on St. James' records.

     - Each such stockholder, within 20 days after the mailing of such notice to such holder, but not thereafter, must file with the Corporation a demand in writing for the fair cash value of such holder's shares of St. James Common Stock as of the day before such vote was taken, and such holder must state in such demand the value demanded and a post office address to which the reply of the Corporation may be sent.

     - At the same time, such stockholder must deposit in escrow in a chartered bank or trust company located in St. James Parish the certificates representing such holder's shares of St. James Common Stock, duly endorsed and transferred to the Corporation upon the sole condition that such certificates shall be delivered to the Corporation upon payment of the value of the shares determined in accordance with the provisions of
       Section 131 of the Louisiana Business Corporation Law.

     - With the demand, the stockholder must deliver to the Corporation the written acknowledgment of such bank or trust company that it so holds such holder's certificates of St. James Common Stock.

Any stockholder who fails to take each of the required actions outlined above in a timely manner will not be entitled to exercise the rights of a dissenting stockholder.

Unless the objection, demand, and acknowledgment are made and delivered by the stockholder within the required time period, such holder conclusively shall be presumed to have acquiesced in the Merger. If the Corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, within 20 days after receipt of such demand and acknowledgment, it shall notify the stockholder in writing, at the designated post office address, of its disagreement and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied stockholder, the value demanded.

In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions described above, the dissatisfied stockholder, within 60 days after receipt of notice in writing of the Corporation's disagreement, but not thereafter, may file suit against the Corporation, in the district court of St. James Parish praying the court to fix and decree the fair cash value of the dissatisfied stockholder's shares of St. James Common Stock as of the day before the stockholder vote on the Agreement was taken, and the court, on such evidence as may be adduced in relation thereto, shall determine summarily whether any payment is due and, if so, shall determine such cash value and render judgment accordingly. Any stockholder entitled to file such suit, within such 60-day period, but not thereafter, may intervene as a plaintiff in such suit filed by another stockholder and recover therein judgment against the Corporation for the fair cash value of such holder's shares of St. James Common Stock. Failure of the stockholder to bring suit, or to intervene in such a suit, within 60 days after receipt of notice of disagreement by the Corporation conclusively shall bind the stockholder (i) to acquiesce in, and not contest, the Corporation's statement that no payment is due or (ii) if the Corporation does not contend that no payment is due, to accept the value of such holder's shares of St. James Common Stock as fixed by the Corporation in its notice of disagreement.

A stockholder, upon filing a demand for the value of such holder's shares, shall cease to have any of the rights of a stockholder, except the rights accorded by
Section 131 of the Louisiana Business Corporation Law. Such a demand may be withdrawn by the stockholder at any time before the Corporation gives notice of disagreement, as provided by the Louisiana Business Corporation Law. After such notice of disagreement is given, withdrawal of the demand shall require the consent of the Corporation. If a demand is withdrawn, or the Merger is abandoned or rescinded, or a court shall determine that the stockholder is not entitled to receive payment for such holder's shares of St. James Common Stock, or the stockholder shall otherwise lose such holder's dissenters' rights, such holder shall not have the right to receive a cash payment for such holder's shares of St. James Common Stock, such holder's share certificates shall be returned (and, on such holder's request, new certificates shall be issued in exchange for the old ones endorsed to the Corporation), and such holder shall be reinstated to all rights as a stockholder as of the filing of such holder's demand for value, including the right to payment of any intervening dividend or other distribution, or if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the Corporation, the fair value thereof in cash as determined by the Corporation's Board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

Any dissenting St. James stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "-- Federal Income Tax Consequences of the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF ST. JAMES COMMON STOCK. THIS DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS ST. JAMES STOCKHOLDERS, IF ANY, WHO HOLD ST. JAMES COMMON STOCK OTHER THAN AS A CAPITAL ASSET, WHO RECEIVED ST. JAMES COMMON STOCK AS COMPENSATION, WHO HOLD ST. JAMES COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION,"

OR WHO ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS, AND DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION, OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

Consummation of the Merger is conditioned upon receipt by Regions and St. James of an opinion from Alston & Bird LLP, special counsel to Regions, concerning the material federal income tax consequences of the Merger. Based upon the assumption that the Merger is consummated in accordance with the Agreement and upon factual statements and factual representations made by Regions and St. James, it is such firm's opinion that:

     - The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and St. James and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     - No gain or loss will be recognized by holders of St. James Common Stock upon the exchange in the Merger of all of their St. James Common Stock solely for shares of Regions Common Stock (except with respect to any cash received in lieu of fractional share interests in Regions Common Stock).

     - The aggregate tax basis of the Regions Common Stock received by the St. James stockholders in the Merger will, in each instance, be the same as the aggregate tax basis of the St. James Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

     - The holding period of the Regions Common Stock received by the St. James stockholders in the Merger will, in each instance, include the holding period of the St. James Common Stock surrendered in exchange therefor, provided that such St. James Common Stock is held as a capital asset at the effective time of the Merger.

     - The payment of cash to St. James stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Internal Revenue Code.

     - Where solely cash is received by a St. James stockholder in exchange for St. James Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's St. James Common Stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. ST. JAMES STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL, AND FOREIGN LAW.

ACCOUNTING TREATMENT

It is anticipated that the Merger will be accounted for as a "purchase," as that term is used pursuant to generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of St. James as of the effective time of the Merger will be recorded at their estimated respective fair values and added to those of Regions. Financial statements of Regions issued after the effective time will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of St. James.

The Agreement originally conditioned Regions' obligation on the Merger qualifying for pooling-of-interests accounting treatment, but Regions has since waived this condition.

EXPENSES AND FEES

The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement-Prospectus.

RESALES OF REGIONS COMMON STOCK

The Regions Common Stock to be issued to St. James stockholders in the Merger has been registered under the federal Securities Act of 1933, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, St. James (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

Rule 145 under the Securities Act restricts the sale of Regions Common Stock received in the Merger by affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the effective time of the Merger, affiliates of St. James may resell publicly the Regions Common Stock received by them in the Merger subject to certain limitations as to the amount of Regions Common Stock sold in any three-month period and as to the manner of sale, and subject to the currency of Regions' periodic reporting obligations with the Securities and Exchange Commission. After the one-year period and within two years following the effective time of the Merger, affiliates of St. James who are not affiliates of Regions may effect such resales subject only to the currency of Regions' periodic reporting requirements. After two years, such affiliates of St. James who are not affiliates of Regions may resell their shares without restriction. Persons who are affiliates of Regions after the effective time may publicly resell the Regions Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in SEC Rule
144. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell Regions Common Stock received in the Merger. Affiliates also would be permitted to resell Regions Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Joint Proxy Statement does not cover any resales of Regions Common Stock received by persons who may be deemed to be affiliates of St. James or Regions.

Each person who St. James reasonably believes will be an affiliate of St. James has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

As a result of the Merger, holders of St. James Common Stock will be exchanging their shares of a Louisiana corporation governed by the Louisiana Business Corporation Law and St. James' Articles of Incorporation, as amended (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware General Corporation Law and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Significant differences exist between the rights of St. James stockholders and those of Regions stockholders. The material differences are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that under certain circumstances may have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Louisiana Business Corporation Law and the Delaware General Corporation Law as well as to Regions' Certificate and Bylaws and St. James' Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

The provisions of Regions' Certificate and Bylaws described below under the headings, "-- Authorized Capital Stock," "-- Amendment of Certificate or Articles of Incorporation and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting," "-- Removal of Directors," "-- Limitations on Director Liability," "-- Special Meetings of Stockholders," "-- Actions by Stockholders Without a Meeting," "-- Stockholder Nominations," and "-- Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware General Corporation Law described under the heading "-- Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

Regions. The Certificate authorizes the issuance of up to 500,000,000 shares of Regions Common Stock, of which 221,111,474 shares were issued as of September 30, 1998, none of which were held as treasury shares, and 5,000,000 shares of preferred stock, none of which are outstanding. Regions' Board of Directors may authorize the issuance of additional shares of Regions Common Stock or preferred stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The Certificate does not provide preemptive rights to Regions stockholders.

The authority to issue additional shares of Regions capital stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions. Regions has committed not to issue shares of preferred stock for any antitakeover purpose, including any purpose to make a change in control of Regions more costly or difficult.

St. James. St. James' authorized capital stock consists of 1,000,000 shares of St. James Common Stock, which is the only class of capital stock authorized and of which 245,688 shares were issued and outstanding as of the record date.

Pursuant to the Louisiana Business Corporation Law, St. James' Board of Directors may authorize the issuance of additional shares of St. James Common Stock without further action by St. James' stockholders. St. James' Articles, do not provide the stockholders of St. James with preemptive rights to purchase or subscribe to any unissued authorized shares of St. James Common Stock or any option or warrant for the purchase thereof, in accordance with the Louisiana Business Corporation Law.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

Regions. The Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

St. James. The Louisiana Business Corporation Law generally provides that a Louisiana corporation's articles of incorporation may be amended by the affirmative vote of two-thirds of the voting power present at a meeting, unless the articles of incorporation provide for a higher or lower voting requirement.

The Louisiana Business Corporation Law provides that the Board of Directors have the power to amend or alter the Bylaws, provided shareholders may repeal any bylaws so made.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

St. James. St. James' Articles do not provide for a classified board of directors, and do not provide that voting stock has cumulative voting rights.

REMOVAL OF DIRECTORS

Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

St. James. The Louisiana Business Corporation Law permits stockholders to remove any director, with or without cause, by vote of a majority of the total voting power at any special meeting called for that purpose.

LIMITATIONS ON DIRECTOR LIABILITY

Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

St. James.  The St. James Articles do not contain a comparable provision.

INDEMNIFICATION

Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses

(including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

St. James. St. James' Articles provide for mandatory indemnification of its directors and officers with substantially the same effect as in the case of Regions. The Louisiana Business Corporation Law permits, but does not require, indemnification of employees and agents who meet specified standards of conduct except that indemnification of directors, officers, employees, and agents is mandatory, as is the case and to the same extent as under the Delaware General Corporation Law described above, whenever any such person has been successful in the defense of a claim.

SPECIAL MEETINGS OF STOCKHOLDERS

Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

St. James. Under the Louisiana Business Corporation Law, a special meeting of stockholders may be called by shareholders holding at least 20% of its voting power.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

St. James. Under the Louisiana Business Corporation Law, action requiring or permitting stockholder approval may be approved by written consent of all stockholders entitled to vote at a meeting of stockholders. In that it would be impractical to obtain the consent of all stockholders, the inability of stockholders to effect action without a meeting is substantially the same as for Regions.

STOCKHOLDER NOMINATIONS

Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

St. James. Neither St. James' Articles nor Bylaws contains any provisions governing or restricting the means by which stockholders may nominate individuals to be directors of St. James.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware General Corporation Law generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware General Corporation Law, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger.

St. James. The Louisiana Business Corporation Law generally requires the affirmative vote of at least two-thirds of the voting power present, or by such larger or smaller vote, but not less than a majority of the voting power present or of the total voting power, as the Articles of Incorporation may prescribe, to effect (i) any merger, consolidation, or share exchange with or into any other corporation, or (ii) any sale or lease of all or substantially all of the assets of the corporation if the corporation is not insolvent. St. James' Articles do not provide for any larger or smaller vote.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

Regions. Section 203 of the Delaware General Corporation Law ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock).
Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by Section 203.

Regions has not specifically elected to avoid the application of Section 203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or
(iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

St. James. Section 133 of the Louisiana Business Corporation Law ("Section 133") places similar restrictions on "business combinations" (as defined in
Section 132(4) of the Louisiana Business Corporation Law, generally including mergers, consolidations, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by Louisiana corporations with an "interested stockholder" (as defined in Section 132(9) of the Louisiana Business Corporation Law, generally the beneficial owner of 10% or more of the voting power of the then outstanding voting stock). Section 133 generally applies to business combinations of Louisiana corporations having greater than 100 beneficial owners of its stock or which did not have an interested stockholder on January 1, 1985, unless the articles of incorporation expressly provide otherwise. Section 133 generally does not apply if specified conditions are met, including a condition that the stockholders receive in the business combination consideration for their shares of stock in the corporation that is no less than the highest of several different standards provided for by Section 134B, one of which is that the price must be no less than the highest price as the interested stockholder paid for shares of stock in the corporation acquired by such interested stockholder within two years of such business combination.

As St. James has not generally elected to avoid the application of Section 133,
Section 133 generally would prohibit a business combination by St. James with an interested stockholder unless the consideration to be received meets the standard described in the preceding sentence or unless the business combination is recommended by St. James' Board and approved by the affirmative vote of at least each of the following: (i) 80% of the votes entitled to be cast by outstanding shares of St. James voting stock voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by holders of St. James voting stock, other than voting stock held by the interested stockholder who is a party to the business combination with St. James, voting together as a single voting group. As Regions is not an "interested stockholder" with respect to St. James, Section 133 does not apply to the Merger.

Under Sections 135 through 140.2 of the Louisiana Business Corporation Law (the "Control Share Law"), a person who acquires shares in certain Louisiana corporations (including St. James) and as a result increases such person's voting power in the corporation to or above any of three threshold levels (i.e., 20%, 33 1/3%, and 50%), acquires the voting rights with respect to such shares only to the extent granted by a majority in voting interest of the pre-existing, disinterested stockholders of the corporation. Certain acquisitions of shares are exempted from the provisions of the Control Share Law, including acquisitions pursuant to a merger, consolidation, or share exchange agreement to which the corporation is a party. Since Regions' acquisition of St. James Common Stock is to be made pursuant to a merger and St. James and Regions are parties to the Agreement with respect thereto, the Control Share Law does not apply to the Merger.

DISSENTERS' RIGHTS

Regions. The rights of dissenting stockholders of Regions are governed by the Delaware General Corporation Law. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for
(i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights.

St. James. The rights of dissenting stockholders under Louisiana law are generally similar to those afforded under the Delaware General Corporation Law. See "Description of the Transaction -- Dissenting Stockholders." If the Merger is consummated, stockholders of St. James will have dissenters' rights as described unless the Merger receives the favorable vote of at least 80% of the total outstanding shares.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

Regions. The Delaware General Corporation Law provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

St. James. Pursuant to the Louisiana Business Corporation Law, upon written notice of a demand to inspect corporate records, one or more stockholders who have owned at least 2% of the outstanding stock (25% in the case of a business competitor) for at least six months are entitled to inspect specified corporate records.

DIVIDENDS

Regions. The Delaware General Corporation Law provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations -- Payment of Dividends."

St. James. Pursuant to the Louisiana Business Corporation Law, a board of directors may from time to time make distributions out of surplus, as defined in the Louisiana Business Corporation Law, to its stockholders, subject to restrictions in its articles of incorporation, except (i) when the corporation is insolvent, or (ii) at a time when the corporation's assets are exceeded by its liabilities, or when the net assets are less than the aggregate amount payable on liquidation to any shares of St. James common stock which have preferential rights in the event of liquidation. Substantially all of the funds available for the payment of dividends by St. James are derived from St. James Bank & Trust, which is subject to federal and state statutory limitations on its ability to pay dividends. See "Comparative Market Prices And Dividends."

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." St. James Common Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock as reported on the Nasdaq National Market, the high and low prices, to the extent known by management of St. James, for St. James Common Stock and the cash dividends declared per share of Regions Common Stock and St. James Common Stock for the indicated periods. The prices indicated for St. James are based on actual transactions in St. James Common Stock of which St. James management is aware; however, for the indicated period there has been only a very limited number of transactions and all such transactions have involved limited numbers of shares in St. James Common Stock in the indicated periods, and no assurance can be given that the indicated prices represent the actual market value of the St. James Common Stock. The amounts indicated for Regions have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997.

                                          REGIONS                      ST. JAMES
                                ---------------------------   ---------------------------
                                                    CASH                          CASH
                                  PRICE RANGE     DIVIDENDS     PRICE RANGE     DIVIDENDS
                                ---------------   DECLARED    ---------------   DECLARED
                                 HIGH     LOW     PER SHARE    HIGH     LOW     PER SHARE
                                ------   ------   ---------   ------   ------   ---------
1996
First Quarter.................  $24.00   $20.38     $.175     $   --   $   --     $  --
Second Quarter................   24.19    21.13      .175         --       --       .60
Third Quarter.................   24.32    21.82      .175         --       --        --
Fourth Quarter................   26.88    24.38      .175         --       --      1.90
1997
First Quarter.................   30.94    25.69       .20      55.00    55.00        --
Second Quarter................   33.25    27.38       .20         --       --      2.00
Third Quarter.................   39.13    32.06       .20         --       --      1.00
Fourth Quarter................   44.75    36.56       .20      61.00    61.00      1.50
1998
First Quarter.................   43.50    37.94       .23         --       --      2.00
Second Quarter................   45.25    38.66       .23         --       --      2.00
Third Quarter.................   42.69    33.81       .23         --       --      2.00
Fourth Quarter (through
            , 1998)...........

On           , 1998, the last reported sale price of Regions Common Stock as
reported on the Nasdaq National Market was $                , and the price of
St. James Common Stock in the last known transaction, which occurred in
          , was $           . On July 21, 1998, the last business day prior to
public announcement of the proposed Merger, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market was $41.88, and the last known price of St. James Common Stock was $61.00.

The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation -- Payment of Dividends."

St. James' dividend policy has been to pay quarterly cash dividends of $2.00 per share, and the Merger Agreement permits these dividends, but no more, to continue to be paid.

                ST. JAMES BANCORPORATION MANAGEMENT'S DISCUSSION
                      AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

OVERVIEW

St. James Bancorporation, Inc. and its subsidiary, St. James Bank & Trust Company (SJB), reported net income of $1,425,000 for the nine months ended September 30, 1998 which represents a 10.6% increase from the net income of $1,288,000 for the comparable period in 1997. Net income per share was $5.80 for the nine months ended September 30, 1998 and $5.24 for the same period in 1997. SJB's net income for 1997 was $1,812,000, a 37.8% increase from 1996 net income of $1,315,000. Net income per share was $7.37 in 1997 and $5.35 in 1996.

The primary reasons for the improvement in net income during the first nine months of 1998 over the first nine months of 1997 was 1) an increase in earning assets and 2) an increase in net interest spread. Average Earning Assets were $141,292,000 as of September 30, 1998, an increase of $12,337,000 over the average earning assets of $128,955,000 at September 30, 1997. Net interest spread and net interest margin as of September 30, 1998 were 3.72% and 4.34% as compared to 3.65% and 4.40% as of September 30, 1997.

The improvement in net income over the two years ended December 31, 1997 may also be attributed to increases in average earning assets, net interest spread and net interest margin.

In addition to increases in average earning assets, changes in the asset mix principally from investment securities to loans has resulted in increases in net interest income. Net interest income during the first nine months of 1998 increased $415,000 to $4,855,000, which represents a 9.3% increase over the same period of 1997. Of the $415,000 increase, $154,000 was attributable to an increase in fees on loans.

At September 30, 1998, SJB has total assets and deposits of $150,331,000 and $131,109,000, respectively, which represents decreases of 1.3% and 1.5%, respectively, from amounts reported at December 31, 1997. Loans, net of the reserve for possible loan losses, were $94,399,000 at September 30, 1998, an increase of 20.3% from the amount reported at the end of 1997. The decrease in assets as of September 30, 1998 is principally due to a decline in public fund deposits. SJB's total assets and deposits are historically higher at year-end as a result of deposits of public funds received from local taxing authorities.

A more detailed review of SJB's financial condition and results of operations for the years ended December 31, 1997 and 1996 and the nine months ended September 30, 1998 and 1997 follows. This discussion and analysis should be read in conjunction with SJB's financial statements and the notes thereto appearing elsewhere in this Proxy Statement-Prospectus.

The following table sets forth certain information regarding SJB's results of operations for the periods indicated.

                                              NINE MONTHS
                                                 ENDED                  YEAR ENDED
                                             SEPTEMBER 30               DECEMBER 31
                                         ---------------------     ---------------------
                                           1998         1997         1997         1996
                                         --------     --------     --------     --------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Income..........................      $1,425       $1,288       $1,812       $1,315
Net Income per share*...............        5.80         5.24         7.37         5.35
Return on average assets............        1.24%        1.25%        1.30%        1.02%
Return on average equity............       11.65        10.78        11.36         8.65
Average equity to average assets....       10.65        11.63        11.47        11.81
Dividend pay-out ratio..............      103.45        57.25        61.06        46.73

* Per share data based upon weighted average number of shares outstanding of 245,688.

RESULT OF OPERATIONS

  NET INTEREST INCOME

The principal component of SJB's net earnings is net interest income, which is the difference between interest and fees earned on interest-earning assets and interest paid on deposits and borrowed funds. Net interest income, when expressed as a percentage of total average interest-earning assets, is referred to as net interest margin. Net interest income for the nine months ended September 30, 1998 increased to $4,855,000 from $4,440,000 recorded for the comparable period in 1997, an increase of 9.3%. 1997 net interest income of 6,002,000 represents an increase of $626,000, or 11.6%, from net interest income of $5,376,000 reported for the year ended December 31, 1996. The improvements in 1998 and 1997 were primarily the result of increases in average earning assets and higher yields from changes in the asset mix.

Average interest-earning assets were $141,192,000 for the nine months ended September 30, 1998, $130,778,000 for 1997 and $121,456,000 for 1996. Average
loans, the company's highest yielding assets, rose 10.9% from 1996 to 1997 and 17.4% from 1997 to September 30, 1998. Net interest margin decreased 1 basis point to 4.58% for the nine months ended September 30, 1998 from 4.59% recorded for 1997. 1997 net interest recorded a 16 basis point increase from 1996 net interest margin of 4.43%.

SJB's net interest margin is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities, and by changes in yields earned on assets and rates paid on deposits and other borrowed funds. The following tables sets forth certain information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon for the periods presented. Average balances are computed using monthly average balances.

                                                              NINE MONTHS ENDED
                                                             SEPTEMBER 30, 1998
                                                        -----------------------------
                                                                   INTEREST   AVERAGE
                                                        AVERAGE    INCOME/    YIELD/
                                                        BALANCE    EXPENSE     RATE
                                                        --------   --------   -------
                                                           (DOLLARS IN THOUSANDS)
Interest-Earning Assets:
       Loans..........................................  $ 85,697    $6,141    9.55%
       Interest-bearing deposits with financial
          institutions................................        95         2     2.81
       Investment securities..........................    49,156     2,072     5.62
       Federal funds sold.............................     6,244       249     5.32
                                                        --------    ------
          Total interest-earning assets...............   141,192     8,464     7.99
Interest-Bearing Liabilities:
Deposits:
       Money market demand............................    11,758       281     3.19
       Savings and other interest-bearing demand
          deposits....................................    39,932       777     2.59
       Time deposits..................................    66,880     2,496     4.98
       Borrowed funds.................................     1,148        55     6.39
                                                        --------    ------
          Total interest-bearing liabilities..........   119,718     3,609     4.03
                                                                    ------
Net interest income...................................               4,855
Net interest margin...................................                         4.58

                                                       YEAR ENDED DECEMBER 31, 1997
                                                       -----------------------------
                                                                  INTEREST   AVERAGE
                                                       AVERAGE    INCOME/    YIELD/
                                                       BALANCE    EXPENSE     RATE
                                                       --------   --------   -------
                                                          (DOLLARS IN THOUSANDS)
Interest-Earning Assets:
       Loans.........................................  $ 72,970   $ 6,949    9.52%
       Interest-bearing deposits with financial
          institutions...............................        57         1     1.75
       Investment securities.........................    52,406     2,980     5.69
       Federal funds sold............................     5,345       296     5.54
                                                       --------   -------
          Total interest-earning assets..............   130,778    10,226     7.82
Interest-Bearing Liabilities:
Deposits:
       Money market demand...........................    10,729       306     2.85
       Savings and other interest-bearing demand
          deposits...................................    33,126       806     2.43
       Time deposits.................................    62,442     3,095     4.96
       Borrowed funds................................       295        17     5.76
                                                       --------   -------
          Total interest-bearing liabilities.........   106,592     4,224     3.96
                                                                  -------
Net interest income..................................               6,002
Net interest margin..................................                         4.59

                                                           YEAR ENDED DECEMBER 31,
                                                                    1996
                                                        -----------------------------
                                                                   INTEREST   AVERAGE
                                                        AVERAGE    INCOME/    YIELD/
                                                        BALANCE    EXPENSE     RATE
                                                        --------   --------   -------
                                                           (DOLLARS IN THOUSANDS)
Interest-Earning Assets:
       Loans..........................................  $ 65,799    $6,101    9.27%
       Interest-bearing deposits with financial
          institutions................................        47         1     2.13
       Investment securities..........................    51,923     2,815     5.42
       Federal funds sold.............................     3,687       198     5.37
                                                        --------    ------
          Total interest-earning assets...............   121,456     9,115     7.50
Interest-Bearing Liabilities:
Deposits:
       Money market demand............................    10,024       273     2.72
       Savings and other interest-bearing demand
          deposits....................................    30,871       740     2.40
       Time deposits..................................    54,435     2,723     5.00
       Borrowed funds.................................        44         3     6.82
                                                        --------    ------
          Total interest-bearing liabilities..........    95,374     3,739     3.92
                                                                    ------
Net interest income...................................               5,376
Net interest margin...................................                         4.43

The following table sets forth changes in interest income and interest expense for each major category of interest-earning assets and interest-bearing liabilities and the amount of change attributable to volume change and rate changes for the periods indicated. The change in interest income due to both volume change and rate change has been allocated to volume change.

                                                                YEARS ENDED
                                                             DECEMBER 31, 1997
                                                                  AND 1996
                                                           ----------------------
                                                                            NET
                                                           VOLUME   RATE   CHANGE
                                                           ------   ----   ------
                                                           (DOLLARS IN THOUSANDS)
Interest-Earning Assets:
  Loans..................................................   $644    $204   $  848
  Interest-bearing deposits with financial
     institutions........................................      0       0        0
  Investment securities..................................     28     137      165
  Federal funds sold.....................................     88      10       98
                                                            ----    ----   ------
          Total..........................................   $760    $351   $1,111
                                                            ====    ====   ======
Interest-Bearing Liabilities:
Deposits:
  Money market demand....................................   $ 19    $ 14   $   33
  Savings and other interest-bearing demand deposits.....     54      12       66
  Time deposits..........................................    372       0      372
  Borrowed funds.........................................     14       0       14
                                                            ----    ----   ------
          Total..........................................   $459    $ 26   $  485
                                                            ====    ====   ======
  Interest Differential..................................   $301    $325   $  626

  PROVISION FOR LOAN LOSSES

The provision for loan losses is the periodic charge to earnings for potential losses in the loan portfolio. The amounts provided for loan losses are determined by management after evaluations of the loan portfolio. This evaluation process requires that management apply various judgements, assumptions and estimates concerning the impact certain factors may have on amounts provided. Factors considered by management in its evaluation process include known and inherent losses in the loan portfolio, the current economic environment, the composition of and risk in the loan portfolio, prior loss experience and underlying collateral values. While management considers the amounts provided through September 30, 1998 to be adequate, subsequent changes in these factors and related assumptions may warrant significant adjustments in amounts provided, based on conditions prevailing at the time. In addition, various regulatory agencies, as an integral part of the examination process, review SJB's allowance for loan losses. Such agencies may require SJB to make additions to the allowance based on their judgements of information available to them at the time of their examinations.

The provision for loan losses for the nine months ended September 30, 1998 and 1997 was $170,000 and $180,000, respectively. Provisions for the years ended 1997 and 1996 were $250,000 and $310,000 respectively. Fewer nonperforming loans and lower net charge-offs resulted in provisions declining.

  NON-INTEREST INCOME

Non-interest income, excluding security transactions, was $900,000 for the nine months ended September 30, 1998, compared to $891,000 for the comparable period of 1997. Non-interest income, excluding security transactions, was $1,228,000 for the year ended December 31, 1997, compared to $1,079,000 for 1996. The increase in non-interest income from 1996 to 1997 was attributable primarily to increased service charges and NSF fees on deposit accounts.

  INCOME TAXES

SJB's provision for income taxes was $601,000 for the nine months ended September 30, 1998, compared to $522,000 for the nine months ended September 30, 1997. Such provision was $675,000 for 1997 compared to $506,000 for 1996. The increases are due primarily to the increase in income, although the tax effective rate has increased slightly due to the maturing of tax exempt municipal securities.

  FINANCIAL CONDITION

The following table sets forth the SJB's average assets, liabilities and shareholders' equity and the percentage distribution of these items for the periods indicated.

                                  NINE MONTHS            YEAR ENDED DECEMBER 31,
                                     ENDED         -----------------------------------
                                 SEPT. 30, 1998          1997               1996
                                ----------------   ----------------   ----------------
                                AVERAGE            AVERAGE            AVERAGE
                                BALANCE      %     BALANCE      %     BALANCE      %
                                        ASSETS
Cash and due from banks.......  $  5,414     3.5   $  4,347     3.1   $  4,314     3.3
Interest-bearing deposits
  w/financial institutions....        95      .1         57       0         47       0
Investment securities.........    49,157    32.0     52,405    37.7     51,923    40.3
Federal funds sold............     6,244     4.1      5,345     3.8      3,687     2.9
Loans (net of allowance for
  credit losses)..............    84,571    55.1     71,878    51.7     64,467    50.1
Other assets..................     8,085     5.2      5,022     3.7      4,259     3.4
                                --------   -----   --------   -----   --------   -----
          Total assets........  $153,566   100.0   $139,054   100.0   $128,697   100.0
                                ========   =====   ========   =====   ========   =====

                         LIABILITIES AND SHAREHOLDER'S EQUITY
Demand deposits...............  $ 16,281    10.6   $ 15,833    11.4   $ 17,126    13.3
Interest-bearing deposits.....   118,570    77.2    106,298    76.4     95,330    74.1
Borrowed funds................     1,148      .7        295      .2         44       0
Other liabilities.............     1,210      .8        675      .6        994      .8
Shareholder's equity..........    16,357    10.7     15,953    11.4     15,203    11.8
                                --------   -----   --------   -----   --------   -----
          Total liabilities
             and shareholder's
             equity...........  $153,566   100.0   $139,054   100.0   $128,697   100.0
                                ========   =====   ========   =====   ========   =====

  TOTAL ASSETS

At September 30, 1998, total assets were approximately $150,331,000, compared to $152,374,000 at December 31, 1997 and $139,555,000 at December 31, 1996. Total
average assets for the nine months ended September 30, 1998 were $153,566,000, an increase of 10.4% from the $139,054,000 average for the year ended December 31, 1997. The increase in average assets during the first nine months of 1998 and the year ended December 31, 1997 reflect the increases in deposits and borrowings. The mix of average assets during the first nine months of 1998 and the year ended December 31, 1997 represent a decline in investment securities and SJB's ability during these periods to increase its loan portfolio as interest-bearing deposits increased.

  INVESTMENT SECURITIES

At September 30, 1998, SJB's investment securities portfolio aggregated $38,994,000, a decrease of $15,308,000 from the $54,302,000 reported at December 31, 1997, which reflects an increase of $3,114,000 from the $51,188,000 reported at December 31, 1996.

The following table sets forth the composition of SJB's investment portfolio at the end of each period presented.

                                                                     DECEMBER 31,
                                                   SEPTEMBER 30,   -----------------
                                                       1998         1997      1996
                                                   -------------   -------   -------
                                                        (DOLLARS IN THOUSANDS)
U.S. Treasuries..................................     $     0      $     0   $ 1,998
U.S. Government Agencies.........................      30,246       45,438    41,586
Municipal Securities.............................       8,748        8,864     7,604
                                                      -------      -------   -------
                                                      $38,994      $54,302   $51,188
                                                      =======      =======   =======

Effective January 1, 1994, SJB adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which requires the classification of securities into one of three categories: Trading, Available-for-Sale, or Held-to-Maturity. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. SJB has not engaged in trading activities related to any of its investment securities and has no securities classified as trading. Debit securities are classified as held-to-maturity when SJB has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost. Securities not classified as trading or held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported in a separate component of shareholder's equity. SJB may sell these securities in response to liquidity demands. Available-for-sale securities also may be used as a means of adjusting the interest rate sensitivity of SJB's balance sheet through sale and reinvestment.

The following table presents selected contractual maturity data for the debt securities in SJB's portfolio at September 30, 1998 and December 31, 1997.

                                                        SEPTEMBER 30,   DECEMBER 31,
                                                            1998            1997
                                                        -------------   ------------
                                                           (DOLLARS IN THOUSANDS)
Due in one year or less...............................     $14,106        $18,804
Due after one year through five years.................      13,895         25,549
Due after five years through ten years................       3,567          4,827
Due after ten years...................................       7,426          5,122
                                                           -------        -------
          Total.......................................     $38,994        $54,302
                                                           =======        =======

The following table presents the amortized cost and fair value of each type of security classified as either held-to-maturity or available-for sale for the periods indicated.

                                                            SEPTEMBER 30, 1998
                                                       ----------------------------
                                                       AMORTIZED    FAIR      GAIN
                                                         COST       VALUE    (LOSS)
                                                       ---------   -------   ------
                                                          (DOLLARS IN THOUSANDS)
HELD-TO-MATURITY
U.S. Treasuries......................................   $     0    $     0    $  0
U.S. Government Agencies.............................     8,776      8,881     105
Municipal Securities.................................     8,748      9,010     262
                                                        -------    -------    ----
                                                        $17,524    $17,891    $367
                                                        =======    =======    ====

                                                       AMORTIZED    FAIR      GAIN
                                                         COST       VALUE    (LOSS)
                                                       ---------   -------   ------
AVAILABLE-FOR-SALE
U.S. Treasuries......................................   $     0    $     0    $  0
U.S. Government Agencies.............................    21,318     21,470     152
Municipal Securities.................................         0          0       0
                                                        -------    -------    ----
                                                        $21,318    $21,470    $152
                                                        =======    =======    ====

                                                            DECEMBER 31, 1997
                                                       ----------------------------
                                                       AMORTIZED    FAIR      GAIN
                                                         COST       VALUE    (LOSS)
                                                       ---------   -------   ------
HELD-TO-MATURITY
U.S. Treasuries......................................   $     0    $     0    $  0
U.S. Government Agencies.............................    16,540     16,554     (14)
Municipal Securities.................................     8,884      9,000     136
                                                        -------    -------    ----
                                                        $25,404    $25,554    $150
                                                        =======    =======    ====

                                                       AMORTIZED    FAIR      GAIN
                                                         COST       VALUE    (LOSS)
                                                       ---------   -------   ------
AVAILABLE-FOR-SALE
U.S. Treasuries......................................   $     0    $     0    $  0
U.S. Government Agencies.............................    28,922     28,899     (23)
Municipal Securities.................................         0          0       0
                                                        -------    -------    ----
                                                        $28,922    $28,898    $(23)
                                                        =======    =======    ====

SJB engages in real estate lending through real estate construction and mortgage loans, and commercial and consumer lending. The lending activities of SJB are guided by the basic lending policy established by the Board of Directors. Each loan is evaluated based on, among other things, character and leverage capacity of the borrower, capital and investment in a particular property, if applicable, cash flow, collateral, market conditions for the borrower's business or project and prevailing economic trends and conditions.

The following table sets forth the type and amount of loans outstanding as of the dated indicated:

                                                                     DECEMBER 31,
                                                   SEPTEMBER 30,   -----------------
                                                       1998         1997      1996
                                                   -------------   -------   -------
                                                        (DOLLARS IN THOUSANDS)
Construction and Land Development................     $11,459      $ 5,479   $ 7,512
Residential Real Estate..........................      38,998       37,702    29,586
Commercial Real Estate...........................      25,325       19,203    11,379
Agricultural.....................................       3,502          676       406
Commercial/Industrial............................       6,879        6,153     6,352
Consumer/Installment.............................       8,177        8,364     9,052
All Other........................................       1,245        1,936     1,094
                                                      -------      -------   -------
                                                      $95,585      $79,513   $65,381
                                                      =======      =======   =======

Except as otherwise set forth in the table above, as of September 30, 1998, SJB did not have any concentration of loans in any particular industry exceeding 10% of total outstanding loans. A concentration is defined as amounts loaned to a multiple number of borrowers engaged in similar activities, which would cause them to be similarly impacted by economic or other conditions, where the amount exceeds 10% of total outstanding loans.

At September 30, 1998, loans were $95,585,000, as compared to $79,513,000 at December 31, 1997 and $65,381,000 at December 31, 1996. Average loans have increased over these periods as well, from $65,799,000 and $72,970,000, respectively, for 1996 and 1997, to $85,697,000 for the nine months ended September 30, 1998. These increases in the amount of outstanding loans are attributable primarily to increased loan demand in the market served by SJB as the local economy strengthened. SJB's average loan to deposit ratio was 72.9% during the first nine months of 1998 as compared to 58.9% and 52.1% during 1997 and 1996, respectively.

At September 30, 1998, the three largest category of loans, residential real estate, commercial real estate and construction and land development comprised approximately 41%, 27% and 12% respectively, of total outstanding loans. This compares to 47%, 24% and 7% categorized as residential real estate, commercial real estate and construction and land development, respectively, at December 31, 1997 and 45%, 17% and 11% categorized as residential real estate, commercial real estate and construction and land development, respectively, at December 31, 1996.

The following table provides information concerning loan portfolio maturity (excluding non-accrual loans) as of September 30, 1998 and December 31, 1997.

                                                         SEPTEMBER 30   DECEMBER 31
                                                             1998          1997
                                                         ------------   -----------
                                                           (DOLLARS IN THOUSANDS)
Maturing or repricable within:
Three months or less...................................    $17,311        $18,235
Over three months through twelve months................     19,948         10,582
Over one year through three years......................     25,945         25,246
Over three years through five years....................     22,820         20,652
Over five years through fifteen years..................      4,280          2,779
Over fifteen years.....................................      4,488            561
                                                           -------        -------
          Total........................................    $94,792        $78,055

  NONACCRUAL, PAST DUE AND MODIFIED LOANS

The performance of SJB's loan portfolio is evaluated regularly by Senior Management and the Board of Directors. Interest on loans is accrued monthly as earned. A loan is generally placed on nonaccrual status when principal or interest is past due 90 days or more, except when management determines the loan likely to be fully collectible. Upon being placed on nonaccrual status, the accrual of income from the loan is discontinued and previously accrued but unpaid interest is reversed against income. Each loan that is 90 days or more past due is evaluated to determine its collectibility and the adequacy of its collateral.

The following table sets forth the amount of SJB's nonperforming loans (nonaccrual loans and loans past due 90 days or more and still accruing interest) and loans with modified terms as of the dated indicated:

                                                                      DECEMBER 31,
                                                     SEPTEMBER 30,   ---------------
                                                         1998         1997     1996
                                                     -------------   ------   ------
Nonaccrual loans...................................     $  792       $  779   $1,047
Loans past due 90 days of more and still accruing
  interest.........................................        149          101      141
Renegotiated debt, still accruing interest.........        195          204      213
                                                        ------       ------   ------
                                                        $1,136       $1,084   $1,401

As a percent of total loans, loans past due 90 days or more and not on nonaccrual status were .16% as of September 30, 1998 compared to .13% and .22% of total loans at December 31, 1997 and 1996. Nonaccrual loans were .83% of total loans at September 30, 1998, .98% at year-end 1997 and 1.60% at year-end 1996. Loans with modified terms represented .20% of total loans at September 30, 1998, compared to .26% and .33% respectively, at December 31, 1997 and 1996. If loans classified as nonperforming at September 30, 1998 and year-end 1997 and 1996 had performed in accordance with their original terms, interest income would not have increased by material amounts. Income recognized on nonaccrual loans was not material during these periods.

As of September 30, 1998, SJB was not aware of any other loans where known information about possible credit problems of the borrower caused management to have serious doubts as to the ability of such borrower to comply with the loan repayment terms. SJB's primary regulators and internal auditors review the loan portfolio as part of their regular examinations and their assessment of specific credits, based on the information available to them at the time of their examination, may affect the level of SJB's nonperforming loans. Additionally, the loan portfolio is regularly monitored by Senior Management and the Board. Accordingly, there can be no assurance that other loans will not be placed on nonaccrual, become 90 days or more past due, or have terms modified in the future.

  ALLOWANCE FOR LOAN LOSSES

A certain degree of risk is inherent in the extension of credit. Management has credit policies in place to monitor and attempt to control the level of loan losses and nonperforming loans. One product of SJB's credit risk management is the maintenance of the allowance for loans losses at a level considered by management to be adequate to absorb estimated, known and inherent losses in the existing portfolio, including commitments and standby letters of credit. The allowance for loan losses is established through charges to operations in the form of provision for loan losses.

The allowance is based upon a regular review of current economic conditions, which might affect a borrower's ability to pay, underlying collateral values, risk in and the composition of the loan portfolio, prior loss experience and industry averages. In addition, SJB's primary regulators, as an integral part of their examination process, periodically review SJB's allowance for loan losses and may recommend additions to the allowance based on their assessment of information available to them at the time of their examination. Loans that are deemed to be uncollectible are charged-off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged-off are added to the allowance.

The following table sets forth SJB's loan loss experience and certain information relating to its allowance for loan losses as of the dates and for the periods indicated.

                                                                       DECEMBER 31,
                                                      SEPTEMBER 30,   ---------------
                                                          1998         1997     1996
                                                      -------------   ------   ------
                                                          (DOLLARS IN THOUSANDS)
Balance in allowance for loan losses at beginning of
  period............................................     $1,058       $1,157   $1,494
Less: Charge-Offs...................................        142          455      841
Plus: Recoveries....................................         99          106      194
Plus: Provisions for Loan Losses....................        170          250      310
                                                         ------       ------   ------
Balance of allowance for loan losses at end of
  period............................................     $1,185       $1,058   $1,157
Ratio of net charge-offs to average loans
  outstanding.......................................        .05%         .48%     .98%

The allowance for loans losses was $1,185,000 or 1.38% or average loans, $1,058,000 or 1.45% of average loans, and $1,157,000 or 1.76% of average loans at September 30, 1998, December 31, 1997 and December 31, 1996, respectively. The allowance for credit losses should not be interpreted as an indication of future charge-off trends.

Management believes that the allowance for loan losses at September 30, 1998 was adequate to absorb the known and inherent risks in the loan portfolio at that time. However, no assurance can be given that future changes in economic conditions might adversely affect SJB's principal market area, borrowers or collateral values, and other circumstances will not result in increased losses in SJB's loan portfolio in the future.

Although SJB does not normally allocate the allowance for loan losses to specific loan categories, an allocation has been made for purposes of this discussion as set forth below. The following table sets forth the approximate dollar amount of the allowance for loan losses allocable to the stated loan categories, and the percent of total loans in each such category for the period presented.

                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1998
                                                            ----------------------
                                                            ALLOWANCE   % OF LOANS
                                                            ---------   ----------
                                                            (DOLLARS IN THOUSANDS)
Commercial................................................   $  467       50.6%
Mortgage..................................................      175        40.8
Installment...............................................      122         8.6
Nonaccrual and Classified.................................      270          --
Unallocated...............................................      151          --
                                                             ------       -----
          Total...........................................   $1,185      100.0%

                                                                  YEAR ENDED
                                                              DECEMBER 31, 1997
                                                            (DOLLARS IN THOUSANDS)
                                                            ----------------------
                                                            ALLOWANCE   % OF LOANS
                                                            ---------   ----------
Commercial................................................   $  336        42.1%
Mortgage..................................................      165        47.4
Installment...............................................      157        10.5
Nonaccrual and Classified.................................      328          --
Unallocated...............................................       72          --
                                                             ------       -----
          Total...........................................   $1,058      100.0%

The allocation of the allowance for loan losses should not be interpreted as an indication of future credit trends or that losses will occur in these amounts or proportions. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories, since even on the above basis there is a nominal unallocated portion of the allowance, and the total allowance is a general allowance applicable to the entire portfolio.

In determining the adequacy of the allowance for credit losses, management considers such factors as known problem loans, evaluations made by bank regulatory agencies and an independent firm retained to perform loan reviews, assessment of economic conditions, concentrations and other appropriate data in order to identify the risks on the portfolio. The adequacy of the allowance is evaluated by applying a combination of specific reserves and a percentage formula for graded loans and at least 1% of ungraded commercial and installment loans. If, following a review of the allowance, the allowance is determined to be inadequate or excessive, the amount of the allowance is adjusted accordingly.

  DEPOSITS

Deposits are the primary source of funding SJB's earning assets. Total deposits at September 30, 1998 and the end of 1997 and 1996 were $131,109,000, $133,068,000, and $122,957,000, respectively. Time certificates of deposit of $100,000 or more, which were approximately $23,613,000 at September 30, 1998 and $17,708,000 at December 31, 1997, had remaining maturities as follows:

                                                        SEPTEMBER 30,   DECEMBER 31,
                   MATURING WITHIN:                         1998            1997
                   ----------------                     -------------   ------------
                                                           (DOLLARS IN THOUSANDS)
Three months or less..................................     $ 9,662        $ 8,266
Over three months through twelve months...............      12,884          7,574
Over one year through three years.....................       1,067          1,868
Over three years......................................           0              0
                                                           -------        -------
          Total.......................................     $23,613        $17,708

Average deposit balances are summarized for the periods indicated:

                                  NINE MONTHS
                                     ENDED               YEAR ENDED DECEMBER 31,
                                 SEPTEMBER 30,     -----------------------------------
                                      1998               1997               1996
                                ----------------   ----------------   ----------------
                                AVERAGE            AVERAGE            AVERAGE
                                BALANCE      %     BALANCE      %     BALANCE      %
Demand deposits...............  $ 16,281    12.1   $ 15,833    13.0   $ 17,126    15.2
Money market demand...........    11,758     8.7     10,729     8.8     10,024     8.9
Savings and other
  interest-bearing deposits...    39,932    29.6     33,126    27.1     30,871    27.5
Time deposits.................    66,880    49.6     62,442    51.1     54,435    48.4
                                --------   -----   --------   -----   --------   -----
          Total...............  $134,851   100.0   $122,130   100.0   $112,456   100.0

At September 30, 1998, December 31, 1997 and 1996, SJB had no brokered deposits.
  BORROWED FUNDS

SJB in the normal course of business may from time to time borrow funds, either short-term in nature or long-term to provide for liquidity and to match interest rate risk positions.

Fed funds purchased is an overnight borrowing line of credit extended to SJB by various upstream correspondent banks. The average balance of fed funds purchases at September 30, 1998 was $12,000, $0 at December 31, 1997 and $44,000 at
December 31, 1996.

SJB has also made arrangements to borrow long-term from the Federal Home Loan Bank of Dallas. These borrowings are usually made to fund loans made for longer terms than normal such as fifteen to twenty year fixed rate mortgage loans.

At September 30, 1998, SJB has made two such long term loans from the Federal Home Loan Bank of Dallas. Details are as follows:

                                                            AMORTIZATION
                                          BALANCE    RATE      PERIOD       MATURITY
                                          --------   ----   ------------   ----------
Loan 103006263..........................  $490,358   6.26%    10 years     12/03/2007
Loan 103006263..........................  $472,156   6.12%    20 years     12/01/2017

  INTEREST RATE SENSITIVITY

Interest rate risk is the potential impact of changes in interest rates on net interest income and results from disparities in repricing opportunities of assets and liabilities over a period of time. Management estimates the effects of changing interest rates and various balance sheet strategies on the level of net interest income. Management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, and adjust maturities through sales and purchases of securities available for sale as a means of limiting interest rate risk.

The degree of interest rate sensitivity is not equal for all types of assets and liabilities. SJB's experience has indicated that the repricing of interest-bearing demand, savings and money market accounts does not move with the same magnitude as general market rates. Additionally, these deposit categories, along with non-interest demand, have historically been stable sources of funds to SJB, which indicates a much longer implicit maturity than their contractual availability.

  LIQUIDITY

SJB seeks to manage its liquidity position to attempt to ensure that sufficient funds are available to meet customers' needs for borrowing and deposit withdrawals. Liquidity is derived from both the asset and liability sides of the balance sheet. Asst liquidity arises from the ability to convert assets to cash and self-liquidation or maturity of assets. Liquid asset balances include cash, interest-bearing deposits with financial institutions, short-term investments and federal funds sold. Liability liquidity arises from a diversity of funding sources as well as from the ability of SJB to attract deposits of varying maturities. If SJB were limited to only one source of funding or all its deposits had the same maturity, its liquidity position would be adversely impacted.

SJB's funding source is primarily its deposit base which is composed of interest-bearing and noninterest-bearing accounts, augmented though federal funds purchased and other short-term and long-term borrowings, which are interest-bearing. SJB's non-interest bearing demand deposits are, by their very nature, subject to withdrawal upon demand. Declines in one form of funding source require SJB to obtain funds from another source. If SJB were to experience a decline in noninterest-bearing demand deposits and was to have a significant increase in loan volume without a commensurate increase in such deposits, it would utilize alternative sources of funds, probably at a higher cost, to maintain its liquidity and to meet its loan funding needs. This would place downward pressure on SJB's net interest margin and might have a negative impact on SJB's liquidity position.

  CAPITAL ADEQUACY

At September 30, 1998, SJB's total shareholders' equity was $16,418,000, an increase of .41% from $16,351,000 at December 31, 1997. Book value per common share is presented in the table below.

                                                                    DECEMBER 31,
                                                 SEPTEMBER 30,   -------------------
                                                     1998          1997       1996
                                                 -------------   --------   --------
                                                     (EXCEPT FOR PER SHARE DATA)
Shares outstanding.............................     245,688       245,688    245,688
Shareholders' Equity ($000)....................    $ 16,418      $ 16,351   $ 15,584
Book value per common share....................       66.82         66.55      63.43

Adequate levels of capital are necessary over time to sustain growth and absorb losses. In the case of banks and bank holding companies, capital levels must also meet minimum regulatory requirements. All risk-based capital ratios remain well above regulatory minimums. At September 30, 1998, Tier 1 capital was 18.33% of risk-weighted assets and total capital was 19.58% of risk-weighted assets, compared to the regulatory minimums of 4.0% and 8.0%, respectively. SJB's regulatory leverage ratio, which compares Tier 1 capital to adjusted total assets, was 10.53% at September 30, 1998, compared to the regulatory minimum of 4.0%. Under present regulations, SJB was classified as "well-capitalized" based upon its capital ratios at September 30, 1998 and December 31, 1997 and 1996. The following table sets forth SJB's risk based capital and capital ratios for the periods indicated.

                                                                     DECEMBER 31,
                                                   SEPTEMBER 30,   -----------------
                                                       1998         1997      1996
                                                   -------------   -------   -------
                                                        (DOLLARS IN THOUSANDS)
Capital:
  Tier I.........................................     $16,168      $16,319   $15,615
  Tier II........................................       1,103          980       922
                                                      -------      -------   -------
          Total capital..........................      17,271       17,299    16,537
Risk-weighted assets.............................      88,205       78,419    73,795
Ratios:
  Tier I capital to risk-weighted assets.........       18.33%       20.81%    21.16%
  Tier II capital to risk-weighted assets........        1.25         1.25      1.25
                                                      -------      -------   -------
          Total capital to risk-weighted
             assets..............................       19.58        22.06     22.41
  Leverage ratio.................................       10.53        11.18     12.09

                          INFORMATION ABOUT ST. JAMES

St. James is a bank holding company organized under the laws of the state of Louisiana with its principal executive office located in Lutcher, Louisiana. St. James operates principally through St. James Bank and Trust Company, which is a state-chartered commercial bank and which provides a range of consumer and commercial banking services through its main office in Lutcher, Louisiana and five branch offices in St. James and Ascension Parishes. At September 30, 1998, St. James had total consolidated assets of approximately $150.3 million, total consolidated deposits of approximately $131.1 million, and total consolidated stockholders' equity of approximately $16.4 million. St. James' principal executive office is located at 1980 West Main Street, Lutcher, Louisiana, 70071 and its telephone number at such address is (225) 869-9711.

PROPERTIES

St. James owns its main office and branch locations, with its exception of one branch office which is under lease.

COMPETITION

St. James encounters vigorous competition in its market areas for the provision of depository institution financial services from a number of sources, including bank holding companies and commercial banks, savings and loan associations and other thrift institutions, other financial institutions, and financial intermediaries that operate in St. James' market area. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. The Bank also competes for interest bearing funds with a number of other financial intermediaries and nontraditional consumer investment alternatives, including brokerage firms, consumer finance companies, commercial finance companies, credit unions, money market funds, and federal, state, and municipal issuers of short term obligations. Many of these competitors have greater financial resources than St. James Bank & Trust. At September 30, 1998, there were approximately 13 commercial banks and 5 credit unions competing with the Bank in the Bank's southern Louisiana market area.

LEGAL PROCEEDINGS

St. James and St. James Bank & Trust are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

MANAGEMENT

The following table presents information about the directors and executive officers of St. James. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of the St. James is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the record date.

                                                                                      NUMBER OF
                                                                                        SHARES
                         PRESENT OCCUPATION                                       BENEFICIALLY OWNED
                           AND PRINCIPAL        POSITION AND      DIRECTOR OR       AT THE RECORD
                           OCCUPATION FOR       OFFICES HELD       EXECUTIVE           DATE AND
NAME                      LAST FIVE YEARS      WITH ST. JAMES    OFFICER SINCE     PERCENT OF CLASS
----                     ------------------   -----------------  -------------   --------------------
Valfred J. Amato......     Mechanical         Vice Chairman and      1975              400           .16%
                            Contractor        Director
Paul G. Aucoin........       Lawyer           President and          1981            7,164          2.91
                                              Director
Riley F. Boudreaux....      Retired           Treasurer              1972            7,930          3.22
Roy A. Breaud, Sr.....      Retired           Director               1981            6,444          2.62
Isabella                 Mayor of Crowley     Vice President
  delaHoussaye........                        and Director           1995            3,720          1.51
Leon C. Greenblatt          Investor          Director
  III.................                                               1997           24,743         10.07
A. C. Hymel...........      Retired           Director               1981            9,214          3.75
Sharon B. Kell........       Banker           President and CEO      1996              427           .17
                                              of Bank
Thomas J. Kliebert....      Retired           Director               1995              526           .21
Willis J. Poirrier,        Financing          Director
  Jr..................                                               1972            7,518(a)       3.05
Gary L. Smith.........      Dredging          Director               1997              100           .04
                            Contractor
Henry A. Smith, Jr....     Consultant         Chairman and                          18,602          7.57
                                              Director

-------------------------

(a) Mr. Poirrier disclaims beneficial ownership of 3,158 shares held of record by Vacherie Loans, Inc.

TRANSACTIONS WITH MANAGEMENT

In the ordinary course of business, St. James Bank & Trust has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to the aforementioned persons and company(s) in which they have a 10% or more ownership interest as of September 30, 1998, were approximately $673,000.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF ST. JAMES

The following table sets forth certain information concerning the beneficial owners of more than 5.0% of St. James Common Stock, as of the record date.

                                NAME AND ADDRESS          AMOUNT AND NATURE     PERCENT OF
TITLE OF CLASS                OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP    CLASS(1)
--------------            ----------------------------   --------------------   ----------
Common Stock............  Banco Panamericano Inc. and    24,743 direct            10.07%
                          Leon C. Greenblatt
                          Chicago, IL 60606
Common Stock............  Magnolia Holding Inc.          18,018 direct             7.00
                          River Ridge, LA 70123
Common Stock............  Michele M. Jahelka             23,274 direct             9.47
                          Hinsdale, IL 60521
Common Stock............  ROLJ Family LTD Partnership    13,016 direct             5.29
                          c/o Richard O. Nichols
                          Chicago, IL 60606

-------------------------

(1) The information shown above is based upon information furnished by the named persons. Information relating to beneficial ownership is based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Exchange Act of 1934. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest.

                           INFORMATION ABOUT REGIONS

GENERAL

Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 713 banking offices located in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee, and Texas as of September 30, 1998. At that date, Regions had total consolidated assets of approximately $35.1 billion, total consolidated deposits of approximately $27.2 billion, and total consolidated stockholders' equity of approximately $3.0 billion. Regions has banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is
(205) 326-7100.

Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "Where You Can Find More Information."

RECENT DEVELOPMENTS

Since December 31, 1997, and as of the date of this Proxy Statement-Prospectus, Regions has completed the acquisitions of eleven financial institutions (the "Recently Completed Acquisitions") and has entered into definitive agreements to acquire four financial institutions in addition to the Merger (the "Other Pending Acquisitions"). Certain aspects of the completed and other pending acquisitions are presented in the following table:

                                                       CONSIDERATION
                                       ---------------------------------------------
                                             APPROXIMATE
                                       ------------------------           ACCOUNTING
             INSTITUTION               ASSET SIZE(1)   VALUE(1)    TYPE   TREATMENT
             -----------               -------------   --------   ------  ----------
                                            (IN MILLIONS)
RECENTLY COMPLETED ACQUISITIONS:
Greenville Financial Corporation,
  located in Greenville, South
  Carolina...........................     $  134        $   34    Regions Pooling of
                                                                  Common  Interests
                                                                  Stock
PALFED, Inc., located in Aiken, South
  Carolina...........................        665           145    Regions Pooling of
                                                                  Common  Interests
                                                                  Stock
First United Bancorporation, located
  in Anderson, South Carolina........        292            80    Regions Pooling of
                                                                  Common  Interests
                                                                  Stock
St. Mary Holding Corporation, located
  in Franklin, Louisiana.............        113            31    Regions Pooling of
                                                                  Common  Interests
                                                                  Stock
Key Florida Bancorp, Inc., located in
  Bradenton, Florida.................        212            39    Regions Pooling of
                                                                  Common  Interests
                                                                  Stock
First State Corporation, located in
  Albany, Georgia....................        540           161    Regions Pooling of
                                                                  Common  Interests
                                                                  Stock
First Commercial Corporation, located
  in Little Rock, Arkansas...........      7,382         2,597    Regions Pooling of
                                                                  Common  Interests
                                                                  Stock
Village Bankshares, Inc. located in
  Tampa, Florida.....................        211            46    Regions Pooling of
                                                                  Common  Interests
                                                                  Stock

                                                       CONSIDERATION
                                       ---------------------------------------------
                                             APPROXIMATE
                                       ------------------------           ACCOUNTING
             INSTITUTION               ASSET SIZE(1)   VALUE(1)    TYPE   TREATMENT
             -----------               -------------   --------   ------  ----------
                                            (IN MILLIONS)
Jacobs Bank, located in Scottsboro,
  Alabama............................     $  186        $   47    Regions Pooling of
                                                                  Common  Interests
                                                                  Stock
Etowah Bank, located in Canton,
  Georgia............................        409            99    Regions Pooling of
                                                                  Common  Interests
                                                                  Stock
First Community Banking Services,
  Inc., located in Peachtree City,
  Georgia............................        125            30    Regions Pooling of
                                                                  Common  Interests
                                                                  Stock
OTHER PENDING ACQUISITIONS:
VB&T Bancshares Corporation, located
  in Valdosta, Georgia...............         75            18    Regions Pooling of
                                                                  Common  Interests
                                                                  Stock
Meigs County Bancshares, Inc. located
  in Decatur, Tennessee..............        103            19    Regions Pooling of
                                                                  Common  Interests
                                                                  Stock
Bullsboro BancShares, Inc., located
  in Newnan, Georgia.................        108            36    Regions Pooling of
                                                                  Common  Interests
                                                                  Stock
Arkansas Banking Company, located in
  Jonesboro, Arkansas................        343            64    Regions  Purchase
                                                                  Common
                                                                  Stock

-------------------------

(1) Calculated as of the date of consummation in the case of the completed acquisitions and as of the date of announcement of the transaction in the case of pending acquisitions.

Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies and approval of the stockholders of the institutions to be acquired. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

If the Other Pending Acquisitions and the Merger had been consummated on September 30, 1998, as of that date Regions' total consolidated assets would have been increased by approximately $751 million to approximately $35.8 billion; its total consolidated deposits would have increased by approximately $696 million to approximately

$27.9 billion; and its total consolidated stockholders' equity would have increased by approximately $26 million to approximately $3.0 billion.

The First Commercial Acquisition. On July 31, 1998, Regions completed a business combination with First Commercial Corporation, Little Rock, Arkansas. Additional information concerning this business combination is included in Regions' current reports on Form 8-K, dated as of February 8, 1998, July 31, 1998, and November 6, 1998. Such current reports are incorporated in this Proxy Statement-Prospectus by reference.

Regions accounted for the First Commercial Acquisition as a pooling of interests. All historical financial information of Regions presented in this Proxy Statement-Prospectus has been restated to reflect Regions' business combination with First Commercial Corporation and other significant business combinations consummated in the first quarter of 1998, which were accounted for as poolings of interests. Supplemental historical consolidated financial statements of Regions giving effect to such poolings-of-interests combinations are included in Regions' current report on Form 8-K dated November 6, 1998. See "Where You Can Find More Information."

                           SUPERVISION AND REGULATION

The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and St. James. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1997. See "Where You Can Find More Information."

GENERAL

Regions and St. James are both bank holding companies registered with the Federal Reserve Board under the Bank Holding Company Act. As such, Regions and St. James and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve Board.

The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

The Bank Holding Company Act further provides that the Federal Reserve Board may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

The Bank Holding Company Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") permits any bank holding company located in Alabama to acquire a bank located in any other state, and any bank holding company located outside Alabama to acquire any Alabama-based bank, regardless of state law to the contrary, subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states, unless a state "opted out" and prohibited interstate branching altogether. None of the states in which the banking subsidiaries of Regions or St. James are located has "opted out." Accordingly, Regions has the ability to consolidate all of its bank subsidiaries into a single bank with interstate branches.

The Bank Holding Company Act generally prohibits Regions and St. James from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve Board must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

Each of the subsidiary depository institutions of Regions and St. James is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of Regions and St. James (the FDIC and the applicable state authority) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

Regions and St. James are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions and St. James, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions and St. James, as well as by Regions and St. James to their stockholders.

As to the payment of dividends, the Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator.

If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under current federal law, an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

At September 30, 1998, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions and St. James, without obtaining governmental approvals, could declare aggregate dividends to Regions and St. James of approximately $252 million and $2 million, respectively.

The payment of dividends by Regions and St. James and their subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

Regions, St. James, and their respective subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve Board in the case of Regions and St. James and the appropriate federal banking regulator in the case of each of their subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve Board: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 1998, Regions' consolidated Total Capital Ratio was 11.84% and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) was 10.64%. At that date St. James' consolidated Total Capital Ratio was 19.58% and its Tier 1 Capital Ratio was 18.33%.

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimums. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. At September 30, 1998 Regions' Leverage Ratio was 7.84% and St. James Leverage Ratio was 10.53%.

Each of Regions' and St. James' subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve Board. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of September 30, 1998. Neither Regions, St. James, nor any of their subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

The Federal Reserve Board, the Office of the Comptroller of the Currency, and the FDIC also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

PROMPT CORRECTIVE ACTION

Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and must take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, current federal law requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized.

Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the law.

At September 30, 1998, all of the subsidiary depository institutions of Regions and St. James had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

The FDIC currently uses risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

                      DESCRIPTION OF REGIONS COMMON STOCK

Regions is authorized to issue 500,000,000 shares of Regions Common Stock, of which 221,111,474 shares were issued at September 30, 1998, none of which were held as treasury shares, and 5,000,000 shares of preferred stock, none of which are outstanding. No other class of stock is authorized.

Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 1998, under such requirements and guidelines, Regions' subsidiary institutions had $252 million of undivided profits legally available for the payment of dividends. See "Supervision and Regulation -- Payment of Dividends."

For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."

                             STOCKHOLDER PROPOSALS

Regions expects to hold its next annual meeting of stockholders after the Merger during May 1999. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices within a reasonable time prior to the mailing of Regions' 1999 annual meeting proxy statement, for consideration by Regions for possible inclusion in such proxy statement.

                                    EXPERTS

The consolidated financial statements and the supplemental consolidated financial statements of Regions, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, for the periods indicated in their reports thereon which is included in the Annual Report to Stockholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1997 and in its Current Report on Form 8-K dated November 6, 1998. The financial statements audited by Ernst & Young LLP have been incorporated by reference in reliance on their reports given on their authority as experts in accounting and auditing.

The consolidated financial statements of St. James Bancorporation and subsidiary, included in this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are include din reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    OPINIONS

The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the Board of Directors of Regions. As of
            , 1998, attorneys in the law firm of Lange, Simpson, Robinson &
Somerville LLP owned an aggregate of                shares of Regions Common
Stock.

Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                      WHERE YOU CAN FIND MORE INFORMATION

Regions files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that

Regions files with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These filings are also available at the Internet world wide web site maintained by the SEC at "http://www.sec.gov."

Regions filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the SEC the Regions Common Stock to be issued to St. James stockholders in the Merger. This Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a prospectus of Regions. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all the information you can find in Regions' Registration Statement or the exhibits to that Registration Statement.

SEC regulations allow Regions to "incorporate by reference" information into this Proxy Statement-Prospectus, which means that Regions can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement-Prospectus, except for any information superseded by information contained directly in this Proxy Statement-Prospectus or in later filed documents incorporated by reference in this Proxy Statement-Prospectus.

This Proxy Statement-Prospectus incorporates by reference the documents set forth below that Regions has previously filed with the SEC. These documents contain important information about Regions and its finances. Some of these filings have been amended by later filings, which are also listed.

REGIONS SEC FILINGS (FILE NO. 0-6159)       PERIOD/AS OF DATE
-------------------------------------       -----------------
Annual Report on Form 10-K...........       Year ended December 31, 1997
Quarterly Reports on Form 10-Q.......       Quarters ended March 31, June 30,
                                            September 30, 1998
Current Reports on Form 8-K..........       February 8, 1998; July 31, 1998; and
                                            November 6, 1998

Regions also incorporates by reference additional documents that may be filed with the SEC between the date of this Proxy Statement-Prospectus and the consummation of the Merger or the termination of the Merger Agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Regions has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to Regions, and St. James has supplied all such information relating to St. James.

If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through Regions, the SEC or the SEC's Internet web site as described above.

Documents incorporated by reference are available from Regions without charge, excluding all exhibits, except that if Regions has specifically incorporated by reference an exhibit in this Proxy Statement-Prospectus, the exhibit will also be available without charge. Stockholders may obtain documents incorporated by reference in this Proxy Statement-Prospectus by requesting them in writing or by telephone from Regions at the following address:

            Regions Financial Corporation
            417 North 20th Street
            Birmingham, AL 35203

            Attention: Shareholder Relations

            Telephone: (205) 326-7090

You should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus is dated
1998. You should not assume that the information contained in this Proxy Statement-Prospectus is accurate as of any date other than that date. Neither the mailing of this Proxy Statement-Prospectus to stockholders nor the issuance of Regions Common Stock in the Merger creates any implication to the contrary.

                    INDEX TO ST. JAMES FINANCIAL STATEMENTS

Independent Auditors' Report................................   F-2
Financial Statements for the years ended December 31, 1997
  and 1996:
  Consolidated Statements of Condition......................   F-3
  Consolidated Statements of Income.........................   F-4
  Consolidated Statements of Stockholders' Equity...........   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7
Financial Statements for the nine months ended September 30,
  1998 and 1997:
  Consolidated Statements of Condition (Unaudited)..........  F-20
  Consolidated Statements of Income (Unaudited).............  F-21
  Consolidated Statements of Stockholders' Equity             F-22
     (Unaudited)............................................
  Consolidated Statements of Cash Flows (Unaudited).........  F-23
  Consolidated Statements of Comprehensive Income             F-24
     (Unaudited)............................................
  Notes to Unaudited Consolidated Interim Financial           F-25
     Statements.............................................

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
St. James Bancorporation, Inc.
Lutcher, Louisiana

We have audited the accompanying consolidated statements of condition of St. James Bancorporation, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of St. James Bancorporation, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/  DELOITTE & TOUCHE LLP

January 16, 1998

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CONDITION
                           DECEMBER 31, 1997 AND 1996

                                                          1997           1996
                                                      ------------   ------------
                                     ASSETS
Cash and due from banks.............................  $  8,303,625   $ 15,470,430
Federal funds sold..................................     6,450,000      4,075,000
                                                      ------------   ------------
          Total cash and cash equivalents...........    14,753,625     19,545,430
Available-for-sale securities, at fair value
  (amortized cost of $28,922,310 and $25,709,789 in
  1997 and 1996, respectively)......................    28,898,588     25,593,429
Held-to-maturity securities (fair value of
  $25,553,593 and $25,374,517 in 1997 and 1996,
  respectively).....................................    25,403,620     25,594,804
Loans, net of allowance for loan losses of
  $1,058,058 and $1,157,450 in 1997 and 1996,
  respectively......................................    78,455,167     64,223,119
Bank premises and equipment, net....................     3,253,815      2,807,792
Accrued interest receivable.........................     1,140,997      1,074,217
Other real estate owned.............................        38,840        147,744
Deferred tax asset..................................       179,115        386,880
Other assets........................................       249,739        182,007
                                                      ------------   ------------
                                                      $152,373,506   $139,555,422
                                                      ============   ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS:
       Demand.......................................  $ 17,527,924   $ 18,494,234
       Savings and NOW..............................    52,652,804     50,226,201
       Other time...................................    62,886,886     54,236,649
                                                      ------------   ------------
          Total deposits............................   133,067,614    122,957,084
Notes payable.......................................     2,000,000             --
Accrued interest payable............................       438,695        398,586
Other liabilities...................................       516,043        616,048
                                                      ------------   ------------
          Total liabilities.........................   136,022,352    123,971,718
                                                      ------------   ------------
COMMITMENTS AND CONTINGENCIES.......................            --             --
STOCKHOLDERS' EQUITY
Common stock, $2.50 par value; 1,000,000 shares
  authorized, 288,000 shares issued and 245,688
  outstanding at December 31, 1997 and 1996.........       720,000        720,000
Paid-in capital.....................................     1,657,712      1,657,712
Retained earnings...................................    14,701,237     13,994,928
Unrealized losses on securities available for sale,
  net...............................................       (15,657)       (76,798)
                                                      ------------   ------------
                                                        17,063,292     16,295,842
Less treasury stock, at cost (42,312 shares in 1997
  and 1996).........................................      (712,138)      (712,138)
                                                      ------------   ------------
          Total stockholders' equity................    16,351,154     15,583,704
                                                      ------------   ------------
                                                      $152,373,506   $139,555,422
                                                      ============   ============

                See notes to consolidated financial statements.

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                            1997          1996
                                                         -----------   ----------
INTEREST INCOME:
  Loans, including fees................................  $ 6,948,980   $6,101,310
  Investment securities:
     Taxable...........................................    2,579,309    2,407,752
     Nontaxable........................................      400,171      407,048
  Federal funds sold...................................      296,262      197,973
  Deposits in other depository institutions............        1,485        1,077
                                                         -----------   ----------
          Total interest income........................   10,226,207    9,115,160
                                                         -----------   ----------
INTEREST EXPENSE:
  Deposits.............................................    4,205,905    3,738,677
  Note payable.........................................       18,482           --
                                                         -----------   ----------
          Total interest expense.......................    4,224,387    3,738,677
                                                         -----------   ----------
Net interest income....................................    6,001,820    5,376,483
Provision for loan losses..............................      250,000      310,000
                                                         -----------   ----------
Net interest income after provision
  for loan losses......................................    5,751,820    5,066,483
                                                         -----------   ----------
NONINTEREST INCOME:
  Customer service fees................................    1,075,120      973,497
  Other................................................      152,657       77,718
                                                         -----------   ----------
          Total noninterest income.....................    1,227,777    1,051,215
                                                         -----------   ----------
NONINTEREST EXPENSE:
  Salaries.............................................    1,727,877    1,680,210
  Employee benefits....................................      461,800      371,910
  Professional fees....................................      123,743      176,075
  Net occupancy expense................................      868,253      722,575
  Other operating expense..............................    1,310,884    1,345,670
                                                         -----------   ----------
          Total noninterest expense....................    4,492,557    4,296,440
                                                         -----------   ----------
Income before income taxes.............................    2,487,040    1,821,258
Income tax expense.....................................      675,135      506,185
                                                         -----------   ----------
Net income.............................................  $ 1,811,905   $1,315,073
                                                         ===========   ==========
Net income per common share............................  $      7.37   $     5.35
                                                         ===========   ==========

                See notes to consolidated financial statements.

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                    UNREALIZED
                                                                                    GAIN (LOSS)
                                                                                        ON
                          COMMON STOCK                                              AVAILABLE-
                       ------------------    PAID IN      RETAINED     TREASURY      FOR-SALE
                       SHARES     AMOUNT     CAPITAL      EARNINGS       STOCK      SECURITIES        TOTAL
                       -------   --------   ----------   -----------   ---------   -------------   -----------
BALANCE, January 1,
  1996...............  245,688   $720,000   $1,657,712   $13,294,075   $(712,138)    $(94,613)     $14,865,036
Net income...........                                      1,315,073                                 1,315,073
Dividends on common
  stock, $2.50 per
  share..............                                       (614,220)                                 (614,220)
Change in unrealized
  gain (loss) on
  available-for-sale
  securities net of
  taxes of $9,177....                                                                  17,815           17,815
                       -------   --------   ----------   -----------   ---------     --------      -----------
BALANCE, December 31,
  1996...............  245,688    720,000    1,657,712    13,994,928    (712,138)     (76,798)      15,583,704
Net income...........                                      1,811,905                                 1,811,905
Dividends on common
  stock, $4.50 per
  share..............                                     (1,105,596)                               (1,105,596)
Change in unrealized
  gain (loss) on
  available-for-sale
  securities net of
  taxes of $31,497...                                                                  61,141           61,141
                       -------   --------   ----------   -----------   ---------     --------      -----------
BALANCE, December 31,
  1997...............  245,688   $720,000   $1,657,712   $14,701,237   $(712,138)    $(15,657)     $16,351,154
                       =======   ========   ==========   ===========   =========     ========      ===========

                See notes to consolidated financial statements.

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                          1997           1996
                                                      ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $  1,811,905   $  1,315,073
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Provision for loan losses......................       250,000        310,000
     Provision for losses on other real estate
       owned........................................            --         47,058
     Discount accretion on securities, net..........        79,672          4,665
     Depreciation and amortization..................       394,477        318,169
     Loss on sale of other real estate owned........        23,011          6,034
     Loss on sale of securities.....................            --         28,438
     Provision for deferred income taxes............       176,268         63,688
     Changes in assets and liabilities:
       (Increase) decrease in accrued interest
          receivable................................       (66,780)       120,034
       (Decrease) in other liabilities..............      (100,005)      (676,966)
       Increase in accrued interest payable.........        40,109         25,450
       (Increase) decrease in other assets..........       (67,732)       548,516
                                                      ------------   ------------
          Net cash provided by operating
             activities.............................     2,540,925      2,110,159
                                                      ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Maturities of held-to-maturity securities.........     4,380,586      3,037,793
  Purchase of held-to-maturity securities...........    (4,255,996)   (11,948,561)
  Maturities of available-for-sale securities.......    10,260,211     14,656,066
  Proceeds from sales of available-for-sale
     securities.....................................            --      7,471,561
  Purchase of available-for-sale securities.........   (13,485,810)    (9,993,574)
  Loan originations, net of repayments..............   (14,547,923)      (178,060)
  Purchase of bank premises and equipment...........      (840,500)      (956,567)
  Proceeds from sales of other real estate owned....       151,768        106,506
                                                      ------------   ------------
          Net cash (used in) provided by investing
             activities.............................   (18,337,664)     2,195,164
                                                      ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits...............    10,110,530     (3,476,481)
  Issuance of note payable..........................     2,000,000             --
  Dividends paid....................................    (1,105,596)      (614,220)
                                                      ------------   ------------
          Net cash (used in) provided by financing
             activities.............................    11,004,934     (4,090,701)
                                                      ------------   ------------
Net (decrease) increase in cash and cash
  equivalents.......................................  $ (4,791,805)  $    214,622
Cash and cash equivalents at beginning of year......    19,545,430     19,330,808
                                                      ------------   ------------
Cash and cash equivalents at end of year............  $ 14,753,625   $ 19,545,430
                                                      ============   ============
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest.......................................  $  4,184,278   $  3,713,227
                                                      ============   ============
     Federal and state income taxes.................  $    683,010   $    120,000
                                                      ============   ============
  Loans transferred to other real estate owned......  $     65,875   $     89,263
                                                      ============   ============

                See notes to consolidated financial statements.

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

St. James Bancorporation, Inc. (the Company) was incorporated under the laws of the State of Louisiana in December 1982. The Company is currently engaged, through its wholly-owned subsidiary, St. James Bank & Trust Company (the Bank), in banking activities. The Bank is the principal asset and primary source of revenue for the Company.

The Bank is community oriented and focuses primarily on utilizing the assets of the Bank for maximum return to the stockholders through sound banking practices. The Bank's operating strategy is to serve the financial needs of the markets that it serves through prudent lending and investment policies and deposit services.

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany accounts and transactions are eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SECURITIES

Securities are being accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires that only debt securities that the Bank has the positive intent and ability to hold to maturity be classified as held-to-maturity and reported at amortized cost; all other debt securities are reported at fair value. SFAS No. 115 further requires that realized and unrealized gains and losses on securities classified as trading account assets shall be recognized in current operations. Securities not classified as held-to-maturity or trading are classified as available-for-sale, with the related unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of stockholders' equity until realized.

Held-to-maturity securities are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Premiums and discounts are amortized and accreted to operations using the level yield method adjusted for prepayments as applicable. Management has the intent and the Bank has the ability to hold these assets as long-term investments until their estimated maturities.

Available-for-sale securities are carried at fair value. Unrealized gains and losses are excluded from earnings and reported, net of tax, as a separate component of stockholders'

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY equity until realized. Securities within the available-for-sale portfolio may be used as part of the Bank's asset/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors. The specific identification method is used to compute gains and losses on the sale of these assets. Interest earned on these assets is included in interest income. Premiums and discounts are amortized and accreted to operations using the level yield method adjusted for prepayments as applicable.

LOANS

Loans are stated at the principal amount outstanding. When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on non-accrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on non-accrual status, interest accrued during the current year prior to the judgment of uncollectibility is charged to operations. Interest accrued during prior periods is charged to allowance for loan losses. Generally, any payments received on non-accrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

The Bank considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank's impaired loans include troubled debt restructurings, and performing and non-performing major loans for which full payment of principal or interest is not expected. The Bank calculates a reserve required for impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of its collateral.

Loan origination fees and certain direct origination costs are generally recognized over the life of the related loan as an adjustment to the yield using the interest method.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is a valuation allowance available for future potential losses incurred on loans. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

Throughout the year management estimates the likely level of future losses to determine whether the allowance for loan losses is adequate to absorb reasonable anticipated losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be adequate to absorb anticipated losses.

Management's judgment as to the level of anticipated losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential credit

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY losses and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets due to economic, operating or other conditions beyond the Bank's control.

It should be understood that estimates of anticipated loan losses involve judgment. While it is possible that in particular periods the Bank may sustain losses which are substantial relative to the allowance for loan losses, it is the judgment of management that the allowance for loan losses reflected in the consolidated statements of condition is adequate to absorb anticipated losses which may exist in the current loan portfolio.

OTHER REAL ESTATE OWNED

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenues and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed primarily on the straight-line basis over the estimated useful lives of the respective assets.

INCOME TAXES

Provisions for deferred income taxes are made as a result of temporary differences between financial and income tax accounting, consisting primarily of differences in the accounting for the allowance for loan losses, depreciation expense and expenses related to other real estate owned.

Deferred income taxes are computed based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

EARNINGS PER SHARE

Earnings per share are computed on the basis of the weighted average number of shares outstanding during the year. The average number of shares used in the computation was 245,688 for the years ended December 31, 1997 and 1996.

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

STATEMENTS OF CASH FLOWS

For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, cash items in process of collection, federal funds sold with a maturity not greater than one business day, and all other highly-liquid investments purchased with original maturities of approximately three months or less.

RECLASSIFICATIONS

Certain reclassifications have been made to prior years' amounts to conform them to the current year presentation.

2. SECURITIES

The amortized cost and fair value of investments in debt securities are as follows:

                                                     DECEMBER 31, 1997
                                    ---------------------------------------------------
                                                                 GROSS         GROSS
                                     AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                       COST         GAINS        LOSSES        VALUE
                                    -----------   ----------   ----------   -----------
AVAILABLE-FOR-SALE
Obligations of other U.S. agencies
  and corporations................  $28,922,310    $30,274      $53,996     $28,898,588
                                    ===========    =======      =======     ===========

                                                     DECEMBER 31, 1996
                                    ---------------------------------------------------
                                                                 GROSS         GROSS
                                     AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                       COST         GAINS        LOSSES        VALUE
                                    -----------   ----------   ----------   -----------
AVAILABLE-FOR-SALE
U. S. Treasury securities.........  $ 1,999,304    $    --      $    912    $ 1,998,392
Obligations of other U.S. agencies
  and corporations................   23,710,485     26,101       141,549     23,595,037
                                    -----------    -------      --------    -----------
                                    $25,709,789    $26,101      $142,461    $25,593,429
                                    ===========    =======      ========    ===========

                                                     DECEMBER 31, 1997
                                    ---------------------------------------------------
                                                    GROSS        GROSS
                                     AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                       COST         GAINS        LOSSES        VALUE
                                    -----------   ----------   ----------   -----------
HELD-TO-MATURITY
Obligations of other U.S. agencies
  and corporations................  $16,539,264    $ 51,200     $36,696     $16,553,768
Obligations of states and
  political subdivisions..........    8,864,356     157,574      22,105       8,999,825
                                    -----------    --------     -------     -----------
                                    $25,403,620    $208,774     $58,801     $25,553,593
                                    ===========    ========     =======     ===========

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

                                                     DECEMBER 31, 1996
                                    ---------------------------------------------------
                                                    GROSS        GROSS
                                     AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                       COST         GAINS        LOSSES        VALUE
                                    -----------   ----------   ----------   -----------
HELD-TO-MATURITY
Obligations of other U.S. agencies
  and corporations................  $17,990,773    $ 13,376     $186,390    $17,817,759
Obligations of states and
  political subdivisions..........    7,604,031      61,109      108,382      7,556,758
                                    -----------    --------     --------    -----------
                                    $25,594,804    $ 74,485     $294,772    $25,374,517
                                    ===========    ========     ========    ===========

Proceeds from sales of available-for-sale securities during 1996 were $7,471,561. Gross losses of $28,438 during 1996 were realized on those sales. There were no sales of securities during 1997.

The amortized cost and fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         AMORTIZED       FAIR
                                                           COST          VALUE
                                                        -----------   -----------
AVAILABLE-FOR-SALE
Due in one year or less...............................  $15,032,004   $15,016,646
Due after one year through five years.................   12,560,655    12,547,305
Due after five years through ten years................    1,329,651     1,334,637
Due after ten years...................................           --            --
                                                        -----------   -----------
                                                        $28,922,310   $28,898,588
                                                        ===========   ===========

                                                         AMORTIZED       FAIR
                                                           COST          VALUE
                                                        -----------   -----------
HELD-TO-MATURITY
Due in one year or less...............................  $ 3,786,654   $ 3,781,630
Due after one year through five years.................   13,002,556    13,003,265
Due after five years through ten years................    3,491,901     3,504,867
Due after ten years...................................    5,122,509     5,263,831
                                                        -----------   -----------
                                                        $25,403,620   $25,553,593
                                                        ===========   ===========

Investment securities with carrying values of $49,419,431 and $37,450,227 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes required by law.

At December 31, 1997 and 1996, the Bank did not hold any securities of a single issuer, other than United States government securities, whose aggregate carrying value was in excess of 10% of stockholders' equity.

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

3. LOANS

Major classifications of loans are as follows:

                                                              DECEMBER 31,
                                                        -------------------------
                                                           1997          1996
                                                        -----------   -----------
Commercial............................................  $37,222,389   $26,638,462
Real estate...........................................   33,084,708    28,711,911
Consumer..............................................    8,603,310     9,427,171
U.S. backed loans to foreign countries................      602,818       603,025
                                                        -----------   -----------
                                                         79,513,225    65,380,569
Less allowance for loan losses........................   (1,058,058)   (1,157,450)
                                                        -----------   -----------
                                                        $78,455,167   $64,223,119
                                                        ===========   ===========

The Bank has had transactions, in the ordinary course of business, with officers and directors of the Company and of the Bank, their immediate families and companies of which the directors are principal owners. The aggregate balance of loans (both direct and indirect) to officers and directors was approximately $95,000 and $734,000 at December 31, 1997 and 1996, respectively.

A summary of the activity in the allowance for loan losses follows:

                                                          YEAR ENDED DECEMBER 31,
                                                          -----------------------
                                                             1997         1996
                                                          ----------   ----------
Balance at beginning of year............................  $1,157,450   $1,494,264
Losses charged to allowance.............................    (455,397)    (841,067)
Recoveries credited to allowance........................     106,005      194,253
Provision charged to expense............................     250,000      310,000
                                                          ----------   ----------
                                                          $1,058,058   $1,157,450
                                                          ==========   ==========

The Bank has nonaccrual loans of approximately $780,000 and $1,046,000 as of December 31, 1997 and 1996, respectively. The additional amounts of income the Bank would have recognized during 1997 and 1996, had the loans performed according to their terms, were approximately $63,000 and $80,000, respectively. Interest income on these loans, which is recorded only when received, approximating $14,000 and $32,000, was recognized during 1997 and 1996, respectively.

As of December 31, 1997 and 1996 the recorded investment in impaired loans was not significant.

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

4. BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment and related accumulated depreciation at December 31, follows:

                                                            1997         1996
                                                         ----------   -----------
Land...................................................  $  327,378   $   308,978
Buildings..............................................   4,199,709     3,650,197
Equipment..............................................   1,995,253     1,862,098
Construction-in-progress...............................      86,084        30,269
                                                         ----------   -----------
                                                          6,608,424     5,851,542
Less accumulated depreciation..........................  (3,354,609)   (3,043,750)
                                                         ----------   -----------
                                                         $3,253,815   $ 2,807,792
                                                         ==========   ===========

Amounts charged to operating expenses for depreciation aggregated approximately $394,000 and $318,000 in 1997 and 1996, respectively.

5. DEPOSITS

The aggregate amount of short-term jumbo CDs, each with a minimum denomination of $100,000, was approximately $17,708,000 and $9,969,000 in 1997 and 1996, respectively.

At December 31, 1997, the scheduled maturities of CDs are as follows:

1998........................................................  $50,486,000
1999........................................................   11,375,000
2000........................................................    1,022,000
2001........................................................        4,000
                                                              -----------
                                                              $62,887,000
                                                              ===========

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

6. NOTES PAYABLE

Notes payable consist of one $1,000,000 advance payable to Federal Home Loan Bank -- Dallas due November 2004 with a floating interest rate based on the U.S. Department of Treasury three month Treasury Bill (6.025% at December 31, 1997) and two $500,000 advances payable to Federal Home Loan Bank -- Dallas due December 2007 and December 2017 with fixed interest rates of 6.12% and 6.26%, respectively. All advances are secured by a blanket lien on real estate loans held by the Bank.

7. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Bank's deferred tax assets and liabilities as of December 31, are as follows:

                                                               1997       1996
                                                             --------   --------
Deferred tax assets:
  Depreciation.............................................  $ 45,398   $ 77,425
  Allowance for possible loan losses.......................   162,001    228,583
  Writedowns of other real estate..........................       371     60,905
  Unrealized losses on available-for-sale securities.......     8,066     39,563
  Other....................................................    43,279     81,374
                                                             --------   --------
          Total deferred tax assets........................   259,115    487,850
                                                             --------   --------
Deferred tax liabilities:
  Discount accretion of securities.........................    10,000     30,970
  Other....................................................    70,000     70,000
                                                             --------   --------
          Total deferred tax liabilities...................    80,000    100,970
          Net deferred tax asset...........................  $179,115   $386,880
                                                             ========   ========

Components of income tax expense are as follows:

                                                               1997       1996
                                                             --------   --------
Current....................................................  $467,370   $442,497
Deferred...................................................   207,765     63,688
                                                             --------   --------
                                                             $675,135   $506,185
                                                             ========   ========

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

The actual tax expense differs from the "expected" tax expense, computed by applying the U.S. federal corporation tax rate of 34% to earnings before income taxes in 1997 and 1996. A reconciliation between "expected" and actual tax expense follows:

                                                             1997        1996
                                                           ---------   ---------
Computed "expected" tax expense..........................  $ 845,594   $ 619,228
Increase (reduction) in tax resulting from:
  Tax exempt interest....................................   (145,535)   (131,632)
  Municipal investment interest expense disallowance.....     20,152      14,456
  Other, net.............................................    (45,076)      4,133
                                                           ---------   ---------
                                                           $ 675,135   $ 506,185
                                                           =========   =========

8. EMPLOYEE BENEFIT PLAN

Until the end of 1997, the Bank sponsored a noncontributory defined benefit pension plan which covered substantially all employees. The Bank's funding policy was to contribute annually at least the minimum amount required by government funding standards, but not more than could be deducted for federal income tax purposes. The benefits were based on years of service and the average annual compensation of the five successive calendar years out of the ten calendar years next preceding normal retirement date. The benefits were reduced by a specified percentage of the employee's social security benefit. An employee became fully vested upon the earlier of completion of five years of qualified service or attainment of age 65. Pension expense was determined under the provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions."

The following table sets forth the plan's funded status and net pension cost for the year ended December 31, 1996:

Actuarial present value of accumulated benefit obligations:
  Vested....................................................  $ 1,220,324
  Nonvested.................................................      213,921
                                                              -----------
                                                              $ 1,434,245
                                                              ===========
Projected benefit obligation for service rendered to date...  $(1,882,036)
Plan assets at fair value...................................    2,062,749
                                                              -----------
Plan assets in excess of projected benefit obligation.......      180,713
Unrecognized net assets at initial application being
  recognized on a straight-line basis over 17 years.........      (53,477)
Unrecognized net (gain) loss................................      (70,041)
                                                              -----------
Prepaid pension cost recognized in the consolidated
  statements of condition...................................  $    57,195
                                                              ===========
Net pension cost for the years ended December 31, 1996
  included the following components:
Service cost -- benefits earned during the year.............  $    95,042

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

Interest cost on projected benefit obligation.                    127,348
Actual return on plan assets................................     (181,539)
Net amortization of transition asset........................        2,681
                                                              -----------
                                                              $    43,532
                                                              ===========

At December 31, 1996, the pension plan's assets were invested in annuity contracts with an insurance company. The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% in 1996.

During 1997, the Bank decided to terminate the pension plan and distribute all plan assets to participants. Distributions of $2.27 million were made during the fourth quarter of 1997. Total expenses of the pension plan in 1997, including costs related to the termination, amounted to approximately $152,500.

9. COMMITMENTS AND CONTINGENCIES

The Company and its subsidiary are parties to various legal proceedings arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these legal proceedings will not have a material effect on the Company's financial position or results of operations.

In November 1996, the Company entered into a five year, noncancelable operating lease for branch office space leased in a supermarket with three five-year renewal options. Rental expense related to the lease was approximately $58,000 in fiscal year 1997. Approximate future minimum lease payments under the noncancelable operating lease for the years ended December 31, are as follows:

1998........................................................  $ 58,080
1999........................................................    58,080
2000........................................................    58,080
2001........................................................    48,400
                                                              --------
                                                              $222,640
                                                              ========

10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

To meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates, the Bank is a party to various financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the involvement the Bank has in particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees is represented by the contractual notional amount of those instruments. The Bank uses the

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.

The following is a summary of the various financial instruments entered into by the Bank as of December 31, 1997 and 1996:

                                                             1997         1996
                                                          ----------   ----------
Commitments to extend credit............................  $9,186,000   $3,670,000
Standby letters of credit...............................  $   64,000   $   96,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

The Bank evaluates customers' creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer.

Standby letters of credit and financial guarantees are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

11. REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that all capital adequacy requirements to which it is subject have been met.

As of December 31, 1997, the most recent notification from The Federal Depository Institution Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are presented in the following table. The Company's actual capital amounts and ratios are approximately the same as the Bank's. The prompt corrective action ratios apply only to the Bank.

                                                                         TO BE WELL
                                                                     CAPITALIZED UNDER
                                                   FOR CAPITAL       PROMPT CORRECTIVE
                                ACTUAL          ADEQUACY PURPOSES    ACTION PROVISIONS
                          -------------------   ------------------   ------------------
                            AMOUNT      RATIO     AMOUNT     RATIO     AMOUNT     RATIO
                          -----------   -----   ----------   -----   ----------   -----
AS OF DECEMBER 31, 1997:
  Total capital to risk
     weighted assets....  $17,299,000   22.06%  $6,273,000    8.0%   $7,841,000   10.0%
  Tier I capital to risk
     weighted assets....  $16,319,000   20.81%  $3,136,000    4.0%   $4,705,000    6.0%
  Tier I leverage
     capital............  $16,319,000   11.18%  $5,561,000    4.0%   $6,951,000    5.0%
AS OF DECEMBER 31, 1996:
  Total capital to risk
     weighted assets....  $16,537,000   22.41%  $5,904,000    8.0%   $7,379,000   10.0%
  Tier I capital to risk
     weighted assets....  $15,615,000   21.16%  $2,952,000    4.0%   $4,428,000    6.0%
  Tier I leverage
     capital............  $15,615,000   12.09%  $5,166,000    4.0%   $7,063,000    5.0%

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value.

CASH, SHORT-TERM INVESTMENTS AND FEDERAL FUNDS SOLD

For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

SECURITIES

For securities, the fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

DEPOSITS

The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT

The fair value of commitments to extend credit was not significant.

The estimated fair values of the Bank's financial instruments are as follows (in thousands):

                                           DECEMBER 31, 1997     DECEMBER 31, 1996
                                          -------------------   -------------------
                                          CARRYING     FAIR     CARRYING     FAIR
                                           AMOUNT     VALUE      AMOUNT     VALUE
                                          --------   --------   --------   --------
FINANCIAL ASSETS:
  Cash, short-term investments and
     federal funds sold.................  $ 14,754   $ 14,754   $ 19,545   $ 19,545
  Available-for-sale securities.........    28,899     28,899     25,593     25,593
  Held-to-maturity securities...........    25,404     25,554     25,595     25,375
  Loans-net.............................    78,455     78,315     64,223     64,116
FINANCIAL LIABILITIES:
  Noninterest-bearing deposits..........    17,528     17,528     18,494     18,494
  Interest-bearing deposits.............   115,540    115,847    104,463    104,584

13. NEW ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes disclosure standards for reporting comprehensive income in a full set of general purpose financial statements. Comprehensive income for the years ended December 31, 1997, 1996 and 1995 was approximately $1,873,000, $1,333,000 and $1,428,000 (net of income taxes), respectively. In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Adoption of these statements will not impact the Bank's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures. Both statements are effective for fiscal years beginning after December 15, 1997.

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CONDITION
                          SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                          1998           1997
                                                      ------------   ------------
                                     ASSETS
Cash and due from banks.............................  $  2,678,481   $  5,712,938
Federal Funds Sold..................................     4,750,000      1,050,000
                                                      ------------   ------------
          Total cash and cash equivalents...........     7,428,481      6,762,938
Available-for-sale securities, at fair value
  (amortized cost of $21,317,958 in 1998 and
  $21,992,007 in 1997)..............................    21,470,019     21,965,016
Held-to-maturity securities (fair value of
  $17,890,436 and $27,623,004 in 1998 and 1997,
  respectively).....................................    17,523,746     27,530,599
Loans, net of allowance for loan losses of
  $1,184,844 and $1,021,623 in 1998 and 1997,
  respectively......................................    94,399,379     77,812,460
Bank premises and equipment, net....................     3,726,809      2,980,492
Accrued interest receivable.........................     1,053,823      1,031,915
Other real estate owned.............................        10,600         53,294
Deferred tax asset..................................       101,474        181,490
Other assets........................................     4,616,546        922,517
                                                      ------------   ------------
                                                      $150,330,877   $139,240,721
                                                      ============   ============

                      LIABILITIES AND STOCKHOLDER'S EQUITY
DEPOSITS:
  Demand............................................  $ 15,903,604   $ 15,539,700
  Savings and NOW...................................    45,901,524     39,800,179
  Other time........................................    69,303,489     66,668,510
                                                      ------------   ------------
          Total deposits............................   131,108,617    122,008,389
Notes payable.......................................       962,514             --
Accrued interest payable............................       505,903        428,055
Other liabilities...................................     1,336,183        610,247
                                                      ------------   ------------
          Total liabilities.........................   133,913,217    123,046,691
                                                      ------------   ------------
COMMITMENTS AND CONTINGENCIES.......................            --             --
STOCKHOLDER'S EQUITY
Common stock, $2.50 par value, 1,000,000 shares
  authorized, 288,000 shares issued and 245,688
  outstanding at September 30, 1998 and 1997........       720,000        720,000
Paid-in capital.....................................     1,657,712      1,657,712
Retained earnings...................................    14,651,726     14,546,270
Unrealized gains (losses) on securities
  available-for-sale, net...........................       100,360        (17,814)
                                                      ------------   ------------
                                                        17,129,798     16,906,168
                                                      ------------   ------------
Less treasury stock, at cost (42,312 shares in 1998
  and 1997).........................................      (712,138)      (712,138)
                                                      ------------   ------------
          Total stockholder's equity................    16,417,660     16,194,030
                                                      ------------   ------------
                                                      $150,330,877   $139,240,721
                                                      ============   ============

                See notes to consolidated financial statements.

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                 NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

                                                             1998         1997
                                                          ----------   ----------
INTEREST INCOME:
  Loans, including fees.................................  $6,141,450   $5,031,379
  Investment Securities:
     Taxable............................................   1,770,751    1,996,123
     Nontaxable.........................................     300,820      299,641
  Federal Funds Sold....................................     249,151      228,166
  Deposits in other depository institutions.............       2,252          979
                                                          ----------   ----------
          Total interest income.........................   8,464,424    7,556,288
                                                          ----------   ----------
INTEREST EXPENSE
  Deposits..............................................   3,554,110    3,113,773
  Notes payable.........................................      54,742        1,840
                                                          ----------   ----------
          Total interest expense........................   3,608,852    3,115,613
                                                          ----------   ----------
Net interest income.....................................   4,855,572    4,440,675
Provision for loan losses...............................     170,000      180,000
                                                          ----------   ----------
          Net interest income after provision for loan
             losses.....................................   4,685,572    4,260,675
                                                          ----------   ----------
NONINTEREST INCOME:
  Customer service fees.................................     843,359      853,207
  Other.................................................      54,980       39,080
                                                          ----------   ----------
          Total noninterest income......................     898,339      892,287
                                                          ----------   ----------
NONINTEREST EXPENSE:
  Salaries..............................................   1,466,051    1,298,028
  Employee Benefits.....................................     366,219      345,420
  Professional fees.....................................     132,209      164,480
  Net occupancy expense.................................     685,339      623,381
  Other operating expense...............................     908,248      910,955
                                                          ----------   ----------
          Total noninterest expense.....................   3,558,066    3,342,264
                                                          ----------   ----------
Income before income taxes..............................   2,025,845    1,810,698
Income tax expense......................................     601,228      522,293
                                                          ----------   ----------
          Net income....................................  $1,424,617   $1,288,405
                                                          ==========   ==========
          Net income per common share...................  $     5.80   $     5.24
                                                          ==========   ==========
          Net income per common share -- diluted          $     4.95   $     4.47

                See notes to consolidated financial statements.

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
     NINE MONTHS ENDED SEPTEMBER 30, 1998 AND DECEMBER 31, 1997 (UNAUDITED)

                                                                                     UNREALIZED
                                                                                     GAIN(LOSS)
                           COMMON STOCK                                             ON AVAILABLE-
                        ------------------    PAID IN      RETAINED     TREASURY      FOR-SALE
                        SHARES     AMOUNT     CAPITAL      EARNINGS       STOCK      SECURITIES        TOTAL
                        -------   --------   ----------   -----------   ---------   -------------   -----------
BALANCE,
  December 31, 1997...  245,688   $720,000   $1,657,712   $14,701,237   $(712,138)    $(15,657)     $16,351,154
Net Income............                                      1,424,617                                 1,424,617
Dividends on Common
  Stock, $6.00 per
  share...............                                     (1,474,128)                               (1,474,128)
Change in unrealized
  gain (loss) on
  available-for-sale
  securities net of
  taxes of $51,701....                                                                 116,017          116,017
                        -------   --------   ----------   -----------   ---------     --------      -----------
BALANCE,
  September 30,
    1998..............  245,688   $720,000   $1,657,712   $14,651,726   $(712,138)    $100,360      $16,417,660
                        =======   ========   ==========   ===========   =========     ========      ===========

                See notes to consolidated financial statements.

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                          1998           1997
                                                      ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income........................................  $  1,424,617   $  1,288,405
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Provision for loan losses......................       170,000        180,000
     Provision for losses on other real estate
       owned........................................         3,000             --
     Discount accretion on securities, net..........        (7,000)        48,541
     Depreciation and amortization..................       331,307        289,099
     (Gain) loss on sale of other real estate
       owned........................................        (1,819)        12,917
     Loss on sale of securities.....................         2,064            604
     Provision for deferred income taxes............       (77,641)      (205,390)
     Changes in assets and liabilities
       Decrease in accrued interest receivable......        87,174         42,302
       Increase (decrease) in other liabilities.....       820,438         (5,801)
       Increase in accrued interest payable.........        67,208         29,469
       Increase in other assets.....................    (4,366,807)      (740,510)
          Net cash (used in) provided by operating
             activities.............................    (1,547,459)       939,636
CASH FLOWS FROM INVESTING ACTIVITIES:
  Maturities of held-to-maturity securities.........     8,359,938      2,015,990
  Purchase of held-to-maturity securities...........      (545,250)    (4,255,996)
  Maturities of available-for-sale-securities.......    30,807,458      9,739,219
  Proceeds from sales of available-for-sale
     securities.....................................     1,989,758        268,298
  Purchase of available-for-sale securities.........   (25,004,043)    (6,043,076)
  Loan originations, net of repayments..............   (16,070,997)   (13,453,514)
  Purchase of bank premises and equipment...........      (977,510)      (461,799)
  Proceeds from sales of other real estate owned....       133,572        154,509
          Net cash (used in) provided by investing
             activities.............................    (1,307,074)   (12,036,369)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net decrease in deposits..........................    (1,958,997)      (948,695)
  Principal payments on notes payable...............    (1,037,486)            --
  Dividends paid....................................    (1,474,128)      (737,064)
          Net cash (used in) provided by financing
             activities.............................    (4,470,611)    (1,685,759)
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS.......................................    (7,325,144)   (12,782,492)
Cash and Cash Equivalents at beginning of Year......    14,753,625     19,545,430
Cash and Cash Equivalents at September 30, 1998.....     7,428,481      6,762,938
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Interest.......................................     3,593,201      3,086,144
     Federal and state income taxes.................       384,154        447,167
  Loans transferred to other real estate owned......       135,088         65,874

                See notes to consolidated financial statements.

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                  (UNAUDITED)

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
Net income..................................................  $1,424,617   $1,288,405
                                                              ----------   ----------
Other comprehensive income, net of tax:
  Unrealized gains (losses) on securities:
     Unrealized holding gains (losses) arising during
       period...............................................     116,017       58,984
     Less: reclassification adjustment for (gains) losses
       included in net income...............................           0            0
                                                              ----------   ----------
  Other comprehensive income................................     116,017       58,984
                                                              ----------   ----------
Comprehensive Income........................................  $1,540,634   $1,347,389
                                                              ==========   ==========

                 ST. JAMES BANCORPORATION, INC. AND SUBSIDIARY

          NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 1.  BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying consolidated interim financial statements do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. All normal, recurring adjustments which, in the opinion of management, are necessary for a fair presentation of financial statements, have been included. These interim financial statements should be read in conjunction with the audited financial statements and the notes thereto included in this Proxy Statement-Prospectus.

NOTE 2.  AGREEMENT TO MERGE WITH REGIONS

An Agreement and Plan of Merger between St. James Bancorporation and Regions Financial Corporation was signed on July 17, 1998. The Agreement provides for a merger of the companies in a stock for stock exchange accounted for as a purchase. On the effective date of the merger each share of St. James Bancorporation stock will be exchanged for shares of Regions stock. The merger is contingent upon regulatory and shareholder approval.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         ST. JAMES BANCORPORATION, INC.

                                      AND

                         REGIONS FINANCIAL CORPORATION

                           DATED AS OF JULY 17, 1998

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Parties............................................................      A-6
Preamble...........................................................      A-6
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER......................      A-6
   1.1    Merger......................................................   A-6
   1.2    Time and Place of Closing...................................   A-7
   1.3    Effective Time..............................................   A-7
   1.4    Execution of Support Agreements.............................   A-7
ARTICLE 2 -- TERMS OF MERGER.......................................      A-7
   2.1    Certificate of Incorporation................................   A-7
   2.2    Bylaws......................................................   A-7
   2.3    Directors and Officers......................................   A-7
ARTICLE 3 -- MANNER OF CONVERTING SHARES...........................      A-8
   3.1    Conversion of Shares........................................   A-8
   3.2    Anti-Dilution Provisions....................................   A-8
   3.3    Shares Held by St. James or Regions.........................   A-8
   3.4    Dissenting Stockholders.....................................   A-8
   3.5    Fractional Shares...........................................   A-9
ARTICLE 4 -- EXCHANGE OF SHARES....................................      A-9
   4.1    Exchange Procedures.........................................   A-9
   4.2    Rights of Former St. James Stockholders.....................  A-10
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF ST. JAMES...........     A-10
   5.1    Organization, Standing, and Power...........................  A-10
   5.2    Authority; No Breach By Agreement...........................  A-11
   5.3    Capital Stock...............................................  A-11
   5.4    St. James Subsidiaries......................................  A-12
   5.5    Financial Statements........................................  A-12
   5.6    Absence of Undisclosed Liabilities..........................  A-13
   5.7    Absence of Certain Changes or Events........................  A-13
   5.8    Tax Matters.................................................  A-13
   5.9    Assets......................................................  A-14
   5.10   Environmental Matters.......................................  A-15
   5.11   Compliance with Laws........................................  A-16
   5.12   Labor Relations.............................................  A-16
   5.13   Employee Benefit Plans......................................  A-16
   5.14   Material Contracts..........................................  A-19
   5.15   Legal Proceedings...........................................  A-19
   5.16   Reports.....................................................  A-20
   5.17   Statements True and Correct.................................  A-20
   5.18   Accounting, Tax, and Regulatory Matters.....................  A-20
   5.19   State Takeover Laws.........................................  A-20
   5.20   Charter Provisions..........................................  A-21
   5.21   Support Agreements..........................................  A-21
   5.22   Derivatives.................................................  A-21
   5.23   Year 2000...................................................  A-21

                                                                        PAGE
                                                                        ----
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS.............     A-21
   6.1    Organization, Standing, and Power...........................  A-21
   6.2    Authority; No Breach By Agreement...........................  A-21
   6.3    Capital Stock...............................................  A-22
   6.4    Regions Subsidiaries........................................  A-22
   6.5    SEC Filings; Financial Statements...........................  A-23
   6.6    Absence of Undisclosed Liabilities..........................  A-23
   6.7    Absence of Certain Changes or Events........................  A-24
   6.8    Compliance with Laws........................................  A-24
   6.9    Legal Proceedings...........................................  A-24
   6.10   Reports.....................................................  A-24
   6.11   Statements True and Correct.................................  A-25
   6.12   Accounting, Tax, and Regulatory Matters.....................  A-25
   6.13   Derivatives.................................................  A-25
   6.14   Year 2000...................................................  A-25
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION..............     A-26
   7.1    Affirmative Covenants of Both Parties.......................  A-26
   7.2    Negative Covenants of St. James.............................  A-26
   7.3    Adverse Changes in Condition................................  A-28
   7.4    Reports.....................................................  A-28
ARTICLE 8 -- ADDITIONAL AGREEMENTS.................................     A-28
   8.1    Registration Statement; Proxy Statement; Stockholder
          Approval....................................................  A-28
   8.2    Exchange Listing............................................  A-29
   8.3    Applications................................................  A-29
   8.4    Filings with State Offices..................................  A-29
   8.5    Agreement as to Efforts to Consummate.......................  A-29
   8.6    Investigation and Confidentiality...........................  A-29
   8.7    Press Releases..............................................  A-30
   8.8    Certain Actions.............................................  A-30
   8.9    Accounting and Tax Treatment................................  A-31
   8.10   State Takeover Laws.........................................  A-31
   8.11   Charter Provisions..........................................  A-31
   8.12   Agreement of Affiliates.....................................  A-31
   8.13   Employee Benefits and Contracts.............................  A-32
   8.14   Indemnification.............................................  A-32
   8.15   Certain Modifications.......................................  A-33
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.....
                                                                        A-34
   9.1    Conditions to Obligations of Each Party.....................  A-34
   9.2    Conditions to Obligations of Regions........................  A-35
   9.3    Conditions to Obligations of St. James......................  A-36
ARTICLE 10 -- TERMINATION..........................................     A-37
  10.1    Termination.................................................  A-37
  10.2    Effect of Termination.......................................  A-38
  10.3    Non-Survival of Representations and Covenants...............  A-38

                                                                        PAGE
                                                                        ----
ARTICLE 11 -- MISCELLANEOUS........................................     A-39
  11.1    Definitions.................................................  A-39
  11.2    Expenses....................................................  A-45
  11.3    Brokers and Finders.........................................  A-45
  11.4    Entire Agreement............................................  A-46
  11.5    Amendments..................................................  A-46
  11.6    Waivers.....................................................  A-46
  11.7    Assignment..................................................  A-47
  11.8    Notices.....................................................  A-47
  11.9    Governing Law...............................................  A-47
  11.10   Counterparts................................................  A-48
  11.11   Captions....................................................  A-48
  11.12   Interpretations.............................................  A-48
  11.13   Enforcement of Agreement....................................  A-48
  11.14   Severability................................................  A-48
Signatures.........................................................     A-49

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  1.       --  Form of Support Agreement. (sec. 1.4).
  2.       --  Form of Affiliate Agreement. (sec.sec. 8.12, 9.2(d)).
  3.       --  Form of Claims Letter. (sec. 9.2(e)).
  4.       --  Opinion of St. James Counsel (sec. 9.2(f)).
  5.       --  Opinion of Regions Counsel (sec. 9.3(d)).

       [EXHIBITS OMITTED].

                          AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 17, 1998, by and between ST. JAMES BANCORPORATION, INC. ("St. James"), a corporation organized and existing under the Laws of the State of Louisiana, with its principal office located in Lutcher, Louisiana; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

The Boards of Directors of St. James and Regions are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of St. James by Regions pursuant to the merger (the "Merger") of St. James with and into Regions. At the effective time of the Merger, the outstanding shares of the capital stock of St. James shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of St. James shall become stockholders of Regions, and each of the subsidiaries of St. James shall continue to conduct its business and operations as a subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of St. James, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger
(i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) for accounting purposes shall qualify for treatment as a pooling of interests.

As a condition and inducement to Regions' willingness to enter into this Agreement, each of St. James' directors is executing and delivering to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, St. James shall be merged with and into Regions in accordance with the provisions of Section 12:115 of the LBCL and Section 252 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of St. James and Regions.

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1.2 Time and Place of Closing.  The consummation of the Merger (the "Closing")
shall take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

1.3 Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Louisiana Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Louisiana and the Delaware Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger; and (ii) the date on which the stockholders of St. James approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law; or such later day within 30 days thereof as may be specified by Regions.

1.4 Execution of Support Agreements. Immediately prior to the execution of this Agreement and as a condition hereto, each of the directors of St. James is executing and delivering to Regions a Support Agreement.

                                   ARTICLE 2

                                TERMS OF MERGER

2.1 Certificate of Incorporation. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

2.2 Bylaws. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

2.3 Directors and Officers. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

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                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions or St. James, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

     (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     (b) Each share of St. James Common Stock (excluding shares held by any St. James Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into that number of shares of Regions Common Stock equal to the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (a) $175.00 by (b) the Average Closing Price (defined to mean the average of the daily last sales price for the shares of Regions Common Stock for the 20 consecutive trading days ending at the close of trading on the last trading day immediately preceding the date of the Stockholders' Meeting (the "Exchange Ratio").

3.2 Anti-Dilution Provisions. In the event St. James changes the number of shares of St. James Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

3.3 Shares Held by St. James or Regions. Each of the shares of St. James Common Stock held by any St. James Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4. Dissenting Stockholders. Any holder of shares of St. James Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Part XIII of the LBCL shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the LBCL, including the provisions of Section 131 thereof relating to the deposit in escrow, endorsement, and transfer of the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting stockholder of St. James fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, such Person shall not have the right to receive payment in cash for his shares and, instead, as of the Effective Time the shares of St. James Common Stock held by such Person shall be

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converted into and exchanged for that number of shares of Regions Common Stock determined under Section 3.1 of this Agreement and the delivery of certificates representing such Regions Common Stock and any dividends or other distributions in respect thereof to which such holder may be entitled shall be governed by
Section 4.1 of this Agreement.

3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of St. James Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the last sale price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

4.1 Exchange Procedures. Promptly after the Effective Time, Regions and St. James shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of St. James appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of St. James Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of St. James Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected and not withdrawn or forfeited under Section 131 of the LBCL) issued and outstanding at the Effective Time promptly upon surrender the certificate or certificates representing such shares to the Exchange Agent, shall receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends and other distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of St. James Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Until so surrendered, each outstanding certificate of St. James Common Stock shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions payable to the holders of shares of Regions Common Stock, to represent the consideration into which the number of shares of St. James Common Stock represented thereby prior to the Effective Time shall have been converted. Regions shall not be obligated to deliver the consideration to which any former holder of St. James Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of St. James Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of St. James Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this

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Agreement notwithstanding, neither the Surviving Corporation, St. James, nor the
Exchange Agent shall be liable to a holder of St. James Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2 Rights of Former St. James Stockholders. At the Effective Time, the stock transfer books of St. James shall be closed as to holders of St. James Common Stock immediately prior to the Effective Time and no transfer of St. James Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of St. James Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by St. James in respect of such shares of St. James Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of St. James shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of St. James Common Stock are converted, regardless of whether such holders have exchanged their certificates representing St. James Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of St. James Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such St. James Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF ST. JAMES

St. James hereby represents and warrants to Regions as follows:

5.1 Organization, Standing, and Power. St. James is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Louisiana, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. St. James is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure

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to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James.

5.2 Authority; No Breach By Agreement.

     (a) St. James has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of St. James, subject to the approval of this Agreement by the holders of two-thirds of the shares of St. James Common Stock present at the Stockholders Meeting, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by St. James. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of St. James, enforceable against St. James in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by St. James, nor the consummation by St. James of the transactions contemplated hereby, nor compliance by St. James with any of the provisions hereof or thereof, will
     (i) conflict with or result in a breach of any provision of St. James' Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any St. James Company under, any Contract or Permit of any St. James Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James, or (iii) subject to receipt of the requisite Consents referred to in
     Section 9.1(b) of this Agreement, violate any Law or Order applicable to any St. James Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by St. James of the Merger and the other transactions contemplated in this Agreement.

5.3 Capital Stock.

     (a) The authorized capital stock of St. James consists, as of the date of this Agreement, of 1,000,000 shares of St. James Common Stock, of which 245,688 shares are issued and outstanding as of the date of this Agreement and not more than 245,688 shares will be issued and outstanding at the Effective Time. All of the issued

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

and outstanding shares of St. James Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the LBCL. None of the outstanding shares of St. James Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of St. James.

     (b) Except as set forth in Section 5.3(a) of this Agreement or Section 5.3(b) of the St. James Disclosure Memorandum, there are no shares of capital stock or other equity securities of St. James outstanding and no outstanding Rights relating to the capital stock of St. James.

5.4 St. James Subsidiaries. St. James has disclosed in Section 5.4 of the St. James Disclosure Memorandum all of the St. James Subsidiaries as of the date of this Agreement. St. James or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each St. James Subsidiary. No equity securities of any St. James Subsidiary are or may become required to be issued (other than to another St. James Company) by reason of any Rights, and there are no Contracts by which any St. James Subsidiary is bound to issue (other than to another St. James Company) additional shares of its capital stock or Rights or by which any St. James Company is or may be bound to transfer any shares of the capital stock of any St. James Subsidiary (other than to another St. James Company). There are no Contracts relating to the rights of any St. James Company to vote or to dispose of any shares of the capital stock of any St. James Subsidiary. Except as provided in Section 6:262 of the LBL, all of the shares of capital stock of each St. James Subsidiary held by a St. James Company are fully paid and, nonassessable under the applicable corporation or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the St. James Company free and clear of any Lien. Each St. James Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each St. James Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James. Each St. James Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

5.5 Financial Statements. St. James has disclosed in Section 5.5 of the St. James Disclosure Memorandum, and has delivered to Regions copies of, all St. James Financial Statements prepared for periods ended prior to the date hereof and will deliver to Regions copies of all St. James Financial Statements prepared subsequent to the date hereof. The St. James Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the St. James Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with past business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the St. James Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the St. James Companies for the periods indicated, in accordance

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with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or are not expected to be Material in amount or effect).

5.6 Absence of Undisclosed Liabilities. No St. James Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James, except Liabilities which are accrued or reserved against in the consolidated balance sheets of St. James as of March 31, 1998, included in the St. James Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to March 31, 1998. No St. James Company has incurred or paid any Liability since March 31, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James.

5.7 Absence of Certain Changes or Events. Since March 31, 1998, except as disclosed in the St. James Financial Statements delivered prior to the date of the Agreement or as otherwise disclosed in the St. James Disclosure Memorandum to the Knowledge of St. James, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James, and (ii) the St. James Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of St. James provided in Article 7 of this Agreement, other than conducting the process that has led up to the execution and consummation of this Agreement.

5.8 Tax Matters.

     (a) All Tax Returns required to be filed by or on behalf of any of the St. James Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and, to the Knowledge of St. James, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on St. James, except to the extent reserved against in the St. James Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the St. James Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) Adequate provision for any Taxes due or to become due for any of the St. James Companies for the period or periods through and including the date of the respective

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St. James Financial Statements has been made and is reflected on such St. James
Financial Statements.

     (d) Each of the St. James Companies is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

     (e) None of the St. James Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (f) There are no Material Liens with respect to Taxes upon any of the Assets of the St. James Companies.

     (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the St. James Companies that occurred during or after any Taxable Period in which the St. James Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997.

     (h) No St. James Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of Regions, which consent will not be unreasonably withheld.

     (j) No St. James Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.9 Assets. The St. James Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the St. James Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with St. James' past practices. All Assets which are Material to St. James' business on a consolidated basis, held under leases or subleases by any of the St. James Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The St. James Companies currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the St. James Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or
(ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any St. James Company under such policies. The Assets of the St. James Companies include all Material Assets required to operate the business of the St. James Companies as presently conducted.

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5.10 Environmental Matters.

     (a) To the Knowledge of St. James, each St. James Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James.

     (b) There is no Litigation pending or, to the Knowledge of St. James, threatened before any court, governmental agency, or authority, or other forum in which any St. James Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any St. James Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James.

     (c) There is no Litigation pending, or to the Knowledge of St. James, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or St. James in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James.

     (d) To the Knowledge of St. James, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James.

     (e) To the Knowledge of St. James, during the period of (i) any St. James Company's ownership or operation of any of their respective current properties, (ii) any St. James Company's participation in the management of any Participation Facility, or (iii) any St. James Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James. Prior to the period of (i) any St. James Company's ownership or operation of any of their respective current properties, (ii) any St. James Company's participation in the management of any Participation Facility, or (iii) any St. James Company's holding of a security interest in a Loan Property, to the Knowledge of St. James, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James.

5.11 Compliance with Laws. St. James is duly registered as a bank holding company under the BHC Act. Each St. James Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James. None of the St. James Companies:

     (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James; and

     (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any St. James Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James, or (iii) requiring any St. James Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

5.12 Labor Relations. No St. James Company is the subject of any Litigation asserting that it or any other St. James Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other St. James Company to bargain with any labor organization as to wages or conditions of employment, nor is any St. James Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any St. James Company, pending or threatened, or to the Knowledge of St. James, is there any activity involving any St. James Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.13 Employee Benefit Plans.

     (a) St. James has disclosed to Regions in writing prior to the execution of the Agreement and in Section 5.13 of the St. James Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all Material St. James Benefits Plans. For purposes of this Agreement, "St. James Benefit Plans" means all written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other written health plans, all life insurance plans, and all other written employee benefit plans or fringe benefit plans, including written "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any St. James Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the St. James Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "St. James ERISA Plan." Any St. James ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "St. James Pension Plan." Neither St. James nor any St. James Company has an "obligation to contribute" (as defined in ERISA
Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any St. James Company that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which any St. James Company has any Liability, is disclosed as such in Section 5.13 of the St. James Disclosure Memorandum.

     (b) St. James has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such St. James Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such St. James Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any St. James Benefit Plan with respect to the most recent plan year, and
     (iv) the most recent summary plan descriptions and any Material modifications thereto.

     (c) All St. James Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James. Each St. James ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and St. James is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each trust created under any St. James ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and St. James is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each St. James Benefit Plan to the Knowledge of St. James, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under
     Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on St. James. There is no Material pending or, to the Knowledge of St. James, threatened Litigation relating to any St. James ERISA Plan.

     (d) No St. James Company has engaged in a transaction with respect to any St. James Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any St. James Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James. Neither St. James nor any administrator or fiduciary of any St. James Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject St. James to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on St. James. No oral or written representation or communication with respect to any aspect of the St. James Benefit Plans has been made to employees of any St. James Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans, where any Liability with respect to such representation or disclosure is reasonably likely to have a Material Adverse Effect on St. James.

     (e) No St. James Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the Assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any St. James Pension Plan, (ii) no change in the actuarial assumptions with respect to any St. James Pension Plan, and
     (iii) no increase in benefits under any St. James Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James. Neither any St. James Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any St. James Company, or the single-employer plan of any entity which is considered one employer with St. James under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "St. James ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All contributions with respect to a St. James Pension Plan or any single-employer plan of a St. James ERISA Affiliate have or will be timely made and there is no lien or expected to be a lien under Internal Revenue Code Section 412(n) or ERISA
     Section 302(f) or Tax under Internal Revenue Code Section 4971. No St. James Company has provided, or is required to provide, security to a St. James Pension Plan or to any single-employer plan of a St. James ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by St. James, except to the extent any failure would not have a Material Adverse Effect on St. James.

     (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any St. James Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any St. James ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except to the extent any failure would not have a Material Adverse Effect on St. James).

     (g) No St. James Company has any obligations for retiree health and retiree life benefits under any of the St. James Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

     (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves,
     (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any St. James Company from any St. James Company under any St. James Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any St. James Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

5.14 Material Contracts. Except as set forth in Section 5.14 of the St. James Disclosure Memorandum, none of the St. James Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any St. James Company or the guarantee by any St. James Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by St. James with the SEC as of the date of this Agreement if St. James were required to file a Form 10-K with the SEC (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "St. James Contracts"). With respect to each St. James Contract: (i) the Contract is in full force and effect; (ii) no St. James Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James; (iii) no St. James Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of St. James, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any St. James Company for money borrowed is prepayable at any time by such St. James Company without penalty or premium.

5.15 Legal Proceedings.

     (a) There is no Litigation instituted or pending, or, to the Knowledge of St. James, threatened against any St. James Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any St. James Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James.

     (b) Section 5.15(b) of the St. James Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any St. James

Company is a party and which names a St. James Company as a defendant or cross-defendant.

5.16 Reports. Since December 31, 1994, or the date of organization if later, each St. James Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on St. James. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

5.17 Statements True and Correct. None of the information supplied or to be supplied by any St. James Company or any Affiliate thereof regarding St. James or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any St. James Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to St. James' stockholders in connection with the Stockholders' Meeting will, when first mailed to the stockholders of St. James, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any St. James Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

5.18 Accounting, Tax, and Regulatory Matters. Except as specifically contemplated by this Agreement, no St. James Company or any Affiliate thereof has taken or agreed to take any action, and St. James has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement. To the Knowledge of St. James there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the last sentence of such
Section 9.1(b).

5.19 State Takeover Laws. Each St. James Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Louisiana (collectively, "Takeover Laws") including those Laws contained within Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the LBCL.

5.20 Charter Provisions. Each St. James Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any St. James Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any St. James Company that may be directly or indirectly acquired or controlled by it.

5.21 Support Agreements. Each of the directors of St. James has executed and delivered to Regions a Support Agreement in substantially the form as Exhibit 1 to this Agreement.

5.22 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for St. James' own account, or for the account of one or more the St. James Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

5.23 Year 2000. St. James has disclosed to Regions a complete and accurate copy of St. James' plan, including an estimate of the anticipated associated costs, for implementing modifications to St. James' hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, St. James shall endeavor to continue its efforts to implement such plan.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

Regions hereby represents and warrants to St. James as follows:

6.1 Organization, Standing, and Power. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

6.2 Authority; No Breach By Agreement.

     (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy,

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

insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

6.3 Capital Stock. The authorized capital stock of Regions consists, as of the date of this Agreement, of 240,000,000 shares of Regions Common Stock, of which 136,696,150 shares were issued and outstanding and 322,221 shares were held as treasury shares as of December 31, 1997. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of St. James Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of St. James Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

6.4 Regions Subsidiaries. Regions or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Regions Subsidiary. No equity securities of any Regions Subsidiary are or may become required to be issued (other than to another Regions Company) by reason of any Rights, and there are no Contracts by which any Regions Subsidiary is bound to issue (other than to another Regions Company) additional shares of its capital stock or Rights or by which any Regions Company is or may be bound to transfer any shares of the capital stock of any Regions Subsidiary (other than to another Regions Company). There are no Contracts relating to the rights of any Regions Company to vote or to dispose of any shares of the capital stock of any Regions Subsidiary. All of the shares of capital stock of each Regions Subsidiary held by a Regions Company are fully paid and, except as provided in statutes pursuant to which depository institution

Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each Regions Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Regions Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

6.5 SEC Filings; Financial Statements.

     (a) Regions has filed and made available to St. James all forms, reports, and documents required to be filed by Regions with the SEC since December 31, 1995 (collectively, the "Regions SEC Reports"). The Regions SEC Reports
     (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Regions Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the Regions Subsidiaries, none of Regions Subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

6.6 Absence of Undisclosed Liabilities. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of December 31, 1997, included in the Regions Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to December 31, 1997. No Regions Company has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

6.7 Absence of Certain Changes or Events. Since December 31, 1997, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

6.8 Compliance with Laws. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

     (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

     (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

6.9 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened against any Regions Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

6.10 Reports. Since December 31, 1994, or the date of organization if later, each Regions Company has timely filed all reports and statements, together with any

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

amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

6.11 Statements True and Correct. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof regarding Regions or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to St. James' stockholders in connection with the Stockholders' Meeting, will, when first mailed to the stockholders of St. James, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

6.12 Accounting, Tax, and Regulatory Matters. No Regions Company or any Affiliate thereof has taken or agreed to take any action, and Regions has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.13 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Regions' own account, or for the account of one or more the Regions Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

6.14 Year 2000. Regions has disclosed to St. James a complete and accurate copy of Regions' plan, including an estimate of the anticipated associated costs, for implementing modifications to Regions' hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, Regions shall endeavor to continue its efforts to implement such plan.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course,
(ii) preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

7.2 Negative Covenants of St. James. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, St. James covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Regions, which consent shall not be unreasonably withheld:

     (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any St. James Company, or

     (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a St. James Company to another St. James Company) in excess of an aggregate of $100,000 (for the St. James Companies on a consolidated basis), except in the ordinary course of the business consistent with past practices (which shall include, for St. James Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any St. James Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the St. James Disclosure Memorandum); or

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any St. James Company, or declare or pay any dividend or make any other distribution in respect of St. James' capital stock, except that St. James shall be permitted to pay dividends with payment and record dates consistent with past practice with respect to timing and amount; or

     (d) except for this Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date
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

of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of St. James Common Stock or any other capital stock of any St. James Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

     (e) adjust, split, combine, or reclassify any capital stock of any St. James Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of St. James Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any St. James Subsidiary (unless any such shares of stock are sold or otherwise transferred to another St. James Company) or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business of (i) investment securities, (ii) loans, including dispositions thereof through loan participation agreements, and
     (iii) other real estate owned by any St. James Company; or

     (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned St. James Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

     (g) grant any increase in compensation or benefits to the employees or officers of any St. James Company, except as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any St. James Company; grant any increase in fees or other increases in compensation or other benefits to directors of any St. James Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

     (h) enter into or amend any employment Contract between any St. James Company and any Person (unless such amendment is required by Law) that the St. James Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (i) adopt any new employee benefit plan of any St. James Company or make any Material change in or to any existing employee benefit plans of any St. James Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

     (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

     (k) commence any Litigation other than as necessary for the prudent operation of its business or settle any Litigation involving any Liability of any St. James Company for Material money damages or restrictions upon the operations of any St. James Company; or

     (l) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as reasonably practicable after execution of this Agreement, Regions shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. St. James shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. St. James shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this

Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) St. James shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of St. James shall recommend to its stockholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of St. James shall use their reasonable efforts to obtain such stockholders' approval, provided that each of Regions and St. James may withdraw, modify, or change in an adverse manner to the other Party its recommendations if the Board of Directors of such Party, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could constitute a breach of the fiduciary duties of St. James' Board of Directors under applicable Law. In addition, nothing in this Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by St. James of information that is required to be disclosed in the Registration Statement or the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NASD.

8.2 Exchange Listing. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq NMS, subject to official notice of issuance, the shares of Regions Common Stock to be issued to the holders of St. James Common Stock pursuant to the Merger.

8.3 Applications. Regions shall promptly prepare and file, and St. James shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Louisiana Certificate of Merger with the Secretary of State of the State of Louisiana in connection with the Closing.

8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6 Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

8.7 Press Releases. Prior to the Effective Time, Regions and St. James shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no St. James Company nor any Affiliate thereof nor any Representatives thereof retained by any St. James Company shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal, or provide any confidential information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Notwithstanding the foregoing, St. James may, and may authorize and permit its Representatives to, provide Persons with confidential information, have discussions or negotiations with, or otherwise facilitate an effort or attempt by such Person to make or implement an Acquisition Proposal not solicited in violation of this Agreement if St. James' Board of Directors, after having consulted with, and based upon the advice of, outside counsel, determines in good faith that the failure to take such actions could constitute a breach of the fiduciary duties of St. James' Board of Directors under applicable Law; provided, that St. James shall promptly advise Regions following the receipt of any Acquisition Proposal and the Material details thereof; and, provided further, that prior to delivery of confidential information relating to St. James or access to St. James' books, records, or properties in connection therewith, the other Person shall have entered into a confidentiality agreement substantially similar to the Confidentiality Agreement previously entered into between St. James and Regions. Nothing contained in this
Section 8.8 shall prohibit the Board of Directors of St. James from complying with Rule 14e-2, promulgated under the 1934 Act. St. James shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause of all its Representatives not to engage in any of the foregoing.

8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10 State Takeover Laws. Each St. James Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

8.11 Charter Provisions. Each St. James Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any St. James Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any St. James Company that may be directly or indirectly acquired or controlled by it.

8.12 Agreement of Affiliates. St. James has disclosed in Section 8.12 of the St. James Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of St. James for purposes of Rule 145 under the 1933 Act. St. James shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of St. James Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions and St. James have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, except as otherwise permitted thereby. Shares of Regions Common Stock issued to such affiliates of St. James in exchange for shares of St. James Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and St. James have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies, except as otherwise permitted thereby, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of St. James pursuant to this Agreement to enforce the provisions of this Section 8.12). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

8.13. Employee Benefits and Contracts. Following the Effective Time, Regions shall provide generally to officers and employees of the St. James Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.13), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of St. James shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of St. James shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of St. James shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause St. James and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in
Section 8.13 of the St. James Disclosure Memorandum to Regions between any St. James Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the St. James Benefit Plans.

8.14 Indemnification.

     (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of St. James or any St. James Subsidiary (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, or employee of St. James, any of the St. James Subsidiaries, or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Regions shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any Liability (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, however, that (a) Regions shall have the right to assume the defense thereof and upon such assumption Regions shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the

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

defense thereof, except that if Regions elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Regions and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Regions shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (b) Regions shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (c) Regions shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Regions' obligations under this Section 8.14(a) continue in full force and effect for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     (b) Regions agrees that all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of St. James and its Subsidiaries (the "Covered Parties") as provided in their respective Articles of Incorporation, Bylaws, or similar governing instruments as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 8.14(b) shall be deemed to preclude the liquidation, consolidation, or merger of St. James or any St. James Subsidiary, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by Regions is required to effectuate any indemnification, Regions shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (c) If Regions or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Regions shall assume the obligations set forth in this Section 8.14.

     (d) The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

8.15 Certain Modifications. Regions and St. James shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and St. James shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Regions and St. James also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such

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

charges in accordance with GAAP as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect or deemed to have a Material Adverse Effect on St. James as a consequence of any modifications or charges undertaken solely on account of this Section 8.15.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

     (a) Stockholder Approval. The stockholders of St. James shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

     (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to

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

suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

     (f) Exchange Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq NMS, subject to official notice of issuance.

     (g) Tax Matters. Each Party shall have received a written opinion from Alston & Bird LLP, in a form reasonably satisfactory to such Party (the "Tax Opinion"), dated the date of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of St. James Common Stock who exchange all of their St. James Common Stock solely for Regions Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock), (iii) the tax basis of the Regions Common Stock received by holders of St. James Common Stock who exchange all of their St. James Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the St. James Common Stock surrendered in exchange for the Regions Common Stock (reduced by an amount allocable to a fractional share interest in Regions Common Stock for which cash is received), and (iv) the holding period of the Regions Common Stock received by holders who exchange all of their St. James Common Stock solely for Regions Common Stock in the Merger will be the same as the holding period of the St. James Common Stock surrendered in exchange therefor, provided that such St. James Common Stock is held as a capital asset at the Effective Time. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of St. James and Regions reasonably satisfactory in form and substance to such counsel.

     (h) Pooling Letter. Each Party shall have received a letter, dated as of the Effective Time, in a form reasonably acceptable to such Party, from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

9.2 Conditions to Obligations of Regions. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

     (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of St. James set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of St. James set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of St. James set forth in Sections 5.18, 5.19, and 5.20 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of St. James set forth in this Agreement (including the representations and warranties set forth in Sections 5.3,

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

5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on St. James; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material, "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of St. James or to a matter being "known" by St. James shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of St. James to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c) Certificates. St. James shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by St. James' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

     (d) Affiliate Agreements. Regions shall have received from each affiliate of St. James the affiliates agreement referred to in Section 8.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of Regions that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

     (e) Claims Letters. Each of the directors and executive officers of St. James shall have executed and delivered to Regions, letters in substantially the form of Exhibit 3.

     (f) Legal Opinion. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to St. James, in substantially the form of Exhibit 4.

     (e) Fairness Opinion. St. James shall have received a letter from Chaffe & Associates, Inc. or another financial adviser selected by St. James dated not more than five days prior to the date of the Proxy Statement, to the effect that in the opinion of such firm, the consideration to be received in the Merger by the stockholders of St. James is fair to the stockholders of St. James from a financial point of view.

9.3 Conditions to Obligations of St. James. The obligations of St. James to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by St. James pursuant to Section 11.6(b) of this Agreement:

     (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representa-
tions and warranties of Regions set forth in Section 6.12 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections
6.3 and 6.12) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

     (c) Certificates. Regions shall have delivered to St. James (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as St. James and its counsel shall request.

     (d) Legal Opinion. St. James shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of Exhibit 5.

                                   ARTICLE 10

                                  TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of St. James or Regions, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of St. James; or

     (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of St. James and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of St. James and
     Section 9.3(a) of this Agreement in the case of Regions; or

     (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of St. James and Section 9.3(a) in the case of Regions) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

     (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Regions or St. James fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

     (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

     (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of St. James and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement.

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.12 and 8.14 of this Agreement.

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

                                   ARTICLE 11

                                 MISCELLANEOUS

11.1 Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

     "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, entered into prior to the date of this Agreement, between St. James and Regions.

     "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

     "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

     "DELAWARE CERTIFICATE OF MERGER" shall mean the certificate of merger to be executed by Regions and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by Section 1.1 of this Agreement.

     "DGCL" shall mean the Delaware General Corporation Law.

     "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "EXHIBITS" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

     "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, or chief financial officer of such Person.

     "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

     "LBCL" shall mean the Louisiana Business Corporation Law as amended.

     "LBL" shall mean the Louisiana Banking Law as amended.

     "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

     "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "LOAN PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "LOUISIANA CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Regions and filed with the Secretary of State of the State of Louisiana relating to the Merger as contemplated by Section 1.1 of this Agreement.

     "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "NASDAQ NMS" shall mean the National Market System of The Nasdaq Stock Market.

     "1933 ACT" shall mean the Securities Act of 1933, as amended.

     "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

     "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "PARTY" shall mean either St. James or Regions, and "Parties" shall mean both St. James and Regions.

     "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

     "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "PROXY STATEMENT" shall mean the proxy statement used by St. James to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of St. James Common Stock.

     "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

     "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

     "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of December 31, 1997, 1996, and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1997, 1996, and 1995, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions

(including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1997.

     "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

     "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the stockholders of St. James in connection with the transactions contemplated by this Agreement.

     "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

     "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

     "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "ST. JAMES COMMON STOCK" shall mean the $2.50 par value common stock of St. James.

     "ST. JAMES COMPANIES" shall mean, collectively, St. James and all St. James Subsidiaries.

     "ST. JAMES DISCLOSURE MEMORANDUM" shall mean the written information entitled "St. James Disclosure Memorandum" delivered prior to the execution of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for any other purpose hereunder. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

     "ST. JAMES FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of St. James as of December 31, 1997, 1996, and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1997, 1996, and 1995, included in the St. James Disclosure Memorandum, and
     (ii) the consolidated statements of condition of St. James (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 1997.

     "ST. JAMES STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of St. James.

     "ST. JAMES SUBSIDIARIES" shall mean the Subsidiaries of St. James, which shall include the St. James Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of St. James in the future and owned by St. James at the Effective Time.

     "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of St. James to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

     "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "SURVIVING CORPORATION" shall mean Regions as the surviving corporation resulting from the Merger.

     "TAX" or "TAXES" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any interest, penalties, or additions thereto.

     "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

     "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Average Closing Price.....  Section 3.1
Closing...................  Section 1.2
Effective Time............  Section 1.3
Exchange Agent............  Section 4.1
Exchange Ratio............  Section 3.1(b)
Indemnified Party.........  Section 8.14
Merger....................  Section 1.1
Regions SEC Reports.......  Section 6.5(a)
St. James Benefit Plans...  Section 5.13(a)
St. James Contracts.......  Section 5.14
St. James ERISA             Section 5.13(e)
  Affiliate...............
St. James ERISA Plan......  Section 5.13(a)
St. James Rights..........  Section 3.6(a)
St. James Pension Plan....  Section 5.13(a)
St. James SEC Reports.....  Section 5.5(a)
Takeover Laws.............  Section 5.19
Tax Opinion...............  Section 9.1(g)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

11.2 Expenses.

     (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

11.3 Brokers and Finders. Except for Chaffe & Associates as to St. James, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by St. James or Regions, each of St. James and

Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.12 and 8.14 of this Agreement.

11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of St. James Common Stock will be exchanged for Regions Common Stock shall not be amended after the Stockholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of Regions Common Stock and St. James Common Stock, as the case may be, entitled to vote thereon.

11.6 Waivers.

     (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by St. James, to waive or extend the time for the compliance or fulfillment by St. James of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

     (b) Prior to or at the Effective Time, St. James, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of St. James under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of St. James except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

St. James:         ST. JAMES BANCORPORATION, INC.
                   1980 West Main Street
                   Lutcher, Louisiana 70071
                   Telecopy Number: (504) 869-4482
                   Attention: Paul Aucoin
                              President

Copy to Counsel:   CORRERO FISHMAN HAYGOOD PHELPS
                   WEISS WALMSLEY & CASTEIX, LLP
                   Forty-sixth Floor
                   201 St. Charles Avenue
                   New Orleans, Louisiana 70170-4600
                   Telecopy Number: (504) 586-5250
                   Attention: Anthony J. Correro III

Regions:           REGIONS FINANCIAL CORPORATION
                   417 N. 20th Street
                   Birmingham, Alabama 35203
                   Telecopy Number: (205) 326-7571
                   Attention: Richard D. Horsley
                              Vice Chairman and Executive
                                Financial Officer

Copy to Counsel:   REGIONS FINANCIAL CORPORATION
                   417 N. 20th Street
                   Birmingham, Alabama 35203
                   Telecopy Number: (205) 326-7751
                   Attention: Samuel E. Upchurch, Jr.
                              General Counsel

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of Louisiana relate to the consummation of the Merger.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                             ST. JAMES BANCORPORATION, INC.
                      By:                                                 By:
 ---------------------------------------------       ---------------------------------------------
                Cindy D. Martin                                      Paul G. Aucoin
                   Secretary                                           President

[CORPORATE SEAL]

ATTEST:                                             REGIONS FINANCIAL CORPORATION

                      By:                                                 By:
 ---------------------------------------------       ---------------------------------------------
            Samuel E. Upchurch, Jr.                                Richard D. Horsley
              Corporate Secretary                                    Vice Chairman

[CORPORATE SEAL]

                                                                      APPENDIX B

                               November   , 1998

The Board of Directors
St. James Bancorporation
Lutcher, LA

Attention: Mr. Paul Aucoin
           Chairman

Gentlemen:

We understand that St. James Bancorporation ("SJB") and Regions Financial Corporation ("Regions") have entered into an Agreement and Plan of Merger, dated as of July 30, 1998 (the "Merger Agreement") which provides, among other things, for the merger of SJB into Regions ("Bank Merger"). Pursuant to the Merger Agreement, each share of SJB Common Stock shall be converted into the Merger Consideration, as defined in the Merger Agreement.

You have asked our opinion as to whether the Merger Consideration is fair, from a financial point view, to the stockholders of SJB.

Chaffe & Associates, Inc. ("Chaffe"), through its experience in the securities industry, investment analysis and appraisal, and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalization, and valuations for corporate and other purposes, states that it is competent to provide the opinion as to the fairness of the Merger Consideration. Neither Chaffe nor any of its officers or employees has an interest in SJB, St. James Bank & Trust Co. (the "Bank"), or Regions Common Stock; however, Chaffe has recently performed a valuation of one of its subsidiaries for Regions for which it will receive a fee from Regions. The fee received for the preparation and delivery of the opinion is not dependent or contingent upon any transaction.

In connection with rendering its opinion, Chaffe, among other things: (i) reviewed a copy of the Merger Agreement; (ii) reviewed and analyzed certain publicly-available financial statements and other information of Regions; (iii) reviewed and analyzed certain internal financial statements and other financial and operating data concerning SJB and the Bank, prepared by the management of SJB, including budget projections; (iv) discussed the past and current operations and financial condition, and the prospects of SJB and the Bank with senior executives of SJB; (v) reviewed the historical prices and trading volumes of the shares of Regions Common Stock; (vi) compared the financial performance of Regions, and the prices and trading activity of the Regions Common Stock, with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms of business combinations in the commercial banking industry specifically and other industries generally, which Chaffe deemed generally comparable to the proposed transaction; (viii) considered a number of valuation methodologies, including among others, those that incorporate book value, deposit base premium and capitalization of earnings; and (ix) performed such valuations and such other studies and analyses as we deemed appropriate to this opinion.

In its review, Chaffe relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information and all other information

The Board of Directors
St. James Bancorporation
November      , 1998
Page 2

reviewed by it for purposes of its opinion. Chaffe did not make or obtain an independent review of SJB's assets or liabilities, nor was Chaffe furnished with any such appraisals. Chaffe relied solely on SJB for information as to the adequacy of their respective loan loss reserves and values of other real estate owned. With respect to SJB's projected financial results, Chaffe has assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SJB of future financial performance of SJB. This opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date hereof. Chaffe expressed no opinion on the tax consequences of the proposed transaction or the effect of any tax consequences on the value to be received by the holders of SJB Common Stock.

Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion on the date hereof that the Merger Consideration is fair, from a financial point of view, to the holders of SJB Common Stock.

                                     Very truly yours,

                                     CHAFFE & ASSOCIATES, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Registrant to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

        "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.

ITEM 21.  EXHIBITS.

EXHIBIT
NUMBER                                                     DESCRIPTION
------         --------------------------------------------------------------------------------------------------------------
  2.1   --     Agreement and Plan of Merger, dated as of July 17, 1998, by and between St. James Bancorporation, Inc. and
               Regions Financial Corporation  -- included as Appendix A to the Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation--incorporated by reference from S-4 Registration
               Statement of Regions Financial Corporation, file no. 333-67153
  4.2   --     By-laws of Regions Financial Corporation--incorporated by reference from S-4 Registration Statement of Regions Financial Corporation, file no. 333-67153.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Deloitte & Touche LLP
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird LLP -- included in Exhibit 8.
 23.5          Consent of  Chaffe & Associates
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.    --     Form of proxy.

ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 17th day of November, 1998.

                                          REGISTRANT:
                                          REGIONS FINANCIAL CORPORATION

                                               /s/ Richard D. Horsley
                                          BY: ----------------------------------
                                                   Richard D. Horsley
                                               Vice Chairman of the Board and
                                                Executive Financial Officer

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Horsley and Samuel E. Upchurch, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



      SIGNATURE                       TITLE                         DATE
--------------------------  -----------------------------     -----------------
/s/ Carl E. Jones, Jr.
--------------------------  President and Chief Executive     November 17, 1998
Carl E. Jones, Jr.              Officer and Director
                            (principal executive officer)

/s/ Richard D. Horsley
--------------------------  Vice Chairman of the Board and    November 17, 1998
Richard D. Horsley            Executive Financial Officer
                                     and Director
                             (principal financial officer)
/s/ Robert P. Houston
--------------------------  Executive Vice President and      November 17, 1998
Robert P. Houston                  Comptroller
                            (principal accounting officer)

      SIGNATURE                       TITLE                         DATE
--------------------------  -----------------------------     -----------------

/s/ Sheila S. Blair
--------------------------         Director                   November 17, 1998
Sheila S. Blair

/s/ James B. Boone, Jr.
--------------------------         Director                   November 17, 1998
James B. Boone, Jr.

/s/ Albert P. Brewer
--------------------------         Director                   November 17, 1998
Albert P. Brewer

/s/ James S.M. French
--------------------------         Director                   November 17, 1998
James S.M. French


--------------------------         Director
Barnett Grace


--------------------------         Director
Frank D. Hickingbotham

/s/ Olin B. King
--------------------------         Director                   November 17, 1998
Olin B. King

/s/ J. Stanley Mackin
--------------------------  Chairman of the Board             November 17, 1998
J. Stanley Mackin                 and Director


--------------------------         Director
Michael W. Murphy

/s/ Henry E. Simpson
--------------------------         Director                   November 17, 1998
Henry E. Simpson

/s/ Lee J. Styslinger, Jr.
--------------------------         Director                   November 17, 1998
Lee J. Styslinger, Jr.


--------------------------         Director
Robert J. Williams

                               INDEX TO EXHIBITS

                                                                                                           SEQUENTIALLY
EXHIBIT                                                                                                      NUMBERED
NUMBER                           DESCRIPTION                                                                   PAGE
-------        ------------------------------------------------------------------------------------------  ------------

  2.1   --     Agreement and Plan of Merger, dated as of July 17, 1998, by and between St. James
               Bancorporation, Inc. and Regions Financial Corporation  -- included as Appendix A to the Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation--incorporated by reference from S-4 Registration
               Statement of Regions Financial Corporation, file no. 333-67153.
  4.2   --     By-laws of Regions Financial Corporation--incorporated by reference from S-4 Registration
               Statement of Regions Financial Corporation, file no. 333-67153.
  5.    --     Opinion re: legality.
  8.    --     Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Deloitte & Touche LLP
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird LLP -- included in Exhibit 8.
 23.5          Consent of Chaffe & Associates
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.    --     Form of proxy.